Exhibit 10.1

Execution Version

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 19, 2021,

among

HANESBRANDS INC.,

MFB INTERNATIONAL HOLDINGS S.À R.L., and

HBI HOLDINGS AUSTRALASIA PTY LTD as the Borrowers,

VARIOUS FINANCIAL INSTITUTIONS AND

OTHER PERSONS FROM TIME TO TIME

PARTY TO THIS AGREEMENT

as the Lenders,

BANK OF AMERICA, N.A., BARCLAYS BANK PLC, HSBC BANK USA, N.A., PNC BANK,

NATIONAL ASSOCIATION, TRUIST BANK, N.A., AND WELLS FARGO BANK, N.A.,

as the Co-Syndication Agents

FIFTH THIRD BANK, NATIONAL ASSOCIATION, THE BANK OF NOVA SCOTIA, MUFG BANK,

LTD., AND GOLDMAN SACHS BANK USA,

as the Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent and the Collateral Agent

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., BARCLAYS BANK PLC, HSBC

SECURITIES (USA) INC., PNC CAPITAL MARKETS LLC, TRUIST SECURITIES INC., AND

WELLS FARGO SECURITIES

as Lead Arrangers

i

3.3	Fees and Other Charges	102
3.4	L/C Participations	102
3.5	Reimbursement Obligation of the Borrowers	104
3.6	Obligations Absolute	104
3.7	Letter of Credit Payments	105
3.8	Applications	105
3.9	Applicability of ISP and UCP	105

SECTION 4. REPRESENTATIONS AND WARRANTIES		105
4.1	Financial Condition	105
4.2	No Change	105
4.3	Existence; Compliance with Law	105
4.4	Corporate Power; Authorization; Enforceable Obligations	106
4.5	No Legal Bar	106
4.6	No Material Litigation	106
4.7	No Default	107
4.8	Ownership of Property; Liens	107
4.9	Intellectual Property	107
4.10	Taxes	107
4.11	Federal Regulations	107
4.12	ERISA	108
4.13	Investment Company Act	108
4.14	Subsidiaries	108
4.15	Environmental Matters	108
4.16	Accuracy of Information, etc.	108
4.17	Security Documents	109
4.18	Solvency	109
4.19	Anti-Terrorism	109
4.20	EEA Financial Institution. No Loan Party is an EEA Financial Institution	110
4.21	Margin Regulations	110

SECTION 5. CONDITIONS PRECEDENT		110
5.1	Conditions to Initial Extension of Credit	110
5.2	Conditions to Each Revolving Loan Extension of Credit, Australian Tranche Revolving Loan or Euro Tranche Revolving Loans After Closing Date	112
5.3	Euro Borrower	112

SECTION 6. AFFIRMATIVE COVENANTS		113
6.1	Financial Statements	113
6.2	Certificates; Other Information	114
6.3	Payment of Taxes	115
6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	115
6.5	Maintenance of Property; Insurance	115
6.6	Inspection of Property; Books and Records; Discussions	116
6.7	Notices	116
6.8	Future Guarantors, Security, etc.	117
6.9	Use of Proceeds	120
6.10	Post Closing	120
6.11	Changes in Jurisdiction or Organization; Name	120
6.12	Anti-Corruption Laws; Sanctions	120

SECTION 7. NEGATIVE COVENANTS		121
7.1	Business Activities; Fiscal Year	121

7.2	Indebtedness	121
7.3	Liens	123
7.4	Financial Covenants	126
7.5	Investments	126
7.6	Restricted Payments	128
7.7	Payments With Respect to Certain Indebtedness	128
7.8	Consolidation, Merger; Permitted Acquisitions, etc.	129
7.9	Permitted Dispositions	130
7.10	Modification of Certain Agreements	131
7.11	Transactions with Affiliates	131
7.12	Restrictive Agreements, etc.	131
7.13	Sale and Leaseback	132

SECTION 8. EVENTS OF DEFAULT		132
8.1	Events of Default	132

SECTION 9. THE ADMINISTRATIVE AGENT		135
9.1	Authorization and Action	135
9.2	Administrative Agent’s Reliance, Limitation of Liability, Etc.	138
9.3	Posting of Communications	139
9.4	The Administrative Agent Individually	140
9.5	Successor Administrative Agent and Issuing Lenders	141
9.6	Acknowledgements of Lenders, the Swing Line Lender and Issuing Lenders	142
9.7	Collateral Matters	144
9.8	Credit Bidding	144
9.9	Certain ERISA Matters	145
9.10	Authorization to Release Liens and Guarantees	146

SECTION 10. MISCELLANEOUS		146
10.1	Amendments and Waivers	146
10.2	Notices; Time	150
10.3	No Waiver; Cumulative Remedies	153
10.4	Survival of Representations and Warranties	153
10.5	Payment of Expenses; Indemnification	153
10.6	Successors and Assigns; Participations and Assignments	155
10.7	Adjustments; Set off	158
10.8	Counterparts	159
10.9	Severability	160
10.10	Integration	160
10.11	GOVERNING LAW	160
10.12	Submission to Jurisdiction; Waivers	160
10.13	Acknowledgments. Each Borrower hereby acknowledges that:	161
10.14	Confidentiality	161
10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens	163
10.16	Accounting Changes	164
10.17	WAIVERS OF JURY TRIAL	164
10.18	USA PATRIOT ACT	164
10.19	Effect of Certain Inaccuracies	164
10.20	Interest Rate Limitation	165
10.21	Payments Set Aside	165
10.22	Electronic Execution of Assignments and Certain Other Documents	165
10.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	165

10.24	Acknowledgement Regarding Any Supported QFCs	166

SCHEDULES(1)

Schedule 1.1A	Immaterial Subsidiaries
Schedule 1.1B	Specified Hedge Agreements
Schedule 1.1C	Existing Letters of Credit
Schedule 2.1	Commitments
Schedule 4.3	Existence; Compliance with Law
Schedule 4.4	Consents, Authorizations, Filings and Notices
Schedule 4.6	Litigation
Schedule 4.8	Liens
Schedule 4.14	Subsidiaries
Schedule 6.10	Post-Closing
Schedule 7.2	Existing Indebtedness
Schedule 7.3	Existing Liens
Schedule 7.5	Existing Investments
Schedule 7.9	Dispositions

EXHIBITS(1)

Exhibit A-1	Form of Term Loan Note
Exhibit A-2	Form of Revolving Note
Exhibit A-3	Form of Australian Tranche Revolving Note
Exhibit A-4	Form of Euro Tranche Revolving Note
Exhibit B	Form of Security Agreement
Exhibit C	Form of Intercreditor Agreement
Exhibit D	Form of Joinder Agreement
Exhibit E-1	Form of Increase Supplement
Exhibit E-2	Form of Lender Joinder Agreement
Exhibit F	Form of Borrowing Notice
Exhibit G	Form of Letter of Credit Request
Exhibit H	Form of Swing Line Loan Notice
Exhibit I	[Reserved]]
Exhibit J	Form of Assignment and Assumption
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Closing Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N-1	Form of Tax Certification
Exhibit N-2	Form of Tax Certification
Exhibit N-3	Form of Tax Certification
Exhibit N-4	Form of Tax Certification
Exhibit O	Form of U.S. Guaranty
Exhibit P	[Reserved]
Exhibit Q	Form of Australian Guaranty Reaffirmation
Exhibit R	[Reserved]
Exhibit S	Form of Euro Guaranty Reaffirmation
Exhibit T	Form of Lux Pledge Confirmation
Exhibit U	Form of Self-Declaration

(1)

Schedules and certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K, and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits or schedules upon request.

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 19, 2021 is among HANESBRANDS INC., a Maryland corporation (the “Parent Borrower”), MFB International Holdings S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 33-39, rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B 182.082 and a share capital of USD 1,082,489,958 (the “Lux Borrower”), HBI Holdings Australasia PTY LTD (formerly HBI Australia Acquisition Co. PTY LTD) (ACN 612 185 476) an Australian proprietary limited company (the “Australian Borrower”), solely following the satisfaction of the terms and conditions set forth in Section 5.3 hereof, HBI Italy Acquisition Co. S.R.L., a società a responsabilità limitata formed in Italy (the “Euro Borrower”), the various financial institutions and other Persons from time to time party to this Agreement (the “Lenders”), FIFTH THIRD BANK, NATIONAL ASSOCIATION, THE BANK OF NOVA SCOTIA, MUFG BANK, LTD., AND GOLDMAN SACHS BANK USA, as the co-documentation agents (in such capacities, the “Co-Documentation Agents”), BANK OF AMERICA, N.A., BARCLAYS BANK PLC, HSBC BANK USA, N.A., PNC BANK, NATIONAL ASSOCIATION, TRUIST BANK, N.A., AND WELLS FARGO BANK, N.A., as the co-syndication agents (in such capacities, the “Co-Syndication Agents”), JPMORGAN CHASE BANK, N.A., as the administrative agent and the collateral agent (in such capacities, the “Administrative Agent” and “Collateral Agent”, respectively) and JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., BARCLAYS BANK PLC, HSBC SECURITIES (USA) INC., PNC CAPITAL MARKETS LLC, TRUIST SECURITIES INC., AND WELLS FARGO SECURITIES, as the joint lead arrangers and bookrunners (in such capacities, the “Lead Arrangers”).

WHEREAS, the Borrowers (as defined below) are party to the Existing Credit Agreement (as defined below) and wish to amend and restate the Existing Credit Agreement on the terms set forth in this Agreement;

WHEREAS, each Lender on the signature pages hereto has agreed (i) to provide Revolving Commitments, Australian Tranche Revolving Commitments, Euro Tranche Revolving Commitments and Term Commitments, as applicable, in the amounts set forth next to its name on Schedule 2.1 hereto and (ii) to amend and restate the Existing Credit Agreement on the terms set forth in this Agreement;

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement as of the Closing Date, and the Existing Credit Agreement is hereby amended and restated in its entirety as follows as of the Closing Date:

SECTION 1.       DEFINITIONS

1.1         Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2024 Early U.S. Maturity Date” has the meaning set forth in the definition of “Term Maturity Date”.

“2024 Early Euro Maturity Date” has the meaning set forth in the definition of “Term Maturity Date”.

“2025 Early U.S. Maturity Date” has the meaning set forth in the definition of “Term Maturity Date”.

“2026 Early U.S. Maturity Date” has the meaning set forth in the definition of “Term Maturity Date”.

“2024 Senior Euro Notes” means the €500,000,000 aggregate principal amount of 3.5% senior unsecured notes due June 15, 2024 issued by the Parent Borrower pursuant to the Senior Euro Notes Documents.

“2024 Senior U.S. Notes” means the $900,000,000 aggregate principal amount of 4.625% senior unsecured notes due May 15, 2024 issued by the Parent Borrower pursuant to the Senior U.S. Notes Documents.

“2025 Senior U.S. Notes” means the $700,000,000 aggregate principal amount of 5.375% senior unsecured notes due May 15, 2025 issued by the Parent Borrower pursuant to the Senior U.S. Notes Documents.

“2026 Senior U.S. Notes” means the $900,000,000 aggregate principal amount of 4.875% senior unsecured notes due May 15, 2026 issued by the Parent Borrower pursuant to the Senior U.S. Notes Documents.

“ABR” means for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a one-month interest period beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17(b)), then ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if such rate shall be less than 1.00%, such rate shall be deemed to be 1.00%. Any change in the ABR due to a change in the Adjusted LIBO Rate, the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Adjusted LIBO Rate, the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes” has the meaning set forth in Section 10.16.

“Acquisition Documentation Date” is defined in the definition of “Permitted Acquisition”.

“Additional Obligations” means senior or subordinated Indebtedness (which Indebtedness may be (a) secured by all or any portion of the Collateral on a junior basis, (b) unsecured or (c) in the case of customary bridge financings or debt securities, secured by all or any portion of the Collateral on a pari passu basis), including customary bridge financings, in each case issued or incurred by the Borrowers or an Obligor, the terms of which do not provide for a maturity date or weighted average life to maturity earlier than the Latest Maturity Date or shorter than the weighted average life to maturity of the Latest Maturing Term Loans (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Latest Maturity Date or the weighted average life to maturity of the Latest Maturing Term Loans, as applicable); provided that (i) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Obligations, or be guaranteed by any Person other than the Obligors, and (ii) if secured by Collateral, such Indebtedness (and all related Obligations) shall be subject to the terms of an Intercreditor Agreement or an Other Intercreditor Agreement.

“Adjusted Consolidated Net Income” means for any period, the aggregate net income (or loss) of the Parent Borrower and its Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1)         the net income (or loss) of any Person that is not a Subsidiary except to the extent that dividends or similar distributions have been paid by such Person to the Parent Borrower or a Subsidiary;

(2)         the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent Borrower or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Parent Borrower or any of its Subsidiaries;

(3)         any gains or losses (on an after tax basis) attributable to asset dispositions;

(4)         all extraordinary, unusual or non-recurring gains, charges, expenses or losses;

(5)         the cumulative effect of a change in accounting principles;

(6)         any non-cash compensation expenses recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees;

(7)         any impairment charge or asset write off;

(8)         net cash charges associated with or related to any restructurings;

(9)         all (a) non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements); (b) any fees and expenses incurred by the Parent Borrower and its Subsidiaries in connection with the Transactions, including without limitation, any cash expenses incurred in connection with the termination or modification of any Swap Obligations in connection with the Transactions; (c) financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related costs and expenses of the Parent Borrower and its Subsidiaries incurred as a result of the acquisition of a majority of the Capital Stock of a target or of all or substantially all of a target’s assets or any division or line of business of a target, Investments, Dispositions and the issuance of Capital Stock or Indebtedness, all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related acquisition, Investment or Disposition; and (d) expenses incurred by the Parent Borrower or any Subsidiary to the extent reimbursed in cash by a third party;

(10)       all other non-cash charges, including unrealized gains or losses on agreements with respect to Swap Obligations and all non-cash charges associated with announced restructurings, whether announced previously or in the future; and

(11)         income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

“Adjusted Daily Simple SOFR” means Daily Simple SOFR plus 0.10% (10 basis points).

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted EURIBOR Rate as so determined would be less that the Floor, such rate shall deemed to be equal to the Floor for purposes of this Agreement.

“Adjusted LIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted LIBO Rate as so determined would be less that the Floor, such rate shall deemed to be equal to the Floor for purposes of this Agreement.

“Adjusted Term SOFR” means Term SOFR plus 0.10% (10 basis points).

“Administrative Agent” means JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.5.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agents” means the collective reference to the Collateral Agent and the Administrative Agent and solely for purposes of Sections 10.13 and 10.14, the Co-Syndication Agents, Co-Documentation Agents, and Lead Arrangers.

“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and unused Commitments in respect thereof, if any, then in effect and (ii) the aggregate amount of such Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Dollar Equivalent of such Lender’s Revolving Extensions of Credit then outstanding.

“Agreed Purposes” has the meaning set forth in Section 10.14.

“Agreement” has the meaning set forth in the introductory paragraph.

“Alternative Currency” means Euros, Australian Dollars and each other currency (other than US Dollars) that is approved in accordance with Section 1.4, in each case as applicable under the Revolving Facility, Australian Tranche Revolving Facility and Euro Tranche Revolving Facility.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the

Administrative Agent or the applicable Issuing Lender, as the case may be, at such time using the rate of exchange for the purchase of such Alternative Currency with US Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Alternative Currency with US Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in US Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Annual Operating Budget” has the meaning set forth in Section 6.2(c).

“Anti-Corruption Laws” has the meaning set forth in Section 4.19.

“Applicable Amortization Percentage” means the applicable rate per annum determined pursuant to the table set forth below:

Fiscal Quarter Ending	Amortization Percentage for Initial Term Loans
March 31, 2022 through June 30, 2023	2.50%
September 30, 2023 through June 30, 2025	5.0%
September 30, 2025 through September 30, 2026	7.50%

“Applicable Asset Sale Prepayment Percentage” means the applicable percentage determined pursuant to the table set forth below:

Consolidated Senior Secured Leverage Ratio	Asset Sale Prepayment Percentage
> 3.50:1.00	100%

< 3.50:1.00 but > 3.00:1.00	50%

< 3.00:1.00	0%

“Applicable Commitment Fee Rate” and “Applicable Margin” mean for any day, with respect to (a) the Applicable Margin for Loans, initially, 1.25% for Term Benchmark Loans and CBR Loans and 0.25% for ABR Loans and, from and after the date on which the financial statements for the first full fiscal quarter occurring after the Closing Date are delivered to the Lenders pursuant to Section 6.1, the applicable rate per annum determined pursuant to the table set forth below, (b) the Applicable Commitment Fee Rate, initially, 0.20% and, from and after the date on which the financial statements for the first full fiscal quarter occurring after the Closing Date are delivered to the Lenders pursuant to Section 6.1, the applicable rate per annum determined pursuant to the table set forth below:

Consolidated Net Total Leverage Ratio	Term Benchmark and CBR Loans	ABR Loans	Applicable Commitment Fee Rate
> 4.50:1.00	1.75%	0.75%	0.25%
< 4.50:1.00 but > 3.00:1.00	1.50%	0.50%	0.25%

< 3.00:1.00 but > 2.25:1.00	1.25%	0.25%	0.20%
< 2.25:1.00	1.00%	0.00%	0.15%

(a)         Changes in the Applicable Margin or the Applicable Commitment Fee Rate resulting from changes in the Consolidated Net Total Leverage Ratio shall become effective on the date that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, at the option of (and upon the delivery of notice (telephonic or otherwise) by) the Administrative Agent or the Required Lenders, until such financial statements are delivered, the Consolidated Net Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.50 to 1.00. In addition, at all times a Specified Event of Default shall have occurred and be continuing, the Consolidated Net Total Leverage Ratio shall for the purposes of the pricing grid be deemed to be greater than 4.50 to 1.00.

“Applicable Parties” has the meaning set forth in Section 9.3(c).

“Applicable Period” has the meaning set forth in Section 10.19.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent (or the Primary Australian Lender, as applicable) or the applicable Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of such borrowing or payment.

“Application” means an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Electronic Platform” has the meaning set forth in Section 9.3(a).

“Approved Fund” has the meaning set forth in Section 10.6(b).

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property by the Parent Borrower or any of its Restricted Subsidiaries not in the ordinary course of business (a) under Sections 7.9(n) and (p) and Section 7.13 or (b) not otherwise permitted under Section 7.9, in each case, which yields Net Cash Proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds) received by the Parent Borrower and its Subsidiaries in any period of twelve consecutive calendar months since the Closing Date in excess of $50,000,000.

“Assignee” has the meaning set forth in Section 10.6(b).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit J.

“AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the AUD Screen Rate at approximately 11:00 A.M., Sydney, Australia time, two Business Days prior to the beginning of such Interest Period; provided that, if the AUD Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“AUD Screen Rate” means, with respect to any Interest Period, the Australian Bank Bill Swap Reference Rate (Bid) as administered by ASX Benchmarks Pty Limited (or any other Person that takes over the administration of that rate) applicable to such Interest Period, displayed on page BBSY of the Thomson Reuters screen (or, on any successor or substitute page on such screen that displays such rate, or if such page or service ceases to be available, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Primary Australian Lender in its reasonable discretion after consultation with the Administrative Agent and the Australian Borrower) (the “BBSY Screen Rate”) provided, that, if the BBSY Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the BBSY Screen Rate shall not be available at such time for such Interest Period with respect to Australian Dollars, then the BBSY Rate shall be the sum of (i) the Australian Bank Bill Swap Reference Rate as administered by ASX Benchmarks Pty Limited (or any other person that takes over the administration of that rate) applicable to such Interest Period, displayed on page BBSW of the Thomson Reuters Screen (or, on any successor or substitute page on such screen that displays such rate, or if such page or service ceases to be available, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Primary Australian Lender in its reasonable discretion after consultation with the Administrative Agent and the Australian Borrower) (“BBSW Screen Rate”) and (ii) 0.05% per annum.

“Australian Amending Agreement” means the document entitled “Australian Revolving Facility Agreement – Second Amending Agreement” dated on or about the date of this Agreement, between, among others, the Australian Borrower, each Australian Subsidiary Party thereto and Westpac Banking Corporation and Westpac New Zealand Limited as lender.

“Australian Borrower” has the meaning set forth in the preamble.

“Australian Corporations Act” means the Corporation Act 2001(Cth),

“Australian Dollar” means the lawful currency of Australia.

“Australian Facility Agreements” means (i) the document entitled ‘Australian Revolving Facility Agreement’ originally dated 15 July 2016 between the Australian Borrower, Westpac Banking Corporation (ABN 33 007 457 141) and Westpac New Zealand Limited, (ii) the document entitled ‘overdraft and set-off agreement’ dated 13 July 2021 between Hanes New Zealand Limited and Westpac New Zealand Limited, in each case as amended from time to time and (iii) the Group Set-Off Facility dated on or about 15 July 2016 between, among others, the Australian Borrower and Westpac Banking Corporation.

“Australian Facilities Effective Date” means 29 April 2015.

“Australian Guaranty” means the Australian Guaranty, dated as of November 11, 2016, executed and delivered by an Authorized Officer of each Obligor, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Australian Guaranty Reaffirmation” means the reaffirmation of the Australian Guaranty in the form of Exhibit Q hereto, to be entered into on the Closing Date, among each Obligor and the Administrative Agent.

“Australian Lenders” means each Lender that has an Australian Tranche Revolving Commitment or that holds Australian Tranche Revolving Loans.

“Australian Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Australian Obligors arising under or in connection with a Loan Document, Specified Hedge Agreements, any Cash Management Obligations, and Foreign Working Capital Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1(f), whether or not allowed in such proceeding) on the Australian Tranche Revolving Facility; provided that Australian Obligations shall not include Excluded Swap Obligations.

“Australian Obligor” means, as the context may require, the Australian Borrower and each Australian Subsidiary Guarantor.

“Australian Security Agreement” means: (i) the general security deed dated 4 July 2016 between the Australian Borrower and the Collateral Agent and (ii) the general security deed dated 11 November 2016 between certain of the Australian Subsidiary Guarantors and the Collateral Agent, in each case as amended from time to time..

“Australian Security Agreement Amendment” means the amendment to the Australian Security Agreement to be entered into on the Closing Date among the Australian Borrower, Australian Subsidiary Guarantors and the Collateral Agent.

“Australian Subsidiary” means a Foreign Subsidiary of the Australian Borrower organized under the laws of Australia (or, at the option of the Australian Borrower, any Foreign Subsidiary that is the direct or indirect parent of the Australian Borrower) other than: (i) a Receivables Subsidiary, (ii) a not-for-profit Subsidiary, (iii) a joint venture or non-wholly owned Subsidiary, (iv) an Immaterial Subsidiary, (v) any Subsidiary that is not wholly-owned directly or indirectly by the Parent Borrower, (vi) a Subsidiary prohibited by law or contract from guaranteeing or granting Liens to secure any of the Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guaranty (but in the case of such guaranty being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary); provided that each such Subsidiary shall cease to be excluded from the definition of “Australian Subsidiary” solely pursuant to this clause (vi) if such consent, approval, license or authorization has been obtained, (vii) with respect to which the Parent Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guaranty of the Obligations are excessive in relation to the benefits to the Lenders, (viii) a Subsidiary, acquired after the Closing Date, that does not have the legal capacity to provide a guarantee of the Obligations (provided that the lack of such legal capacity does not arise from any action or omission of Parent Borrower or any other Obligor), (ix) any Subsidiary with respect to which the providing of a guarantee of the Obligations, in the reasonable judgment of the Parent Borrower, could reasonably be expected to result in adverse tax consequences, (x) a Subsidiary acquired pursuant to an acquisition financed with secured Indebtedness permitted to be incurred under Section 7.2(i) and each Subsidiary that is a Subsidiary thereof to the extent such secured Indebtedness prohibits such Subsidiary from becoming an Obligor; provided that each such Subsidiary shall cease to be excluded from the definition of “Australian Subsidiary” solely pursuant to this clause (x) if such secured Indebtedness is repaid or becomes unsecured, if such Subsidiary ceases to guarantee such secured Indebtedness or such prohibition no longer exists, as applicable and (xi) a direct or indirect Subsidiary of any Subsidiary excluded from the definition of “Australian Subsidiary” pursuant to the foregoing clauses (i), (ii) and (iii).

“Australian Subsidiary Guarantor” means each Australian Subsidiary that has executed and delivered to the Administrative Agent the Australian Guaranty (including by means of a delivery of a supplement thereto).

“Australian Tax Act” means the Income Tax Assessment Act of 1936 (Commonwealth) (Aus) or

Income Tax Assessment Act of 1997 (Commonwealth) (Aus) (as applicable).

“Australian Tax Consolidated Group” means a Consolidated Group or a MEC Group as defined in the Australian Tax Act.

“Australian Tax Sharing Agreement” means an agreement between members of an Australian Tax Consolidated Group that satisfies the requirements of section 721-25 of the Australian Tax Act for being a valid tax sharing agreement and complies with the Australian Tax Act and any applicable law, official direct, request, guidelines or policy (whether or not having the force of law) issued in connection with the Australian Tax Act.

“Australian Tranche Revolving Commitment” means, with respect to any Lender, such Lender’s obligation (if any) to make Australian Tranche Revolving Loans pursuant to Section 2.4(b). The aggregate amount of the Australian Tranche Revolving Commitments as of the Closing Date is $50,000,000.

“Australian Tranche Revolving Commitment Increase” has the meaning set forth in Section 2.25(a).

“Australian Tranche Revolving Facility” has the meaning set forth in the definition of “Facility”.

“Australian Tranche Revolving Loans” has the meaning set forth in Section 2.4(b).

“Australian Tranche Revolving Percentage” means, as to any Australian Lender at any time, the percentage which such Lender’s Australian Tranche Revolving Commitment then constitutes of the aggregate Australian Tranche Revolving Commitments or, at any time after the Australian Tranche Revolving Commitments shall have expired or terminated, the percentage which such Australian Lender’s Australian Tranche Revolving Loans then outstanding constitutes of the aggregate Australian Tranche Revolving Loans then outstanding.

“Australian Withholding Tax” means any Australian Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Australian Tax Act or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth).

“Authorized Officer” means, relative to any Obligor, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, secretary, assistant secretary and those of its other officers, general partners, managing members, or any manager (in the case of an Obligor governed by a board of managers) (as applicable), in each case whose signatures and incumbency shall have been certified to the Agents, the Lenders and the Issuing Lenders.

“Available Amount” means, on any date of determination thereof, an amount equal to:

(a)           $400,000,000, plus

(b)         50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) less the amount of any net reduction in Investments included pursuant to clause (d) below that would otherwise be included in Adjusted Consolidated Net Income accrued on a cumulative basis during the period (taken as one accounting period) beginning on the Fourth Amendment Effective Date and ending on the last day of the last Fiscal Quarter preceding such date of determination for which reports have been filed with the SEC or provided to the Administrative Agent pursuant to Section 6.1(a) or (b), plus

(c)         the aggregate Net Cash Proceeds received by the Parent Borrower after the Fourth Amendment Effective Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Capital Stock) to a Person who is not a Subsidiary of the Parent Borrower, including the Net Cash Proceeds received by the Parent Borrower from any issuance or sale of convertible Indebtedness of the Parent Borrower subsequent to the Fourth Amendment Effective Date but only upon the conversion of such Indebtedness into Capital Stock (other than

Disqualified Capital Stock) of the Parent Borrower, or from the issuance to a Person who is not a Subsidiary of the Parent Borrower of any options, warrants or other rights to acquire Capital Stock of the Parent Borrower (in each case, exclusive of any Disqualified Capital Stock or any options, warrants or other rights that are redeemable at the option of the holder, or required to be redeemed, prior to the Latest Maturity Date), plus

(d)         an amount equal to the net reduction in Investments in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case, to the Parent Borrower or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (whether or not any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), not to exceed, in each case, the aggregate amount of all Investments previously made by the Parent Borrower or any Subsidiary in such Person; minus

(e)         the sum of (i) the amount of such Available Amount used to make any Investments pursuant to Section 7.5(k) and (o), (ii) the amount of such Available Amount used to incur Indebtedness by Foreign Subsidiaries pursuant to Section 7.2(h), (iii) the amount of such Available Amount used to make Restricted Payments pursuant to Section 7.6(e), (iv) the amount of such Available Amount used to pay or prepay Indebtedness pursuant to clause (1)(B) of the proviso in Section 7.7(a) and (v) the amount of such Available Amount used to make Permitted Acquisitions pursuant to the first proviso in Section 7.8(b).

“Available Australian Tranche Revolving Commitment” means, as to any Australian Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Australian Tranche Revolving Commitment then in effect (including any New Loan Commitments which are Australian Tranche Revolving Commitments) over (b) such Lender’s Australian Tranche Revolving Loans then outstanding.

“Available Euro Tranche Revolving Commitment” means, as to any Euro Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Euro Tranche Revolving Commitment then in effect (including any New Loan Commitments which are Euro Tranche Revolving Commitments) over (b) such Lender’s Euro Tranche Revolving Loans then outstanding.

“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect (including any New Loan Commitments which are Revolving Commitments) over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for US Dollars or any Alternative Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period or any term rate or otherwise, for determining any frequency or making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.17.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BBSW Screen Rate” has the meaning set forth in the definition of “AUD Rate”.

“BBSY Screen Rate” has the meaning set forth in the definition of “AUD Rate”.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Relevant Rate for US Dollars or such applicable Alternative Currency; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for US Dollars or such Alternative Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.17.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1)         in the case of any Loan denominated in US Dollars, Adjusted Term SOFR;

(2)         in the case of any Loan denominated in US Dollars, Adjusted Daily Simple SOFR;

(3)         the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to Adjusted Term SOFR.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable

Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Alternative Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Parent Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Parent Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)         in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

(3)         in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Parent Borrower pursuant to Section 2.17(c); or

(4)         in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefited Lender” has the meaning set forth in Section 10.7(a).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowers” means the Parent Borrower, the Lux Borrower, the Australian Borrower and the Euro Borrower; provided that the Euro Borrower shall only be a Borrower hereunder following the satisfaction of the terms and conditions set forth in Section 5.3 hereof,

“Borrower Materials” has the meaning set forth in Section 10.2(c).

“Borrowing Date” means any Business Day specified by the applicable Borrower as a date on which the applicable Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice” means a notice of borrowing delivered pursuant to Section 2.5, substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Business” means the business activities and operations of the Parent Borrower and/or its Subsidiaries on the Closing Date.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that (a) in relation to the calculation or computation of LIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (c) in relation to Loans denominated in Australian Dollars and in relation to the calculation or computation of BBSY, any day (other than a Saturday or a Sunday) on which banks are open for business in Sydney and Melbourne, Australia.

“Calculation Date” means as defined in Section 1.3(a).

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a lease under which obligations are Capital Lease Obligations but excluding any amount representing capitalized interest) of fixed or capital assets, computer software or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted

Acquisition and any other Investment permitted hereunder; (ii) any expenditures to the extent financed with any Reinvestment Deferred Amount; (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit; and (iv) capital expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Capital Stock) made to the Borrowers after the Closing Date.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding the foregoing, all leases of the Parent Borrower and its Restricted Subsidiaries that were (or if entered into after such date, would have been) treated as operating leases for purposes of GAAP prior to January 1, 2019 shall continue to be (or, as applicable, shall be) accounted for as operating leases regardless of any change in or application of GAAP following such date pursuant to ASC 842 or otherwise that would require such leases to be treated as capital leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Collateralized” means , with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms reasonably satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

“Cash Equivalents” means:

(a)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within 18 months from the date of acquisition thereof;

(b)         (i) debt securities with a maturity of 365 days or less issued by any member nation of the European Union, the United Kingdom, Switzerland, Canada or any of its provinces, Australia or any other country whose debt securities are rated by S&P and Moody’s A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an “Approved Jurisdiction”) or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction, (ii) debt securities in an aggregate principal amount not to exceed $1,000,000 with a maturity of 365 days or less issued by any nation in which any Subsidiary of the Parent Borrower has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation and (iii) shares of any money market fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) or (b) above, (B) has net assets in excess of $500,000,000 and (C) has obtained from either S&P or Moody’s the highest rating obtainable for such a money market fund in the relevant country;

(c)         commercial paper having a rating, at the time of acquisition thereof, by S&P of at least A- 1 or by Moody’s of at least P-1 and in either case maturing within 270 days from the date of acquisition thereof;

(d)         certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof or any Approved Jurisdiction which has a combined capital and surplus and undivided profits of not less than $500,000,000 and which has a credit rating of A2 or higher from Moody’s or A or higher from S&P;

(e)         fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)         mutual funds investing solely in assets of the type described in clauses (a) through (d) above;

(g)         shares of money market, mutual or similar funds having net assets in excess of $500,000,000 maturing or being due or payable in full not more than 18- days after acquisition thereof and the investments of which are limited to securities rated at least Aa3 by Moody’s or at least AA- by S&P; and

(h)         variable rate demand notes rated at least Aa3 by Moody’s or at least AA- by S&P.

“Cash Management Obligations” means obligations owed by the Parent Borrower or any Subsidiary to any Lender or any Affiliate of a Lender or any Person that was a Lender or an Affiliate of a Lender at the time the relevant cash management arrangements were entered into in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, credit or debit cards, or any automated clearing house transfers of funds, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management arrangements.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“Central Bank Rate” means (A) the greater of (i) for any Loan denominated in (a) Euro, one of the following three rates which may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (b) any other Alternative Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) Australian Dollars or any other Alternative Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable currency for a maturity of one month.

“Change in Law” means (a) the adoption of any law, rule or regulation, or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority.

“Change of Control” means

(a)         any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Securities representing more than 35% of the Capital Securities of the Parent Borrower on a fully diluted basis; or

(b)         the occurrence of any “Change of Control” (or similar term) under (and as defined in) any Senior Notes Document.

“Charges” has the meaning set forth in Section 10.20.

“Closing Date” means November 19, 2021.

“Co-Documentation Agents” means Fifth Third Bank, National Association, The Bank of Nova Scotia, MUFG Bank, Ltd. and Goldman Sachs Bank USA.

“Co-Syndication Agents” means Bank of America, N.A., Barclays Bank PLC, HSBC Bank USA, N.A., PNC Bank, National Association, Truist Bank, N.A. and Wells Fargo Bank, N.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties under the Security Documents and any of its successors and permitted assigns in such capacity.

“Commitment” means, as to any Lender, the Term Commitment, Revolving Commitment, Australian Tranche Revolving Commitment, Euro Tranche Revolving Commitment, Extended Revolving Commitment and/or New Loan Commitment(s) (in each case, if any) of such Lender.

“Committed Reinvestment Amount” has the meaning set forth in the definition of “Reinvestment Prepayment Amount.”

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Parent Borrower or any of its Subsidiaries within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent Borrower or any of its Subsidiaries and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan” has the meaning set forth in Section 4.12(b).

“Communications” has the meaning set forth in Section 9.3(c).

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit K.

“Confidential Information” has the meaning set forth in Section 10.14.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum of

(a)         Consolidated Net Income, plus

(b)         to the extent deducted in determining Consolidated Net Income, the sum of (i) depreciation and amortization (including amortization of deferred financing fees or costs), (ii) Federal, state, local and foreign income withholding, franchise, state single business unitary and similar Tax expense, (iii) Consolidated Net Interest Expense, (iv) all amounts in respect of extraordinary, unusual or non-recurring losses and (v) other non-cash losses, charges, or expenses, including impairment of long-lived assets, and non-cash compensation expense, plus

(c)         transaction costs, fees, losses and expenses (in each case whether or not any transaction is actually consummated) (including those relating to the transactions contemplated hereby (including any amendments or waivers of the Loan Documents), and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted by Section 7.2, Dispositions permitted by Section 7.5, or any Permitted Acquisition or other Investment permitted by Section 7.7, plus

(d)         losses (with any gains resulting in a corresponding reduction to Consolidated EBITDA) for any recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items; plus

(e)         “run rate” cost savings, operating expense reductions and synergies projected in good faith by the Parent Borrower to be realized within 18 months as a result of actions taken in connection with Permitted Acquisitions or other acquisitions or investments permitted under this Agreement (for the avoidance of doubt, not duplicative of any other benefits realized during such period and otherwise added-back under this definition of Consolidated EBITDA) in an amount not to exceed 25.0% of Consolidated EBITDA (prior to giving effect to such add-back), minus

(f)         to the extent included in determining such Consolidated Net Income, the sum of (i) interest income, (ii) non-cash gains, (iii) extraordinary cash gains and (iv) tax credits for any of the taxes of a type described in clause (b)(ii) above (to the extent not netted from the tax expense described in such clause (b)(ii)), (v) any cash payments made during such period in respect of non-cash items described in clause (b)(v) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, in each case, as determined on a consolidated basis for Parent Borrower in accordance with GAAP;

provided that for purposes of calculating Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Parent Borrower or any of its Restricted Subsidiaries during such period and assuming any synergies (other than, for the avoidance of doubt, revenue synergies), cost savings and other operating improvements to the extent certified by the Parent Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 18 months following such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) (provided that the aggregate amount added back pursuant to this proviso, shall not exceed 25% of Consolidated EBITDA for such period (prior to giving effect to such addbacks)) and (B) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, Disposed of by the Parent Borrower or any of the Restricted Subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Disposition or such designation, as the case may be, occurred on the first day of such period). With respect to each Subsidiary or joint venture of which the Parent Borrower’s direct and/or indirect percentage ownership is less than 90%, for purposes of calculating Consolidated EBITDA, the amount of income attributable to such Subsidiary or joint venture, as applicable, that shall be counted for such purposes shall equal the product of (x) the Parent Borrower’s direct and/or indirect percentage ownership of such Subsidiary or joint venture and (y) the aggregate amount of the applicable item of such Subsidiary or joint venture, as applicable, except to the extent the application of GAAP already takes into account the non-wholly owned subsidiary relationship. Notwithstanding the foregoing, Consolidated EBITDA shall be calculated without giving effect to the effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Investment (including any Permitted Acquisition) and any other acquisition or Investment. Unless otherwise qualified, all references to “Consolidated EBITDA in this Agreement shall refer to Consolidated EBITDA of the Parent Borrower.

“Consolidated Net Income” means, for any period, the aggregate of all amounts which would be included as net income on the consolidated financial statements of the Parent Borrower and its Subsidiaries for such period.

“Consolidated Net Interest Coverage Ratio means, as of any date of determination, the ratio of (a) Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period to (b) Consolidated Net Interest Expense of the Parent Borrower and its Restricted Subsidiaries for such period.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, minus (b) the sum of (i) total cash interest income of such Person and its Restricted Subsidiaries for such period (excluding any interest income earned on receivables due from clients), in each case determined in accordance with GAAP plus (ii) any one time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Borrowers, those paid in connection with the Loan Documents or in connection with any amendment thereof: provided that the term “Consolidated Net Interest Expense” shall not include any interest expense attributable to a Permitted Factoring Facility. Unless otherwise qualified, all references to “Consolidated Net Interest Expense” in this Agreement shall refer to Consolidated Net Interest Expense of the Parent Borrower.

“Consolidated Net Total Leverage” means, at any date, (a) the Total Debt of the Parent Borrower and its Restricted Subsidiaries on such date, minus (b) Unrestricted Cash of the Parent Borrower and its Subsidiaries (other than any Subsidiaries organized under the laws of China).

“Consolidated Net Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Total Leverage on such day to (b) Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Senior Secured Leverage” means, at any date, (a) the Total Senior Secured Debt of the Parent Borrower and its Restricted Subsidiaries on such date that is secured by the Collateral.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Leverage on such day to (b) Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Assets” means the total assets of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Parent Borrower for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or 6.1(b).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” has the meaning set forth in Section 10.24(a).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning set forth in Section 2.12(e).

“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means, subject to Section 2.7(a), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent, the Swing Line Lender or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder (unless such notification relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within seven Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs or attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Non-cash Consideration” means the fair market value at the time received (as determined in good faith by the Parent Borrower) of non-cash consideration received by the Parent Borrower or its Subsidiaries in connection with any Disposition pursuant to Section 7.9(n) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer, setting forth the basis of such valuation (which amount shall be reduced by the fair market value of the portion of such non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition). “Designation Date” has the meaning set forth in in Section 2.26(f). A particular item of Designated Noncash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed.

“Designation Date” has the meaning set forth in Section 2.26(f).

“Discretionary Obligor” has the meaning set forth in Section 6.8(e).

“Discretionary Refinancings” means, at the Parent Borrower’s option, (i) the redemption of the Parent Borrower’s 2025 Senior U.S. Notes from the proceeds of the Loans, together with cash on hand, and (ii) the refinance part of that certain Working Capital Facility Agreement, dated as of July 15, 2016, among the Australian Borrower, the other Australian subsidiaries party thereto, Westpac Banking Corporation and Westpac New Zealand Limited.

“Disposition” means with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise) transactions other than (i) to another Obligor, (ii) by a Foreign Subsidiary to any other Foreign Subsidiary, (iii) by a Receivables Subsidiary to any other Person or (iv) customary derivatives issued in connection with the issuance of convertible debt. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date (other than (i) upon payment in full of the Obligations (other than (A) indemnification and other contingent obligations not yet due and owing and (B) Obligations in respect of Specified Hedge Agreements, Foreign Working Capital Obligations or Cash Management Obligations) or (ii) upon a “change in control” or disposition of all or substantially all of the assets of the issuer thereof; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than (A) indemnification and other contingent obligations not yet due and owing and (B) Obligations in respect of Specified Hedge Agreements, Foreign Working Capital Obligations or Cash Management Obligations) that are accrued and payable and the termination of the Commitments); provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Parent Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in US Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent of such amount in US Dollars determined by using the rate of exchange for the purchase of US Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of US Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in US Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in US Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Domestic Subsidiary” means any direct or indirect Restricted Subsidiary organized under the laws of any jurisdiction within the United States.

“Early Opt-in Election” means, if the then-current Benchmark with respect to US Dollars is the LIBO Rate, the occurrence of:

(1)         a notification by the Administrative Agent to (or the request by the Parent Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding US Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)         the joint election by the Administrative Agent and the Parent Borrower to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Parent Borrower and the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, natural resources or human health and safety as it relates to Releases of Materials of Environmental Concern, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by the Parent Borrower or any Restricted Subsidiary of its Capital Stock in a public or private offering.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto, and the rules and regulations promulgated thereunder

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Parent Borrower.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Borrower” has the meaning set forth in the preamble.

“Borrower Joinder Agreement” means a joinder to this Agreement in form reasonably satisfactory to the Administrative Agent, among Euro Borrower and the Administrative Agent.

“Euro Guaranty” means the Amended and Restated Euro Term Loan Guaranty, dated as of November 11, 2016, executed and delivered by an Authorized Officer of each Obligor, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Euro Guaranty Reaffirmation” means the reaffirmation of the Euro Guaranty in the form of Exhibit S hereto, to be entered into on the Closing Date, among each Obligor and the Administrative Agent.

“Euro Lender” means each Lender that has an Euro Tranche Revolving Commitment or that holds Euro Tranche Revolving Loans.

“Euro Obligations” means all obligations (monetary or otherwise, to the extent permitted under any applicable law, whether absolute or contingent, matured or unmatured) of the Euro Obligors arising under or in connection with a Loan Document, Specified Hedge Agreements, any Cash Management Obligations, Reimbursement Obligation and Foreign Working Capital Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1(f), whether or not allowed in such proceeding) on the Euro Revolving Loans and Euro Tranche Revolving Loans; provided, that Euro Obligations shall not include Excluded Swap Obligations. For the avoidance of doubt, Euro Obligations shall include “Euro Term Loan Obligations” as set forth in the Existing Credit Agreement and as referenced in any Loan Document or the Australian Facilities Agreements.

“Euro Obligor” means, as the context may require, the Euro Borrower, the Lux Borrower, each Euro Subsidiary Guarantor, each Australian Obligor and each U.S. Obligor.

“Euro Revolving Loans” means any Revolving Loans borrowed by the Euro Borrower.

“Euro Security Document” has the meaning set forth in Section 6.8(d).

“Euro Subsidiary Guarantor” means each Foreign Subsidiary of Lux Borrower (or a Foreign Subsidiary of the Parent Borrower that is the direct or indirect, at the option of the Lux Borrower, parent of the Lux Borrower) that has executed and delivered to the Administrative Agent the Euro Guaranty (including by means of a delivery of a supplement thereto); provided that the following shall not be required to become a Euro Subsidiary Guarantor: (i) a Receivables Subsidiary, (ii) a not-for-profit Subsidiary, (iii) a joint venture or non-wholly owned Subsidiary, (iv) an Immaterial Subsidiary, (v) any Subsidiary that is not wholly-owned directly or indirectly by the Parent Borrower, (vi) a Subsidiary prohibited by law or contract from guaranteeing or granting Liens to secure any of the Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guaranty (but in the case of such guaranty being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary); provided that each such Subsidiary shall cease to be an excluded from the definition of “Euro Subsidiary Guarantor” solely pursuant to this clause (vi) if such consent, approval, license or authorization has been obtained, (vii) with respect to which the Parent Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guaranty of the Obligations are excessive in relation to the benefits to the Lenders, (viii) a Subsidiary, acquired after the Closing Date, that does not have the legal capacity to provide a guarantee of the Obligations (provided that the lack of such legal capacity does not arise from any action or omission of Parent Borrower or any other Obligor), (ix) any Subsidiary with respect to which the providing of a guarantee of the Obligations, in the reasonable judgment of the Parent Borrower, could reasonably be expected to result in adverse tax consequences, (x) a Subsidiary acquired pursuant to an acquisition financed with secured Indebtedness permitted to be incurred under Section 7.2(i) and each Subsidiary that is a Subsidiary thereof to the extent such secured Indebtedness prohibits such Subsidiary from becoming an Obligor; provided that each such Subsidiary shall cease to be excluded from the definition of “Euro Subsidiary Guarantor” solely pursuant to this clause (x) if such secured Indebtedness is repaid or becomes unsecured, if such Subsidiary ceases to Guarantee such secured Indebtedness or such prohibition no longer exists, as applicable, (xi) any Subsidiary included in the HEI Disposition and (xi) a direct or indirect Subsidiary of any Subsidiary excluded from the definition of “Euro Subsidiary Guarantor” pursuant to the foregoing clauses (i), (ii) and (iii).

“Euro Tranche Revolving Commitment” means, with respect to any Lender, such Lender’s obligation (if any) to make Euro Tranche Revolving Loans pursuant to Section 2.4(c). The aggregate amount of the Euro Tranche Revolving Commitments as of the Closing Date is $50,000,000; provided that, prior to the satisfaction of the terms and conditions set forth in Section 5.3, the Euro Tranche Revolving Commitments shall be fully allocated to the Revolving Facility as Revolving Commitments and the aggregate Euro Tranche Revolving Commitments shall be zero.

“Euro Tranche Revolving Commitment Increase” has the meaning set forth in Section 2.25(a).

“Euro Tranche Revolving Facility” has the meaning set forth in the definition of “Facility”.

“Euro Tranche Revolving Loans” has the meaning set forth in Section 2.4(c).

“Euro Tranche Revolving Percentage” means, as to any Euro Tranche Lender at any time, the percentage which such Lender’s Euro Tranche Revolving Commitment then constitutes of the aggregate Euro Tranche Revolving Commitments or, at any time after the Euro Tranche Revolving Commitments shall have expired or terminated, the percentage which such Euro Lender’s Euro Tranche Revolving Loans then outstanding constitutes of the aggregate Euro Tranche Revolving Loans then outstanding.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Capital Stock” means (a) any Capital Stock with respect to which, in the reasonable judgment of the Parent Borrower and the Administrative Agent, the cost of pledging such Capital Stock in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) any Capital Stock to the extent that the pledge thereof to secure the Obligations would, in the reasonable judgment of the Parent Borrower, result in adverse tax or regulatory consequences to the Parent Borrower or any of the Parent Borrower’s Subsidiaries (provided that any such designation of Capital Stock as Excluded Capital Stock shall be subject to prior consultation with the Administrative Agent ), (c) solely in the case of any pledge of Capital Stock of any Foreign Subsidiary or any Foreign Subsidiary Holding Company to secure the Obligations, any Capital Stock of any class of such Foreign Subsidiary or such Foreign Subsidiary Holding Company in excess of 65% of the outstanding Capital Stock of such class (such percentage to be adjusted by mutual agreement (not to be unreasonably withheld, conditioned or delayed) upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to the Parent Borrower, any of the Parent Borrower’s Subsidiaries or any Affiliates of the foregoing), (d) any Capital Stock of any Subsidiary of a Foreign Subsidiary or a Foreign Subsidiary Holding Company, (e) any Capital Stock to the extent the pledge thereof would violate any applicable Requirement of Law, (f) the Capital Stock of any special purpose entity, any Immaterial Subsidiary (for so long as such Subsidiary remains an Immaterial Subsidiary), any captive insurance entities, any not-for-profit Subsidiary or any Unrestricted Subsidiary and (g) in the case of any Capital Stock of any Subsidiary that is the subject of a Lien permitted under Section 7.3(e) securing Indebtedness permitted under Section 7.2(i) and Section 7.3(j) securing Indebtedness permitted under Section 7.2(n) any Capital Stock of each such Subsidiary to the extent that (i) a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Obligations (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code) or (ii) any Contractual Obligation prohibits such a pledge without the consent of the other party; provided that this clause (ii) shall not apply if (A) such other party is a Loan Party or a wholly-owned Subsidiary or (B) consent has been obtained to consummate such pledge and for so long as such Contractual Obligation or replacement or renewal thereof is in effect or (iii) a pledge thereof to secure the Obligations would give any other party to a Contractual Obligation the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law); provided that this clause (iii) shall not apply if such other party is a Loan Party or a wholly-owned Subsidiary.

“Excluded Collateral” has the meaning set forth in the Security Agreement.

“Excluded Guaranty Subsidiary” means any Subsidiary which is excluded from the definitions of “Australian Subsidiary”, “Lux Subsidiary”, “Euro Subsidiary Guarantor” or “U.S. Subsidiary”.

“Excluded Swap Obligation” means, with respect to any Subsidiary which is a Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary of, or the grant by such Subsidiary of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Tax” means any of the following Taxes imposed on or with respect to any recipient or required to be withheld or deducted from a payment to a recipient, (i) Taxes imposed on or measured by net income or net profits (however denominated, including, without limitation, any net value of production (valore della produzione netta) for the purposes of Italian regional tax on productive activities (IRAP)), branch profits Taxes and franchise Taxes, in each case, (A) imposed on the Administrative Agent or any Lender as a result of the Administrative Agent or any Lender (or, in the case of a pass-through entity, any of its beneficial owners) being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) with respect to any Lender (or, in the case of a pass-through entity, any of its beneficial owners), any withholding Tax imposed on amounts payable under any Loan Document to or for the account of such Lender (or beneficial owner) pursuant to laws in effect at the time such Lender becomes a party hereto (or changes its applicable lending office), whichever is later, except to the extent that such Lender (or its assignor, if any), immediately prior to the time of designation of a new lending office (or assignment), was entitled to receive additional amounts from a Loan Party in respect of such withholding Tax pursuant to Section 2.20, (iii) any withholding Taxes imposed as a result of the failure of a Lender or Administrative Agent (or, in the case of a pass-through entity, any of its beneficial owners) to comply with the provisions of Section 2.20(e), 2.20(f), 2.20(g), 2.20(i) or 2.20(m), (iv) any withholding Taxes imposed under FATCA, (v) any deduction or withholding on account of Tax imposed by Luxembourg under the law of 23 December 2005, as amended and (vi) in respect of the Australian Borrower, in relation to any withholding or deduction on account of the Obligors receiving a direction under section 255 of the Australian Tax Act or section 260-5 of Schedule 1 to the Taxation Administration Act 1953 (Cth) or any similar law.

“Existing Australian Tranche Revolving Loans” has the meaning set forth in Section 2.26(a).

“Existing Australian Tranche Revolving Tranche” has the meaning set forth in Section 2.26(a).

“Existing Credit Agreement” means the Credit Agreement dated as of September 5, 2006, as amended and restated as of December 10, 2009, as amended by that First Amendment, dated as of February 17, 2011, as amended by that Second Amendment, dated as of July 13, 2012, as amended by that Third Amendment, dated as of July 23, 2013, as amended by that Fourth Amendment, dated as of November 26, 2013, as further amended and restated as of July 30, 2014, as further amended and restated on April 29, 2015, as further amended and restated as of December 15, 2017 and as further amended, supplemented or modified prior to the Closing Date, among the Parent Borrower, the lenders party thereto, JPMorgan, as administrative agent and collateral agent, and the co-documentation agents, syndication agents and lead arrangers party thereto.

“Existing Euro Tranche Revolving Loans” has the meaning set forth in Section 2.26(a).

“Existing Euro Tranche Revolving Tranche” has the meaning set forth in Section 2.26(a).

“Existing Letters of Credit” means Letters of Credit issued prior to, and outstanding on, the Closing Date and disclosed on Schedule 1.1D.

“Existing Loans” has the meaning set forth in Section 2.26(a).

“Existing Revolving Loans” has the meaning set forth in Section 2.26(a).

“Existing Revolving Tranche” has the meaning set forth in Section 2.26(a).

“Existing Term Loans” has the meaning set forth in Section 2.26(a).

“Existing Term Tranche” has the meaning set forth in Section 2.26(a).

“Existing Tranche” has the meaning set forth in Section 2.26(a).

“Extended Australian Tranche Revolving Commitments” has the meaning set forth in Section 2.26(a).

“Extended Australian Tranche Revolving Tranche” has the meaning set forth in Section 2.26(a).

“Extended Euro Tranche Revolving Commitments” has the meaning set forth in Section 2.26(a).

“Extended Euro Tranche Revolving Tranche” has the meaning set forth in Section 2.26(a).

“Extended Loans” has the meaning set forth in Section 2.26(a).

“Extended Revolving Commitments” has the meaning set forth in Section 2.26(a).

“Extended Revolving Tranche” has the meaning set forth in Section 2.26(a).

“Extended Term Loans” has the meaning set forth in Section 2.26(a).

“Extended Term Tranche” has the meaning set forth in Section 2.26(a).

“Extended Tranche” has the meaning set forth in Section 2.26(a).

“Extending Lender” has the meaning set forth in Section 2.26(b).

“Extension” has the meaning set forth in Section 2.26(b).

“Extension Amendment” has the meaning set forth in Section 2.26(c).

“Extension Date” has the meaning set forth in Section 2.26(e).

“Extension Election” has the meaning set forth in Section 2.26(b).

“Extension Request” has the meaning set forth in Section 2.26(a).

“Extension Series” means all Extended Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility” means each of (a) the Initial Term Loans (the “Term Facility”), (b) any New Loan Commitments and the New Loans made thereunder (each, a “New Facility”), (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”), (d) the Australian Tranche Revolving Commitments and the Australian Tranche Revolving Loans (the “Australian Tranche Revolving Facility”), (e) the Euro Tranche Revolving Commitments and the Euro Tranche Revolving Loans (the “Euro Tranche Revolving Facility”), (f) any Extended Loans (of the same Extension Series), (g) any Extended Revolving Commitments (of the same Extension Series) (each, an “Extended Revolving Facility”), (h) any Refinancing Term Loans of the same Tranche and (i) any Refinancing Revolving Commitments of the same Tranche.

“Fair Market Value” means with respect to any assets, Property (including Capital Stock) or Investment, the fair market value thereof as determined in good faith by the Parent Borrower or, with respect to any such Property or Investment with a fair market value in excess of $25,000,000, as determined in good faith by the Board of Directors of the Borrower; provided that, for purposes of the definition of “Asset Sale” and Section 9, the determination shall be made as of the date on which a legally binding commitment for the applicable Disposition or exchange was entered into.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“FCA” has the meaning set forth in Section 1.8.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Payment Date” means (a) the fifteenth Business Day following the last Business Day of each March, June, September and December and (b) with respect to the Revolving Commitments, the last day of the Revolving Commitment Period.

“Fixed Amounts” has the meaning set forth in Section 1.9.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate, EURIBOR Rate or AUD Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted LIBO Rate, Adjusted EURIBOR Rate, AUD Rate or the Central Bank Rate shall be zero.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by the Parent Borrower or any of its Subsidiaries, or any other entity related to the Parent Borrower or any of its Subsidiaries on a controlled group basis.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Parent Borrower or any of its Subsidiaries or any other entity related to the Parent Borrower or any of its Subsidiaries on a controlled group basis.

“Foreign Plan Event” means with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with any applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary” means any Restricted Subsidiary of the Parent Borrower that is not a Domestic Subsidiary or a Receivables Subsidiary.

“Foreign Subsidiary Holding Company” means any Restricted Subsidiary of the Parent Borrower which is a Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock or Indebtedness of one or more Foreign Subsidiaries (or Restricted Subsidiaries thereof) and other assets relating to an ownership interest in such Capital Stock or Indebtedness, or Restricted Subsidiaries.

“Foreign Working Capital Lender” means each Person that is (or at the time such Indebtedness was incurred, was) a Lender or an Affiliate of a Lender to whom a Foreign Subsidiary owes Indebtedness that was permitted to be incurred pursuant to clause (n) of Section 7.2 (it being understood and agreed that such Indebtedness owed by a Foreign Subsidiary to a Lender or an Affiliate of a Lender (“Foreign Working Capital Obligations”) shall be Obligations hereunder; provided, that for any Foreign Working Capital Obligations to be included as “Obligations” on any date of determination by the Administrative Agent, the applicable Foreign Working Capital Lender must have delivered to the Administrative Agent prior to such date of determination a notice designating such Foreign Working Capital Obligations as Obligations.

“Foreign Working Capital Obligations” is defined in the definition of “Foreign Working Capital Lender”.

“Fourth Amendment Effective Date” means December 15, 2017.

“Funding Office” means the office of the Administrative Agent (or Primary Australian Lender) specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent (or Primary Australian Lender) as its funding office by written notice to the Parent Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes and the Parent Borrower notifies the Administrative Agent that it will effect such change, without limiting Section 10.16, effective from and after the date on which such transition from GAAP to IFRS is completed by the Parent Borrower, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guarantees” means, collectively, the U.S. Guaranty, Australian Guaranty and the Euro Guaranty.

“Guaranty Reaffirmations” means, collectively, the Australian Guaranty Reaffirmation and the Euro Guaranty Reaffirmation.

“Hedge Agreements” means all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Parent Borrower or any Restricted Subsidiary.

“HEI” means, Hanes Holdings Lux S.à r.l. and all of its direct and indirect Subsidiaries.

“HEI Disposition” means the disposition of HEI to an affiliate of Regent, L.P., pending the completion of consultation with the European and French works councils representing employees of the European Innerwear business and customary closing conditions.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, on any date, any Subsidiary of the Parent Borrower designated as such by the Parent Borrower, but only to the extent that such Subsidiary has: (a) assets in an amount less than 5% of Consolidated Total Assets as of the last day of the Fiscal Quarter most recently ended as of or prior to such time; and (b) revenues in an amount less than 5% of the total gross revenues of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis for the 12-month period ending on the last day of each of the two Fiscal Quarters most recently ended as of or prior to such time; provided that at no time shall all Immaterial Subsidiaries have in the aggregate assets (determined on a consolidated basis as of the last day of each of the two Fiscal Quarters most recently ended as of or prior to such time) and revenues (determined on a consolidated basis for the 12-month period ending on the last day of each of the two Fiscal Quarters most recently ended as of or prior to such time) in excess of 5% of Consolidated Total Assets or annual consolidated revenues, respectively, of the Parent Borrower and its Restricted Subsidiaries. As of the Closing Date, the Subsidiaries listed on Schedule 1.1A are hereby designated by the Parent Borrower as Immaterial Subsidiaries.

“Impacted LIBO Rate Interest Period” has the meaning set forth in the definition of “LIBO Rate”.

“Increased Amount Date” has the meaning set forth in Section 2.25(a).

“Incurrence-Based Amounts” has the meaning set forth in Section 1.9.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (ii) all monetary obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person, (iii) all Capital Lease Obligations of such Person, (iv) for purposes of Section 8.1(h) only, net Swap Obligations of such Person,

(v) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses in the ordinary course of business), (vi) indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided that in the event such indebtedness is limited in recourse solely to the property subject to such Lien, for the purposes of this Agreement the amount of such indebtedness shall not exceed the greater of the book value or the fair market value (as determined in good faith by the Parent Borrower’s board of directors) of the property subject to such Lien), (vii) [reserved], (viii) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts and other than in connection with any Permitted Securitization or any Permitted Factoring Facility, (ix) all obligations (other than intercompany obligations) of such Person pursuant to any Permitted Securitization (other than Standard Securitization Undertakings) or any Permitted Factoring Facility, and (x) all Contingent Liabilities of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” means (a) to the extent the following would be reflected on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Parent Borrower and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements; provided that (i) the Obligations and (ii) Indebtedness of any Receivables Subsidiary or a Subsidiary who is party to a Permitted Factoring Facility, shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities” has the meaning set forth in Section 10.5.

“Indemnitee” has the meaning set forth in Section 10.5.

“Initial Term Loans” has the meaning set forth in Section 2.1.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means with respect to any Multiemployer Plan, that such Multiemployer Plan is subject to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights (including rights in software and data), copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, inventions, trade secrets, know-how, methods and processes, and all registrations, applications and common law rights for any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the intercreditor agreement substantially in the form of Exhibit C to be entered into as required by the terms hereof.

“Interest Payment Date” means (a) as to any ABR Loan, the fifteenth Business Day following the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period” means, as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six or (if available from all Lenders under the relevant Facility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of continuation or conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six or (with the consent of each affected Lender under the relevant Facility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then-current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)

if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)

any Interest Period that would otherwise extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Termination Date or such due date, as applicable; and

(iii)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments” means, with respect to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, and (ii) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Issuing Lenders” means (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., (c) Barclays Bank PLC, (d) HSBC Bank USA, N.A., (e) PNC Bank, National Association, (f) Truist Bank, N.A., (g) Wells Fargo Bank, N.A. and (h) any other Revolving Lender reasonably acceptable to the Parent Borrower and the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delated) with the consent of such other Revolving Lender.

“Italian Banking Law” means Legislative Decree No. 385 of 1 September 1993 and the relevant implementing regulations, each as amended, integrated and supplemented from time to time.

“Italian Civil Code” means the Italian codice civile, the initial version of which was approved by Italian Royal Decree No. 262 of 16 March 1942, as amended, integrated and supplemented from time to time

“Italian Insolvency Law” means, collectively:

(a)	the Italian Royal Decree No. 267 of 16 March, 1942 (Disciplina del fallimento, del concordato preventivo, e della liquidazione coatta amministrativa) (as subsequently amended and supplemented); and

(b)	the Italian Legislative Decree no. 14 of 12 January 2019, as amended and supplemented from time to time.

“Joinder Agreement” means an agreement substantially in the form of Exhibit D.

“Latest Maturing Term Loans” means, at any date of determination, the Tranche (or Tranches) of Term Loans maturing later than all other Term Loans outstanding on such date.

“Latest Maturity Date” means, at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.

“L/C Commitment” means $150,000,000 in the aggregate, and with respect to each individual Issuing Lender, the amount set forth next to its name on Schedule 2.1.

“L/C Disbursements” has the meaning set forth in Section 3.4.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired face amount of the then-outstanding Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit that have not then been reimbursed. The L/C Obligations of any Lender at any time shall be its Revolving Percentage of the total L/C Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, upon notice from the Administrative Agent to the applicable Borrower such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants” means the collective reference to all the Revolving Lenders other than the applicable Issuing Lender and, for purposes of Section 3.4(d), the collective reference to all Revolving Lenders.

“L/C Shortfall” has the meaning set forth in Section 3.4(d).

“Lead Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Barclays Bank PLC, HSBC Securities (USA) Inc., PNC Capital Markets LLC, Truist Securities Inc. and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and bookrunners.

“Lender” and “Lenders” have the respective meanings set forth in the introductory paragraph.

“Lender-Related Person” has the meaning set forth in Section 10.5(b).

“Letter of Credit Request” means a request for the issuance of a Letter of Credit delivered pursuant to Section 3.2, substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent and the relevant Issuing Lender, appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Letters of Credit” has the meaning set forth in Section 3.4(a).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Interpolated Rate” means at any time, with respect to any Term Benchmark Borrowing denominated in Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period for which the LIBO Screen Rate is available that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time.

“LIBO Screen Rate” means for any day and time, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such US Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that, if the LIBO Screen Rate shall be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.

“LIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to such Dollars then the LIBO Rate shall be the LIBO Interpolated Rate.

“LIBOR” has the meaning set forth in Section 1.8.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means (a) any acquisition by one or more of the Parent Borrower and its Subsidiaries of any assets, business or Person permitted by this Agreement or any other Investment permitted by Section 7.5, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (b) any Restricted Payment requiring irrevocable notice or declaration in advance thereof.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means this Agreement, the Security Agreement, the U.S. Guaranty, the Euro Guaranty, any applicable Euro Security Document, the Luxembourg Pledge Agreements, the Australian Guaranty, the Australian Security Agreements, the Australian Security Agreement Amendment and the Notes (if any), together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“Loan Parties” means the Borrowers and each Obligor.

“Lux Borrower” has the meaning set forth in the preamble.

“Lux Subsidiary” means a Foreign Subsidiary of the Lux Borrower organized under the laws of the Grand Duchy of Luxembourg other than: (i) a Receivables Subsidiary, (ii) a not-for-profit Subsidiary, (iii) a joint venture or non-wholly owned Subsidiary, (iv) an Immaterial Subsidiary, (v) any Subsidiary that is not wholly-owned directly or indirectly by the Parent Borrower, (vi) a Subsidiary prohibited by law or contract from guaranteeing or granting Liens to secure any of the Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guaranty (but in the case of such guaranty being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary); provided that each such Subsidiary shall cease to be an excluded from the definition of “Lux Subsidiary” solely pursuant to this clause (vi) if such consent, approval, license or authorization has been obtained, (vii) with respect to which the Parent Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guaranty of the Obligations are excessive in relation to the benefits to the Lenders, (viii) a Subsidiary, acquired after the Closing Date, that does not have the legal capacity to provide a guarantee of the Obligations (provided that the lack of such legal capacity does not arise from any action or omission of Parent Borrower or any other Obligor), (ix) any Subsidiary with respect to which the providing of a guarantee of the Obligations, in the reasonable judgment of the Parent Borrower, could reasonably be expected to result in adverse tax consequences, (x) a Subsidiary acquired pursuant to an acquisition financed with secured Indebtedness permitted to be incurred under Section 7.2(i) and each Subsidiary that is a Subsidiary thereof to the extent such secured Indebtedness prohibits such Subsidiary from becoming an Obligor; provided that each such Subsidiary shall cease to be excluded from the definition of “Lux Subsidiary” solely pursuant to this clause (x) if such secured Indebtedness is repaid or becomes unsecured, if such Subsidiary ceases to Guarantee such secured Indebtedness or such prohibition no longer exists, as applicable, (xi) any Subsidiary included in the HEI Disposition and (xii) a direct or indirect Subsidiary of any Subsidiary excluded from the definition of “Lux Subsidiary” pursuant to the foregoing clauses (i), (ii) and (iii).

“Luxembourg Account Pledge Agreements” means (i) a Luxembourg law governed account pledge agreement originally dated 12 April 2016 and made by and between Hanes Global Holdings Luxembourg S.à r.l. as pledgor and the Collateral Agent, and (ii) a Luxembourg law governed account pledge agreement originally dated 10 October 2016 and made by and between Hanesbrands GP Luxembourg S.à r.l. as pledgor and the Collateral Agent

“Luxembourg Pledge Agreements” means (i) the Luxembourg Account Pledge Agreements, (ii) the Luxembourg Receivables Pledge Agreements, (iii) the Luxembourg Share Pledge Agreement and (ii) any supplemental pledge agreement governed by the laws of the Grand Duchy of Luxembourg executed and delivered by the Parent Borrower or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, to further protect or perfect the

Lien on and security interest in any Capital Securities issued by such Foreign Subsidiary constituting Collateral (as defined in the Security Agreement).

“Lux Pledge Confirmation” means the Reaffirmation of each Luxembourg Pledge Agreement in the form of Exhibit T hereto, to be entered into on the Closing Date, among each Obligor and the Administrative Agent.

“Luxembourg Receivables Pledge Agreements” means (i) a Luxembourg law governed receivables pledge agreement originally dated 12 April 2016 and made by and between Hanes Global Holdings Luxembourg S.à r.l. as pledgor and the Collateral Agent, and (ii) a Luxembourg law governed receivables pledge agreement originally dated 12 April 2016 and made by and between the Lux Borrower as pledgor and the Collateral Agent

“Luxembourg Share Pledge Agreement” means (i) a Luxembourg law governed share pledge agreement originally dated 12 April 2016 and made between Upel Inc., HBI International, LLC and Confecciones El Pedregal Inc. as pledgors, the Collateral Agent and Hanes Global Holdings Luxembourg S.à r.l. as company, (ii) a Luxembourg law governed share pledge agreement originally dated 12 April 2016 and made between HBI Branded Apparel Limited Inc. and Hanes Global Holdings Luxembourg S.à r.l. as pledgors, the Collateral Agent and the Lux Borrower as company, and (iii) a Luxembourg law governed share pledge agreement originally dated 10 October 2016 and made between the Lux Borrower as pledgor, the Collateral Agent and Hanesbrands GP Luxembourg S.à r.l. as company.

“Majority Facility Lenders” means with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans as the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or (i) in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Revolving Commitments, (ii) in the case of the Australian Tranche Revolving Facility, prior to any termination of the Australian Tranche Revolving Commitments, the holders of more than 50% of the Australian Tranche Revolving Commitments, (iii) in the case of the Euro Tranche Revolving Facility, prior to any termination of the Euro Tranche Revolving Commitments, the holders of more than 50% of the Euro Tranche Revolving Commitments, (iv) in the case of any New Facility that is a revolving credit facility, prior to any termination of the New Loan Commitments under such Facility, the holders of more than 50% of the New Loan Commitments under such Facility, (v) in the case of any Extended Revolving Facility, prior to any termination of the Extended Revolving Commitments under such Facility, the holders of more than 50% of the Extended Revolving Commitments under such Facility, (vi) in the case of any Extended Australian Tranche Revolving Facility, prior to any termination of the Extended Australian Tranche Revolving Commitments under such Facility, the holders of more than 50% of the Extended Australian Tranche Revolving Commitments under such Facility or (vii) in the case of any Extended Euro Tranche Revolving Facility, prior to any termination of the Extended Euro Tranche Revolving Commitments under such Facility, the holders of more than 50% of the Extended Euro Tranche Revolving Commitments under such Facility); provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, operations, or assets of the Parent Borrower and its Subsidiaries (other than any Receivables Subsidiary) taken as a whole, (ii) the validity or enforceability of any of the Loan Documents or the rights and remedies of any Secured Party under any Loan Document or (iii) the ability of any Obligor to perform when due its payment Obligations under any Loan Document.

“Material Permitted Acquisition” means a Permitted Acquisition for an aggregate cash consideration equal to or in excess of $250,000,000.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to any Environmental Law.

“Maximum Incremental Facilities Amount” means, at any date of determination (or, in the case of a Limited Condition Acquisition, at the option of the Parent Borrower, as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into) an amount not in excess of:

(a)         the sum of (i) the greater of (A) $1,050,000,000 and (B) 100% of Consolidated EBITDA for the most recently ended Test Period (calculated on a pro forma basis) plus (ii) all voluntary prepayments, repurchases, redemptions or retirements of the Term Loans, any New Term Loans and any Additional Obligations, all voluntary permanent commitment reductions of the Revolving Facility, Australian Tranche Revolving Facility, Euro Tranche Revolving Facility and any Revolving Commitment Increases, Australian Tranche Revolving Commitment Increases and Euro Tranche Revolving Commitment Increases with respect to Indebtedness that was not incurred (or deemed incurred by way of reallocation) in reliance on the Incremental Ratio Amount, in each case, to the extent secured on a pari passu basis with the Facilities, so long as such prepayment or commitment reduction is effected on or prior to the date of any such incurrence (including all loan buy-backs and yank-a-bank payments, with credit limited to the purchase amount of such prepayment (rather than the face amount), (other than any such prepayments, repurchases or reductions to the extent funded with the proceeds of Indebtedness for Borrowed Money (other than revolving indebtedness)) (collectively, the “Incremental Fixed Amount”)); provided, that the amount under clause (i) or (ii) of such Incremental Fixed Amount, as the case may be, shall be reduced (but not to an amount less than zero) by the outstanding principal amount of any Revolving Commitment Increases, New Term Loans and/or Additional Obligations incurred in reliance on such clause (i) or (ii) as applicable; plus

(b)         the amount that would result in a Consolidated Senior Secured Leverage Ratio, calculated on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith, not exceeding 3.50:1.00 without netting the cash proceeds of any New Revolving Loans, New Australian Tranche Revolving Loans or New Euro Tranche Revolving Loans (with (i) all New Loan Commitments deemed to be drawn in full for purposes of this clause (b) and (ii) 50% of Revolving Commitments, Australian Tranche Revolving Commitments, Euro Tranche Revolving Commitments and Permitted Securitizations deemed drawn for purposes of this clause (b)), New Term Loans and/or Additional Obligations (clause (b), the “Incremental Ratio Amount”);

provided, that any Indebtedness incurred in reliance on clause (b) above shall be treated as senior secured Indebtedness for purposes of the Consolidated Senior Secured Leverage Ratio, whether or not such Indebtedness is senior secured Indebtedness.

“Maximum Rate” has the meaning set forth in Section 10.20.

“Minimum Exchange Tender Condition” has the meaning set forth in Section 2.27(b).

“Minimum Extension Condition” has the meaning set forth in Section 2.26(g).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith; (ii) taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Parent Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Parent Borrower or any Domestic Subsidiary as a result thereof and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Indebtedness for Borrowed Money, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Facility” has the meaning set forth in the definition of “Facility.”

“New Lender” has the meaning set forth in Section 2.25(c).

“New Loan Commitments” has the meaning set forth in Section 2.25(a).

“New Loans” means any loan made by any New Lender pursuant to this Agreement.

“New Revolving Commitment” has them meaning set forth in Section 2.25(a).

“New Revolving Loans” has the meaning set forth in Section 2.25(b).

“New Term Loan Commitment” has the meaning set forth in Section 2.25(a).

“New Term Loans” has the meaning set forth in Section 2.25(b).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Excluded Taxes” (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Documents, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-Extending Lender” has the meanings set forth in Section 2.26(d).

“Non-US Lender” has the meaning set forth in Section 2.20(d).

“Note” means any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit A-1, Exhibit A-2, Exhibit A-3 or Exhibit A-4, as applicable, or such other form as agreed upon by the Administrative Agent and the Parent Borrower.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans (including Swing Line Loans), the Reimbursement Obligations, the Foreign Working Capital Obligations and all other obligations and liabilities of the Borrowers to the Administrative Agent, the Collateral Agent or to any Lender (or, in the case of Specified Hedge Agreements or Cash Management Obligations of the Parent Borrower or any of its Subsidiaries any Lender or any Affiliate of any Lender (or any Person that was an Affiliate of a Lender at the time the Specified Hedge Agreement or Cash Management Obligation, as applicable, was entered into) party to such Specified Hedge Agreement or Cash Management Obligation), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, Foreign Working Capital Obligations or Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise; provided that (a) obligations of the Borrowers or any of the Obligors under any Specified Hedge Agreement, Foreign Working Capital Obligations or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Obligors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreement, Foreign Working Capital Obligations or any Cash Management Obligations and (c) the “Obligations” of a Subsidiary shall exclude any Excluded Swap Obligations with respect to such Subsidiary.

“Obligor” means, as the context may require, the U.S. Obligors, the Euro Borrower, the Euro Obligors, the Australian Obligors, any Discretionary Obligor and each other Person (other than a Secured Party) obligated (other than Persons solely consenting to or acknowledging such document) under any Loan Document.

“OFAC” has the meaning set forth in Section 4.19.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Organic Document” means, with respect to any Obligor, as applicable, the current and consolidated version of its articles or certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Collateral Agent.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (including any interest, additions to tax or penalties applicable thereto), except (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24), (ii) any Luxembourg registration duties (droits d’enregistrement) payable in the case of voluntary registration of any Loan Document by a Secured Party with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg, or registration of the Loan Documents in Luxembourg when such registration is not required to enforce the rights of such Secured Party under the Loan Documents or (iii) any Italian taxes that are stamp or documentary Taxes or any other excise or property taxes, charges or similar levies (a) associated with any assignment, transfer or sub-participation by any Lender unless the assignment, transfer or sub-participation is performed at the request of any Borrower or (b) due as a result of registration or other action by any Lender or Agent where such registration or action is (A) not necessary to maintain, preserve, establish, enforce, perfect or protect the rights of the Secured Parties under the Loan Documents, (B) not required by any competent tax administration or supervisory body or (C) relating to interest and penalties due as a consequence of the willful misconduct, fraud or gross negligence of a Lender or Agent.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark Borrowings denominated in US Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Pari Passu Debt” means Indebtedness that is secured by a Lien on the Collateral ranking equal with the Lien on such Collateral securing the Obligations, either pursuant to the Intercreditor Agreement or one or more Other Intercreditor Agreements.

“Participant” has the meaning set forth in Section 10.6(c)(i).

“Participant Register” has the meaning set forth in Section 10.6(c)(iii).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment” has the meaning set forth in Section 9.6(c)(i).

“Payment Amount” has the meaning set forth in Section 3.5.

“Payment Notice” has the meaning set forth in Section 9.6(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of a majority of the Capital Stock of a target or all or substantially all of a target’s assets or any division or line of business of a target or merger) by the Parent Borrower or any Subsidiary from any Person of a business in which the following conditions are satisfied:

(a)          the Parent Borrower shall have delivered a certificate either (i) on the date of execution of the definitive acquisition agreement for such acquisition (the “Acquisition Documentation Date”) or (ii) on the date of the closing of such acquisition, certifying that as of the date of delivery of such certificate, before and after giving effect to such acquisition, the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and no Default has occurred and is continuing or would result therefrom; and

(b)         the Parent Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters for which financial statements have been delivered or are required to have been delivered pursuant to Section 6.1 immediately preceding either (i) the Acquisition Documentation Date or (ii) the date such acquisition is consummated (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 6.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.1.

“Permitted Business” has the meaning set forth in Section 7.1.

“Permitted Debt Exchange” has the meaning set forth in Section 2.27(a).

“Permitted Debt Exchange Notes” has the meaning set forth in Section 2.27(a).

“Permitted Debt Exchange Offer” has the meaning set forth in Section 2.27(a).

“Permitted Factoring Facility” means any and all agreements or facilities entered into by the Parent Borrower or any of its Subsidiaries for the purpose of factoring its receivables for cash consideration.

“Permitted Liens” has the meaning set forth in Section 7.3.

“Permitted Refinancing Obligations” means senior or subordinated Indebtedness (which Indebtedness may be (a) secured by the Collateral on a junior basis, (b) unsecured or (c) in the case of Indebtedness incurred under this Agreement, customary bridge financings or debt securities, secured by the Collateral on a pari passu basis), including customary bridge financings, in each case issued or incurred by the Borrowers or an Obligor to refinance Indebtedness and/or Revolving Commitments incurred under this Agreement and the Loan Documents, including Indebtedness incurred to pay fees, discounts, premiums and expenses in connection therewith; provided that (i) the terms of such Indebtedness, other than a revolving credit facility that does not include scheduled commitment reductions prior to maturity, shall not provide for a maturity date or weighted average life to maturity earlier than the maturity date or shorter than the weighted average life to maturity of the Indebtedness being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the maturity date or the weighted average life to maturity of the Indebtedness being refinanced, as applicable), (ii) any such Indebtedness that is a revolving credit facility shall not mature prior to the maturity date of the revolving commitments being replaced, (iii) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Obligations, or be guaranteed by any Person other than the Obligors and (iv) if secured by Collateral, such Indebtedness (and all related Obligations) either shall be incurred under this Agreement on a senior secured pari passu basis with the other Obligations or shall be subject to the terms of an Intercreditor Agreement or an Other Intercreditor Agreement.

“Permitted Refinancings” means with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness; provided that (a) there is no increase in the principal amount (or accrued value) thereof (excluding accrued interest, fees, discounts, premiums and expenses), (b) the weighted average life to maturity of such Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being refinanced and (ii) the remaining weighted average life to maturity of the Latest Maturing Term Loans (other than a shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter weighted average life to maturity than the shorter of (i) the weighted average life to maturity of the Indebtedness being refinanced and (ii) the remaining weighted average life to maturity of the Latest Maturing Term Loans), (c) immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Default shall be continuing (or, in the case of an incurrence of Indebtedness that is necessary or advisable (as determined by the Parent Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into (or, if applicable, the date of delivery of an irrevocable notice or declaration of such Limited Condition Acquisition)), (d) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations or any Guarantees thereof, such refinancing Indebtedness shall be subordinated in right of payment to such Obligations or such Guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced and (e) with respect to any such Indebtedness that is secured, neither the Parent Borrower nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, modifications, refundings, renewals or extensions except to the extent that such Person was (or, when initially incurred could have been) such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, replaced, refunded, renewed or extended.

“Permitted Reorganizations” means reorganizations and other activities related to tax planning and other reorganizations, whether or not consummated, in each case, to the extent the Administrative Agent’s security interests in the Collateral are not materially impaired (as reasonably determined in good faith by the Borrowers); provided that no Permitted Reorganization may result in the re-domiciliation of any Borrower.

“Permitted Securitization” means any Disposition by the Parent Borrower or any of its Subsidiaries consisting of Receivables and related collateral, credit support and similar rights and any other assets that are customarily transferred in a securitization of receivables, pursuant to one or more securitization programs, to a Receivables Subsidiary or a Person who is not an Affiliate of the Parent Borrower; provided that (i) the consideration to be received by the Parent Borrower and its Subsidiaries other than a Receivables

Subsidiary for any such Disposition consists of cash, a promissory note or a customary contingent right to receive cash in the nature of a “hold-back” or similar contingent right, (ii) no Default shall have occurred and be continuing or would result therefrom and (iii) the aggregate outstanding balance of Indebtedness in respect of all such programs at any point in time is not in excess of the greater of (x) $600,000,000 and (y) 12.0% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means, at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA but excluding a Foreign Plan) and in respect of which the Parent Borrower, any of its Subsidiaries or any “Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, including a Multiemployer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.

“Platform” has the meaning set forth in Section 10.2(c).

“Primary Australian Lender” means Westpac Banking Corporation.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Unsecured Indebtedness” has the meaning set forth in Section 7.2(s).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock and Intellectual Property.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Information” has the meaning set forth in Section 10.2(c).

“Public Lender” has the meaning set forth in Section 10.2(c).

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to the Parent Borrower or any Subsidiary in connection with a Permitted Securitization or Permitted Factoring Facility, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“QFC Credit Support” has the meaning set forth in Section 10.24.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rate Determination Notice” has the meaning set forth in Section 2.22.

“Real Property” means, collectively, all right, title and interest of the Parent Borrower or any other Subsidiary in and to any and all parcels of real property owned or operated by the Parent Borrower or any other Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivable” shall mean a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the UCC and any supporting obligations.

“Receivables Subsidiary” shall mean any wholly owned Subsidiary of the Parent Borrower (or another Person in which the Parent Borrower or any Subsidiary makes an Investment and to which the Parent Borrower or one or more of its Subsidiaries transfer Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors (or other governing body if such Subsidiary is not a corporation) of the applicable Subsidiary (as provided below) as a Receivables Subsidiary and which meets the following conditions:

(a)         no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary:

(i)         is guaranteed by the Parent Borrower or any Subsidiary (that is not a Receivables Subsidiary);

(ii)         is recourse to or obligates the Parent Borrower or any Subsidiary (that is not a Receivables Subsidiary); or

(iii)         subjects any property or assets of the Parent Borrower or any Subsidiary (that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(b)         with which neither the Parent Borrower nor any Subsidiary (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and

(c)         to which neither the Parent Borrower nor any Subsidiary (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the applicable Subsidiary shall be evidenced by a certified copy of the resolution of the Board of Directors of such Subsidiary giving effect to such designation and an officer’s certificate certifying, to the best of such officer’s knowledge and belief, that such designation complies with the foregoing conditions

“Recovery Event” means any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any Domestic Subsidiary that is a Restricted Subsidiary, which yields Net Cash Proceeds in any period of twelve consecutive calendar months since the Closing Date, in excess of $100,000,000.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is AUD Rate, 11:00 a.m. Sydney, Australia time two Business Days preceding the date of such setting, and (4) if such Benchmark is none of the LIBO Rate, the EURIBOR Rate or AUD Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Australian Tranche Revolving Commitments” has the meanings set forth in Section 10.1(e).

“Refinanced Euro Tranche Revolving Commitments” has the meaning set forth in Section 10.1(f).

“Refinanced Revolving Commitments” has the meanings set forth in Section 10.1(d).

“Refinanced Term Loans” has the meaning set forth in Section 10.1(c).

“Refinancing” means the repayment of Indebtedness under and termination of the Existing Credit Agreement on the Closing Date.

“Refinancing Australian Tranche Revolving Commitments” has the meaning set forth in Section 10.1(e).

“Refinancing Euro Tranche Revolving Commitments” has the meaning set forth in Section 10.1(f).

“Refinancing Revolving Commitments” has the meaning set forth in Section 10.1(d).

“Refinancing Term Loans” has the meaning set forth in Section 10.1(c).

“Register” has the meaning set forth in Section 10.6(b)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice signed on behalf of any Loan Party by a Responsible Officer stating that such Loan Party (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets or make investments useful in the Business.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount (or the relevant portion thereof, as contemplated by clause (ii) of the definition of “Reinvestment Prepayment Date”) relating thereto less any amount contractually committed by the applicable Loan Party (directly or indirectly through a Subsidiary) to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire assets or make investments useful in the Business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after the receipt of the Net Cash Proceeds of such Reinvestment Event (or, if the Parent Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 12 months following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 18 months following receipt of such Net Cash Proceeds) and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date that is three Business Days following the date on which any Loan Party shall have determined not to acquire assets or make investments useful in the Business with such portion of such Reinvestment Deferred Amount.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Parent Borrower or a Restricted Subsidiary in exchange for assets transferred by the Parent Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iii) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in US Dollars, the LIBO Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Rate.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in US Dollars, the LIBO Screen Rate, (ii) with respect to any Term Benchmark Borrowing denominated in

Euros, the EURIBOR Screen Rate and (iii) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate, as applicable.

“Replaced Lender” has the meaning set forth in Section 2.24.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Representatives” has the meaning set forth in Section 10.14.

“Required Australian Lenders” means, at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the Australian Tranche Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Australian Tranche Revolving Loans then outstanding, (ii) the New Loan Commitments then in effect in respect of any New Facility that is an Australian Tranche Revolving credit facility or, if such New Loan Commitments have been terminated, the New Revolving Loans in respect thereof then outstanding and (iii) the Extended Australian Tranche Revolving Commitments then in effect in respect of any Extended Australian Tranche Revolving Facility or, if such Extended Australian Tranche Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Australian Lenders” shall exclude any Australian Tranche Revolving Commitments or Australian Tranche Revolving Loans held by Defaulting Lenders.

“Required Euro Tranche Lenders” means, at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the Euro Tranche Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Euro Tranche Revolving Loans then outstanding, (ii) the New Loan Commitments then in effect in respect of any New Facility that is a revolving credit facility denominated in Euros or, if such New Loan Commitments have been terminated, the New Revolving Loans in respect thereof then outstanding and (iii) the Extended Euro Tranche Revolving Commitments then in effect in respect of any Extended Euro Tranche Revolving Facility or, if such Extended Euro Tranche Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Euro Tranche Lenders” shall exclude any Euro Tranche Revolving Commitments or Euro Tranche Revolving Loans held by Defaulting Lenders.

“Required Lenders” means, at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans and unused Commitments in respect thereof, if any, then outstanding, (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, (iii) the New Loan Commitments then in effect in respect of any New Facility that is a revolving credit facility or, if such New Loan Commitments have been terminated, the New Revolving Loans in respect thereof then outstanding and (iv) the Extended Revolving Commitments then in effect in respect of any Extended Revolving Facility or, if such Extended Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Required Prepayment Lenders” means the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans; provided, however, that determinations of the “Required Prepayment Lenders” shall exclude any Term Loans held by Defaulting Lenders.

“Required Revolving Lenders” means, at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, (ii) the New Loan Commitments then in effect in respect of any New Facility that is a revolving credit facility or, if such New Loan Commitments have been terminated, the New Revolving Loans in respect thereof then outstanding and (iii) the Extended Revolving Commitments then in effect in respect of any Extended Revolving Facility or, if such Extended Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Revolving Lenders” shall exclude any Revolving Commitments or Revolving Loans held by Defaulting Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other Organic Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Parent Borrower and, with respect to financial matters, the chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Parent Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Parent Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or pursuant to an agreement between the Parent Borrower and the Administrative Agent.

“Restricted Payments” means (i) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the Parent Borrower or any Subsidiary (excluding a Receivables Subsidiary)) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Parent Borrower or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (ii) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Parent Borrower or any Subsidiary or otherwise; provided, however, that any conversion feature of convertible debt shall not be considered a “Restricted Payment”.

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower which is not an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the borrowing of such Loan and (ii) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Availability” means the amount by which the aggregate Revolving Commitments exceed the aggregate Revolving Extension of Credit.

“Revolving Borrowers” means the Parent Borrower and the Lux Borrower.

“Revolving Commitment Increase” has the meaning set forth in Section 2.25(a).

“Revolving Commitment Period” means the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Commitments” means with respect to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans, participate in Swing Line Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption, Joinder Agreement or Lender Joinder Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to an Extension Amendment, an Increase Supplement or otherwise pursuant to the terms hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $900,000,000; provided that, prior to the satisfaction of the terms and conditions set forth in Section 5.3, the Euro Tranche Revolving Commitments shall be available as Revolving Commitments and the aggregate Revolving Commitments shall be $950,000,000.

“Revolving Extensions of Credit” means, as to any Revolving Lender at any time, an amount equal to the sum of, without duplication (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the Swing Line Loans then outstanding.

“Revolving Facility” has the meaning set forth in the definition of “Facility.”

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning set forth in Section 2.4(a).

“Revolving Percentage” means, as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate Revolving Extensions of Credit then outstanding.

“Revolving Termination Date” means the earliest to occur of (i) November 19, 2026, (ii) the 2024 U.S. Early Termination Date, (iii) the 2024 Euro Early Termination Date, (iv) the 2025 U.S. Early Termination Date and (v) the 2026 U.S. Early Termination Date.

“S&P” means Standard & Poor’s Ratings Group, Inc., a division of McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.

“Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds reasonably available to the Borrowers as may be determined by the Administrative Agent (or Primary Australian Lender, as applicable) or the applicable Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctions” means any international economic or trade sanctions or restrictive measures enacted, imposed, administered or enforced by the United States Government (including, without limitation, OFAC), the European Union, Her Majesty’s Treasury, The United Nations, or other relevant sanctions authority.

“Sanctioned Country” has the meaning set forth in Section 4.19.

“Sanctioned Person” has the meaning set forth in Section 4.19.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Section 2.26 Additional Amendment” has the meaning set forth in Section 2.26(c).

“Secured Parties” means, collectively, the Lenders (including the Swing Line Lender), the Administrative Agent, the Collateral Agent, any Issuing Lender, each Foreign Working Capital Lender (if applicable), each counterparty to a Specified Hedge Agreement that is (or at the time such Specified Hedge Agreement was entered into, was) a Lender or an Affiliate thereof and any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Fourth Amended and Restated Pledge and Security Agreement executed and delivered by Parent Borrower and each U.S. Subsidiary Guarantor, substantially in the form of Exhibit B hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Security Documents” means the Security Agreement, the Australian Security Agreement, the Australian Security Agreement Amendments, the Luxembourg Pledge Agreements, any applicable Euro Security Document and all other security documents (including any Intellectual Property security agreements) hereafter delivered to the Administrative Agent or the Collateral Agent (or, in each case, any reaffirmation thereof) purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Self-Declaration” means the form of self-declaration attached hereto as Exhibit U.

“Senior Euro Notes Documents” means the 2024 Senior Euro Notes, the Senior Euro Notes Indenture and all other agreements, documents and instruments executed and delivered with respect to the 2024 Senior Euro Notes or the Senior Euro Notes Indenture, as the same may be refinanced, amended, supplemented, amended and restated or otherwise modified from time to time in accordance with this Agreement

“Senior Euro Notes Indenture” means the Indenture, dated as of June 3, 2016, among Hanesbrand Finance Luxembourg S.C.A., the Parent Borrower, the guarantors party thereto, U.S. Bank Trustees Limited, as trustee, Elavon Financial Services Limited, UK Branch, as paying agent and transfer agent, and Elavon Financial Services Limited, as registrar, pursuant to which the 2024 Senior Euro Notes were issued, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with this Agreement.

“Senior Notes Documents” means the Senior Euro Notes Documents and the Senior U.S. Notes Documents.

“Senior U.S. Notes Documents” means the 2024 Senior U.S. Notes, 2025 Senior U.S. Notes, the 2026 Senior U.S. Notes, the Senior U.S. Notes Indenture and all other agreements, documents and instruments executed and delivered with respect to the 2024 Senior U.S. Notes, the 2025 Senior U.S. Notes, the 2026 Senior U.S. Notes or the Senior U.S. Notes Indenture, as the same may be refinanced, amended, supplemented, amended and restated or otherwise modified from time to time in accordance with this Agreement

“Senior U.S. Notes Indenture” means the Indenture, dated as of May 6, 2016, among the Parent Borrower, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, pursuant to which the 2024 Senior U.S. Notes, the 2025 Senior U.S. Notes and the 2026 Senior U.S. Notes were issued, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with this Agreement.

“Significant Subsidiaries” means Restricted Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” of the Parent Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the date hereof.

“Single Employer Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Parent Borrower or any of its Subsidiaries or any Commonly Controlled Entity is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, on a consolidated basis, will, as of such date, not be less than the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair saleable value of the assets of such Person, on a consolidated basis, will, as of such date, not be less than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital, on a consolidated basis, with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Event of Default” shall mean an Event of Default arising under Section 8.1(a) or 8.1(f).

“Specified Existing Tranche” has the meaning set forth in Section 2.26(a).

“Specified Hedge Agreement” means any Hedge Agreement entered into by (i) the Parent Borrower or any Subsidiary and (ii) any Person that was a Lender or any Affiliate thereof at the time such Hedge Agreement was entered into, as counterparty. The existence of a Specified Hedge Agreement shall not create in favor of the counterparty thereto (or their successors or assigns) any rights in connection with the management or release of any Collateral or of the obligations of any Obligor under the Security Documents. For the avoidance of doubt, all Hedge Agreements in existence on the Closing Date between the Parent Borrower or any Restricted Subsidiary and any Lender, as listed on Schedule 1.1C, shall constitute Specified Hedge Agreements.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Parent Borrower or any Subsidiary which are reasonably customary in a securitization of Receivables.

“Stated Maturity” means with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate or Adjusted EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that any joint venture that is not required to be consolidated with the Parent Borrower and its consolidated Subsidiaries in accordance with GAAP shall not be deemed to be a “Subsidiary” for purposes hereof. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Parent Borrower.

“Supplemental Term Loan Commitments” has the meaning set forth in Section 2.25(a).

“Supported QFC” has the meaning set forth in Section 10.24.

“Swap Obligation” means, with respect to any Subsidiary which is a Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means JPMorgan Chase Bank, N.A., in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.6(a).

“Swing Line Loan Notice” means a notice of a Swing Line Loan pursuant to Section 2.6(b), which, if in writing, shall be substantially in the form of Exhibit H or such other form as may be agreed between the Parent Borrower and the Administrative Agent.

“Swing Line Sublimit” means $50,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Facility.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or borrowing refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBOR Rate or the AUD Rate.

“Term Benchmark Tranche” means the collective reference to Term Benchmark Loans under a particular Facility denominated in the same currency and the then-current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Commitment” means with respect to any Term Lender, the obligation of such Term Lender to make an Initial Term Loan to the Parent Borrower in the principal amount set forth under the heading “Term Commitment” opposite such Term Lender’s name on Schedule 2.1 to this Agreement. The aggregate principal amount of the Term Commitments as of the Closing Date is $1,000,000,000.

“Term Facility” has the meaning set forth in the definition of “Facility.”

“Term Lender” means each Lender that holds a Term Loan.

“Term Loan” means the Initial Term Loans, New Term Loans designated by the Parent Borrower as Term Loans or Extended Term Loans in respect of either of the foregoing, as the context may require.

“Term Maturity Date” means November 19, 2026; provided that, (i) if, on the date that is 91 days prior to May 15, 2024 (such date, the “2024 US Early Maturity Date”), the specified maturity of the 2024 Senior U.S. Notes shall not have been extended to a date that is after the final maturity date of the Term Facility, the Term Facility will mature on the 2024 US Early Maturity Date, (ii) if, on the date that is 91 days prior to June 15, 2024 (such date, the “2024 Euro Early Maturity Date”), the specified maturity of the 2024 Senior Euro Notes shall not have been extended to a date that is after November 19, 2026, the Term Facility will mature on the 2024 Euro Early Maturity Date, (iii) if on the date that is 91 days prior to May 15, 2025, (such date, the “2025 US Early Maturity Date”) the specified maturity of the 2025 Senior U.S. Notes shall not have been extended to a date that is after November 19, 2026, the Term Facility will mature on the 2025 US Early Maturity Date, or (iv) if, on the date that is 91 days prior to May 15, 2026 (such date, the “2026 US Early Maturity Date”) the specified maturity of the 2026 Senior U.S. Notes shall not have been extended to a date that is after November 19, 2026, the Term Facility will mature on the 2026 US Early Maturity Date.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Parent Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.17 that is not Term SOFR.

“Test Period” means on any date of determination, the period of four consecutive fiscal quarters of the Parent Borrower (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1.

“Total Debt” means, on any date, the outstanding principal amount of all Indebtedness of the Parent Borrower and its Subsidiaries of the type referred to in clause (i) of the definition of “Indebtedness”, clause (ii) of the definition of “Indebtedness” (but only to the extent such obligations have been drawn and have not been reimbursed within one Business Day), clause (iii) of the definition of “Indebtedness”, and clause (ix) of the definition of “Indebtedness”, in each case exclusive of (a) intercompany Indebtedness between the Parent Borrower and its Subsidiaries, (b) any contingent liability in respect of any of the foregoing, (c) any Permitted Factoring Facility, and (d) any commercial Letter of Credit.

“Total Senior Secured Debt” means, on any date, all Total Debt which is secured by a Lien.

“Total Tangible Assets” means, on any date, (x) the aggregate amount of assets of the Parent Borrower and its Subsidiaries less (y)(i) the assets of HEI, (ii) goodwill and (iii) other intangible assets, in each case of (x) and (y) above, as reflected on the balance sheet of such Persons at such date.

“Tranche” means (a) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans, (2) New Term Loans with the same terms and conditions made on the same day, (3) Extended Term Loans (of the same Extension Series) or (4) Refinancing Term

Loans with the same terms and conditions made on the same day and (b) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans are (1) Initial Revolving Commitments or Initial Revolving Loans, (2) New Revolving Commitments with the same terms and conditions made on the same day or Revolving Loans in respect thereof, (3) Extended Revolving Loans (of the same Extension Series) or (4) Refinancing Revolving Commitments with the same terms and conditions made on the same day or Revolving Loans in respect thereof.

“Transactions” means (a) the transactions to occur pursuant to this Agreement and the other Loan Documents, including the making of the Revolving Commitments and the borrowing of the Initial Term Loans (b) the Refinancing and (c) the Discretionary Refinancings, in each case, together with all fees payable in connection therewith.

“Trigger Date” has the meaning set forth in Section 2.12(b).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, the AUD Rate or the ABR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Unrestricted Cash” means, as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at such date, to the extent such cash and Cash Equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations, other than (i) the Obligations or (ii) any such other Indebtedness that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement or (b) classified as “restricted” (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations or other Indebtedness that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Parent Borrower designated as such and listed on Schedule 4.14 on the Closing Date and (b) any Subsidiary of the Parent Borrower that is designated by a resolution of the Board of Directors of the Parent Borrower as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (a) and (b), such Subsidiary (i) is not party to any agreement, contract, arrangement or understanding with the Parent Borrower or any Restricted Subsidiary unless (A) the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent Borrower or (B) the Parent Borrower or any Restricted Subsidiary would be permitted to enter into such agreement, contract, arrangement or understanding with an Unrestricted Subsidiary pursuant to Section 7.12 and (ii) is a Person with respect to which neither the Parent Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless, in each case, the Parent Borrower or any Restricted Subsidiary would be permitted to incur any such obligation with respect to an Unrestricted Subsidiary pursuant to Section 7.5. Subject to the foregoing, the Parent Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (a) such designation shall only be permitted if no Event of Default (or, in the case of a designation that is necessary or advisable (as determined by the Parent Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into (or, if applicable, the date of delivery of an irrevocable notice for or declaration of such Limited Condition Acquisition)) would be in existence following such designation and after giving effect to such designation the Parent Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.4 as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, (b) the Parent Borrower shall not be permitted to designate a Restricted Subsidiary that owns Intellectual Property as an Unrestricted Subsidiary if such Intellectual Property is material to the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole, (c) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (d) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.5 in an amount equal to the Fair Market Value of the Subsidiary so designated.

“US Dollars” and “$” means the lawful currency of the United States.

“US Lender” has the meaning set forth in Section 2.20(g).

“U.S. Guaranty” means the Fourth Amended and Restated Guaranty executed and delivered by an Authorized Officer of the Parent Borrower and each U.S. Subsidiary Guarantor pursuant to the terms of this Agreement, substantially in the form of Exhibit O hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“U.S. Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the U.S. Obligors arising under or in connection with a Loan Document, including Reimbursement Obligations, obligations under any Specified Hedge Agreements, any Cash Management Obligations and Foreign Working Capital Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1(f), whether or not allowed in such proceeding) on the Loans; provided, that U.S. Obligations shall not include Excluded Swap Obligations.

“U.S. Obligor” means, as the context may require, the Parent Borrower and each U.S. Subsidiary Guarantor.

“U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States other than (i) a Receivables Subsidiary, (ii) a Foreign Subsidiary, (iii) a Foreign Subsidiary Holding Company, (iv) any such Subsidiary directly or indirectly owned by a Foreign Subsidiary, (v) a not-for-profit Subsidiary, (vi) an Immaterial Subsidiary, (vii) a Subsidiary prohibited by applicable law or contract from guaranteeing or granting Liens to secure any of the Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guaranty (but in the case of such guaranty being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary); provided that each such Subsidiary shall cease to be excluded from the definition of “U.S. Subsidiary” solely pursuant to this clause (vii) if such consent, approval, license or authorization has been obtained, (viii) with respect to which the Parent Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guaranty of the Obligations are excessive in relation to the benefits to the Lenders, (ix) a Subsidiary acquired pursuant to an acquisition financed with secured Indebtedness permitted to be incurred under Section 7.2(i) and each Subsidiary that is a Subsidiary thereof to the extent such secured Indebtedness prohibits such Subsidiary from becoming an Obligor; provided that each such Subsidiary shall cease to be excluded from the definition of “U.S. Subsidiary” solely pursuant to this clause (ix) if such secured Indebtedness is repaid or becomes unsecured, if such Subsidiary ceases to Guarantee such secured Indebtedness or such prohibition no longer exists, as applicable, (x) a Subsidiary, acquired after the Closing Date, that does not have the legal capacity to provide a guarantee of the Obligations (provided that the lack of such legal capacity does not arise from any action or omission of Parent Borrower or any other Obligor), (xi) any Subsidiary that is not wholly-owned directly or indirectly by the Parent Borrower, and (xii) a direct or indirect Subsidiary of any Subsidiary excluded from the definition of “U.S. Subsidiary” pursuant to the foregoing clauses (i) and (v).

“U.S. Subsidiary Guarantor” means each U.S. Subsidiary that has executed and delivered to the Administrative Agent the U.S. Guaranty (including by means of a delivery of a supplement thereto).

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.24.

“USA Patriot Act” has the meaning set forth in Section 10.18.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2         Other Definitional Provisions.

(a)         Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)         As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Parent Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(c)         The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)         The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.

(e)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)         Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825- 10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(g) Luxembourg terms. Unless a contrary indication appears, in relation to any entity incorporated under the laws of Luxembourg, any reference in this Agreement to:

(i)

a receiver, liquidator, receiver, administrator receiver, administrator, compulsory manager, interim manager, custodian, or similar officer includes any commissaire, juge-commissaire, liquidateur, curateur, juge délégué, mandataire ad hoc, administrateur provisoire or similar officer pursuant to any insolvency or similar proceedings;

(ii)

a winding-up, administration, bankruptcy, insolvency, moratorium, suspension of payments or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary dissolution or liquidation (dissolution or liquidation volontaire), court ordered liquidation (liquidation judiciaire), or reorganisation, composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) and general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(iii)	a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements);

(iv)	gross negligence is a reference to faute lourde and wilful misconduct is a reference to faute dolosive;

(v)

a Luxembourg Security or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(vi)	by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés);

(vii)	a director or a manager includes an administrateur and a gérant;

(viii)	attachments or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt); and

(ix)	a set-off includes, for purposes of Luxembourg law, statutory set-off;

(h)            Italian terms. Unless a contrary indication appears, in relation to any entity incorporated under the laws of the Republic of Italy, any reference in this Agreement to:

(i)

a winding up, bankruptcy, insolvency, administration, dissolution or the like includes, without limitation, any scioglimento, liquidazione, procedura concorsuale (including fallimento, concordato preventivo, amministrazione straordinaria, liquidazione coatta amministrativa, amministrazione straordinaria delle grandi imprese in stato di insolvenza, misure per la ristrutturazione industriale delle grandi imprese in stato di insolvenza) or any other similar proceedings or legal concepts;

(ii)

a receiver, administrative receiver, liquidator, commissioner, administrator or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, liquidatore or any other person performing the same function as each of the foregoing;

(iii)

a step or procedure taken in connection with insolvency proceedings for any person includes, without limitation, that person formally making a proposal to assign its assets pursuant to Article 1977 of the Italian Civil Code (cessione dei beni ai creditori), implementing a piano di risanamento, entering into an accordo di ristrutturazione dei debiti pursuant to article 182-bis of the Italian Insolvency Law, an accordo di ristrutturazione con intermediari finanziari or a convenzione di moratoria pursuant to article 182-septies of the Italian Insolvency Law, filing a petition for a concordato preventivo or entering into a similar arrangement for a substantial part of its creditors;

(iv)

an assignment, arrangement or composition with or for the benefit of its creditors or the like, includes, without limitation, an arrangement pursuant to Article 1977 of the Italian Civil Code (cessione dei beni ai creditori), a piano di risanamento, an accordo di ristrutturazione dei debiti, a concordato preventivo or a similar arrangement for the a substantial part of creditors;

(v)	a matured obligation if referred to an Italian Obligor includes, without limitation, any credito liquido ed esigibile;

(vi)

security or lien if referred to a security or lien governed by Italian law includes, without limitation, any pegno, ipoteca, privilegio speciale pursuant to Article 46 of the Italian Banking Law, cessione del credito in garanzia, and any other garanzia reale; and

guarantee if referred to a guarantee governed by Italian law includes, without limitation, any fideiussione, garanzia a prima domanda and any other garanzia personale.

1.3         Pro Forma Calculations. (i) Any calculation to be determined on a “pro forma” basis, after giving “pro forma” effect to certain transactions or pursuant to words of similar import and (ii) the Consolidated Senior Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio and the Consolidated Net Interest Coverage Ratio, in each case, shall be calculated as follows:

(a)         for purposes of making the computation referred to above, in the event that the Parent Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or substantially concurrently with the event for which the calculation is made (a “Calculation Date”), then except as otherwise set forth in clauses (c) and (d) below, such calculation shall be made giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable Test Period; provided that for purposes of making the computation of Consolidated Senior Secured Leverage or Consolidated Net Total Leverage for the computation of Consolidated Senior Secured Leverage Ratio or Consolidated Net Total Leverage Ratio, as applicable, Consolidated Senior Secured Leverage or Consolidated Net Total Leverage, as applicable, shall be Consolidated Senior Secured Leverage or Consolidated Net Total Leverage as of the date the relevant action is being taken giving pro forma effect to any redemption, retirement or extinguishment of Indebtedness in connection with such event;

(b)         for purposes of making the computation referred to above, if any Investments, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) subsequent to the commencement of the period for which such calculation is being made but on or prior to or simultaneously with the relevant Calculation Date, then such calculation shall be made giving pro forma effect to such Investments, Dispositions and designations as if the same had occurred at the beginning of the applicable Test Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment or Disposition that would have required adjustment pursuant to this provision, then such calculation shall be made giving pro forma effect thereto for such Test Period as if such Investment or Disposition had occurred at the beginning of the applicable Test Period;

(c)         [reserved];

(d)         for purposes of calculating the amount of Liens permitted to be incurred pursuant to either (i) (solely with respect to Indebtedness incurred pursuant to Section 2.25(a) in reliance on the definition of “Maximum Incremental Facilities Amount”) Section 7.3(a) or (ii) (solely with respect to Indebtedness incurred pursuant to Section 7.2(u) in reliance on the definition of “Maximum Incremental Facilities Amount”) Section 7.3(aa), any pro forma calculation of the Consolidated Senior Secured Leverage Ratio shall not give effect to any other incurrence of Liens on the date of determination pursuant to any other clause or sub-clause of Section 7.3;

(e)         for purposes of (i) determining compliance with any provision of this Agreement which requires pro forma compliance with the covenants set forth in Section 7.4 or pro forma calculation of the Consolidated Senior Secured Leverage Ratio, Consolidated Net Total Leverage Ratio or the Consolidated Net Interest Coverage Ratio, (ii) determining the accuracy of representation and warranties in all material respects, (iii) determining whether a Default or an Event of Default (other than a Specified Event of Default) exists or (iv) testing baskets set forth in Section 7 of this Agreement (including baskets measured as a percentage of Consolidated EBITDA), in each case, solely for purposes of determining whether the incurrence of Indebtedness (other than the incurrence of any Loan or Letter of Credit under the

Revolving Facility but including the incurrence of Loans under a Revolving Commitment Increase) or Liens, or the making of Investments, Restricted Payments, fundamental changes under Section 7.8 or the designation of an Unrestricted Subsidiary, in each case necessary or advisable (as determined by the Parent Borrower in good faith) for the consummation of a Limited Condition Acquisition is permitted (and, for the avoidance of doubt, not for purposes of determining quarterly compliance with the financial covenant set forth in Section 7.4), the date of determination shall, at the option of the Parent Borrower, be the time the definitive agreements for such Limited Condition Acquisition are entered into (or, if applicable, (i) the date of delivery of an irrevocable notice or declaration of such Limited Condition Acquisition or (ii) at the time of the completion of such transaction or the making of such repurchase or repayment) after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period, and, for the avoidance of doubt, if any of such baskets or ratios are exceeded as a result of fluctuations in such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Parent Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if the Parent Borrower has made such an election, in connection with the calculation of any basket or ratio availability with respect to the incurrence of Indebtedness or Liens, or the making of Investments, Restricted Payments, Dispositions, fundamental changes under Section 7.8 or the designation of an Unrestricted Subsidiary (excluding the financial covenant set forth in Section 7.4) on or following the date of such election and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition (or, if applicable, the notice or declaration of such Limited Condition Acquisition) is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisitions and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated, except to the extent that such calculation would result in a lower Consolidated Senior Secured Leverage Ratio or Consolidated Net Total Leverage Ratio or a higher Consolidated Net Interest Coverage Ratio or larger basket, as applicable, than would apply if such calculation was made without giving pro forma effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof); provided that notwithstanding the foregoing, when calculating the Consolidated Net Total Leverage Ratio or the Consolidated Net Interest Coverage Ratio, as applicable, for purposes of (i) determining the Applicable Margin, (ii) determining the Applicable Commitment Fee Rate and (iii) determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with the covenants pursuant to Section 7.4, any pro forma event of the type set forth in clauses (a) or (b) of this Section 1.3 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; and

(f)         if the Parent Borrower or any Restricted Subsidiary incurs Indebtedness under a ratio-based basket or exception, such ratio-based basket or exception (together with any other ratio-based basket or exception utilized in connection therewith, including in respect of other Indebtedness, Liens, asset sales, Investments, Restricted Payments or prepayments of subordinated Indebtedness) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not reduce the Parent Borrower’s Consolidated Senior Secured Leverage Ratio or Consolidated Net Total Leverage Ratio pursuant to clause (b) of the definition of each such term), provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any applicable ratio.

1.4        Additional Alternative Currencies. (a) The Borrowers may from time to time request that Term Benchmark Loans be made under the Revolving Facility and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than US Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Term Benchmark Loans under the Revolving Facility, such request shall be subject to the consent of the Administrative Agent and the Revolving Lenders; which consent shall not be unreasonably withheld, conditioned or delayed but shall be subject to each Revolving Lender’s then-existing capability to offer such currency generally to its corporate borrowers, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the consent of the Administrative Agent, the Issuing Lender and the Revolving Lenders.

(b)         Any such request shall be made to the Administrative Agent not later than 11:00 a.m., fourteen Business Days prior to the date of the desired borrowing of Revolving Loans or issuance of a Letter of Credit (as described in the foregoing clause (a)) (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to such Term Benchmark Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to such Letters of Credit, the Administrative Agent shall promptly notify the Issuing Lender thereof. Each Revolving Lender (in the case of any such request pertaining to Term Benchmark Loans) or the Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents to the making of Term Benchmark Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)         Any failure by a Revolving Lender or an Issuing Lender, as the case may be, to respond to such request within the time period specified in the last sentence of Section 1.4(b) shall be deemed to be a refusal by such Revolving Lender or the Issuing Lender, as the case may be, to permit Term Benchmark Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Term Benchmark Loans in such requested currency, the Administrative Agent shall promptly so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Term Benchmark Loans; and if the Administrative Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall promptly so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by the Issuing Lender. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.4, the Administrative Agent shall promptly so notify the Parent Borrower. Any specified currency of an Existing Letter of Credit that is neither US Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

1.5          Exchange Rates; Currency Equivalents. (a) The Administrative Agent, the Swing Line Lender or the Issuing Lender, as applicable, shall determine the Dollar Equivalent amounts of Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Parent Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent, the Swing Line Lender or the Issuing Lender, as applicable.

(b)         Wherever in this Agreement in connection with a borrowing of Revolving Loans, conversion, continuation or prepayment of a Term Benchmark Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Revolving Loan, Term Benchmark Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the relevant Issuing Lender, as the case may be.

1.6         Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Parent Borrower delivered pursuant to Section 6.1(a); provided that if the Parent Borrower notifies the Administrative Agent that the Parent Borrower wishes to amend any covenant in Section 7 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders wish to amend Section 7 for such purpose), then the Parent Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent Borrower and the Required Lenders. All calculations of (a) the Consolidated Senior Secured Leverage or the Consolidated Net Total Leverage Ratio, (b) the Consolidated Net Interest Coverage Ratio, (c) Consolidated EBITDA, (d) Consolidated Net Interest Expense and (e) each financial calculation included within or required to be made in connection with any such terms shall be made on a pro forma basis. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.7         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the Application or any other document, agreement or instrument entered into by the applicable Issuing Lender and the applicable Borrower with respect thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.8         Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in US Dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1- week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1- month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-

month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.17(b) and (c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Parent Borrower, pursuant to Section 2.17(e), of any change to the reference rate upon which the interest rate on Term Benchmark Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBO Rate” (or “EURIBOR Rate” or “AUD Rate” as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.17(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.17(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate (or the EURIBOR Rate or AUD Rate as applicable) or have the same volume or liquidity as did the London interbank offered rate (or the euro interbank offered rate or the Tokyo interbank offered rate, as applicable) prior to its discontinuance or unavailability. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Term Benchmark Rate, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.9         Application of Multiple Relevant Provisions. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Consolidated Senior Secured Leverage Ratio and/or the Consolidated Net Total Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with or otherwise in the same transaction or series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under the same covenant that requires compliance with a financial ratio or test (including the Consolidated Senior Secured Leverage Ratio and/or the Consolidated Net Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence within the same covenant (it being understood that any Fixed Amount available under any covenant that is reallocated or otherwise utilized under a different covenant shall, for the avoidance of doubt, also constitute a Fixed Amount under such different covenant to which the Fixed Amount was reallocated to or utilized under), and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, Restricted Payments, liquidations, dissolutions, mergers, consolidations (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Parent Borrower otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Parent Borrower subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis (or would have met such ratio or test at the time such Fixed Amount was utilized).

1.10         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2.       AMOUNT AND TERMS OF COMMITMENTS

2.1         Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (an “Initial Term Loan”) in US Dollars to the Parent Borrower on the Closing Date (either by deeming New Term Loans (as defined in the Existing Credit Agreement) to be outstanding hereunder as Initial Term Loans pursuant to Section 2.2 below or by the making of new Initial Term Loans hereunder) in an amount which will not exceed the amount of the Term Commitment of such Lender. The aggregate outstanding principal amount of the Term Loans for all purposes of this Agreement and the other Loan Documents shall be the stated principal amount thereof outstanding from time to time. The Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2         Procedure for Initial Term Loan Borrowing. The Parent Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Initial Term Loans on the Closing Date and specifying the amount to be borrowed and the requested Interest Period, if applicable. Upon receipt of such notice, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 11:00 A.M., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term Loan or Initial Term Loans to be made by such Lender. The Administrative Agent shall credit the account designated in writing by the Parent Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds. On the Closing Date, any New Term A Loans (as defined in the Existing Credit Agreement) of Term Lenders that are outstanding under the Existing Credit Agreement shall be deemed drawn as Initial Term Loans hereunder.

2.3         Repayment of Term Loans. The Initial Term Loan of each Term Lender shall be payable in equal consecutive quarterly installments on the last Business Day of each March, June, September and December following the Closing Date, commencing on the last Business Day of March, 2022, in an amount equal to the Applicable Amortization Percentage of the stated principal amount of the Initial Term Loans funded on the Closing Date (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.18(b), and/or be increased as a result of any increase in the amount of Initial Term Loans pursuant to Supplemental Term Loan Commitments (such increased amortization payments to be calculated in the same manner (and on the same basis) as the amortization payments for the Initial Term Loans outstanding as of the Closing Date)), with the remaining balance thereof payable on the Term Maturity Date.

2.4         Revolving Commitments, Australian Tranche Revolving Commitments and Euro Tranche Revolving Commitments.

(a)         Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in US Dollars to the Parent Borrower, in Euros to the Lux Borrower or in one or more Alternative Currencies to the Revolving Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding and such Lender’s Revolving Percentage of the Swing Line Loans then outstanding does not exceed the amount of such Lender’s Revolving Commitment. On each date that a Revolving Loan is made, the Parent Borrower shall first repay all of its Swing Line Loans then outstanding with the proceeds of any such Borrowing. During the Revolving Commitment Period, the Revolving Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.17, each Revolving Borrowing shall be comprised (a) in the case of Borrowings in US Dollars, entirely of ABR Loans or Term Benchmark Loans as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13 and (b) in the case of Borrowings in any other Alternative Currency, entirely of Term Benchmark Loans, in each case of the same Alternative Currency, as the applicable Revolving Borrower may request in accordance herewith. Each Swing Line Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Parent Borrower to repay such Loan in accordance with the terms of this Agreement. For the avoidance of doubt, on the Closing Date, the Revolving Loan Commitments (as defined in the Existing Credit Agreement) shall be terminated and replaced by the Revolving Commitments hereunder and any Revolving Loans (as defined in the Existing Credit Agreement) drawn under the Existing Credit Agreement shall be deemed drawn as Revolving Loans hereunder.

(b)         Subject to the terms and conditions hereof, each Australian Lender severally agrees to make revolving credit loans (“Australian Tranche Revolving Loans”) in Australian Dollars to the Australian Borrower and in US Dollars to the Parent Borrower during the Revolving Commitment Period which in an aggregate principal amount at any one time outstanding does not exceed the amount of such Australian Lender’s Australian Tranche Revolving Commitment. During the Revolving Commitment Period, the Australian Borrower and/or Parent Borrower may use the Australian Tranche Revolving Commitments by borrowing, prepaying the Australian Tranche Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.17, each Australian Tranche Revolving Borrowing shall be comprised of (a) in the case of Borrowings in US Dollars, entirely of ABR Loans or Term Benchmark Loans as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13 and (b) in the case of Borrowings in Australian Dollars, entirely of Term Benchmark Loans. Each Australian Lender at its option may make any Australian Tranche Revolving Loan by causing any domestic or foreign branch or Affiliate of such Australian Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Australian Borrower or Parent Borrower to repay such Loan in accordance with the terms of this Agreement. For the avoidance of doubt, on the Closing Date, any Loans (as defined in the Australian Facilities Agreements) drawn under the Australian Facilities Agreements shall be deemed drawn as Australian Tranche Revolving Loans hereunder.

(c)         Subject to the terms and conditions hereof and satisfaction of the conditions set forth in Section 5.3, each Euro Lender severally agrees to make revolving credit loans (“Euro Tranche Revolving Loans”) in Euros to the Euro Borrower and in U.S. Dollars to the Parent Borrower during the Revolving Commitment Period which in an aggregate principal amount at any one time outstanding does not exceed the amount of such Euro Lender’s Euro Tranche Revolving Commitment. During the Revolving Commitment Period, the Euro Borrower and Parent Borrower may use the Euro Tranche Revolving Commitments by borrowing, prepaying the Euro Tranche Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.17, each Euro

Tranche Revolving Borrowing shall be comprised of (a) in the case of Borrowings in US Dollars, entirely of ABR Loans or Term Benchmark Loans as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13 and (b) in the case of Borrowings in Euros, entirely of Term Benchmark Loans. Each Euro Lender at its option may make any Euro Tranche Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Parent Borrower to repay such Euro Tranche Revolving Loan in accordance with the terms of this Agreement.

(d)         The Borrowers shall repay all outstanding Revolving Loans, Australian Tranche Revolving Loans and Euro Tranche Revolving Loans made to it on the Revolving Termination Date.

Notwithstanding anything to the contrary set forth herein, the Parent Borrower shall be prohibited from Borrowing under the Euro Tranche Facility and Australian Tranche Facility while Revolving Availability exceeds zero.

2.5         Procedure for Revolving Loan Borrowing, Australian Tranche Revolving Loan Borrowing and Euro Tranche Revolving Loans Borrowing. The Borrowers may borrow under the Revolving Commitments, Australian Tranche Revolving Commitments or Euro Tranche Revolving Commitments, as applicable, during the Revolving Commitment Period on any Business Day; provided that the applicable Borrower shall give the Administrative Agent (or, in the case of the Australian Tranche Revolving Facility, the Primary Australian Lender, with a copy to the Administrative Agent) irrevocable written notice pursuant to a Borrowing Notice (which notice must be received by the Administrative Agent (or Primary Australian Lender, as applicable)) (i) in the case of Term Benchmark Loans denominated in US Dollars, prior to 11:00 a.m., New York City time, three Business Days prior to the requested Borrowing Date, (ii) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., London time, three Business Days before the date of the proposed Borrowing, (iii) in the case of ABR Loans, prior to 10:00 a.m., New York City time, on the proposed Borrowing Date, (iv) in the case of Term Benchmark Loans denominated in Australian Dollars, prior to 12:00 Noon, Sydney time, four Business Days prior to the requested Borrowing Date and (v) in the case of Term Benchmark Loans denominated in an Alternative Currency (other than Euros or Australian Dollars), prior to 12:00 Noon, New York City time, four Business Days prior to the requested Borrowing Date specifying (x) the Facility, amount, currency and Type of Loans to be borrowed, (y) the requested Borrowing Date and (z) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing by the Borrowers under the Revolving Commitments, Euro Tranche Revolving Commitments or Australian Tranche Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $50,000 or a whole multiple of $50,000 in excess thereof (or, if the then-aggregate Available Revolving Commitments are less than $50,000, such lesser amount) and (y) in the case of Term Benchmark Loans, $100,000 (or the Alternative Currency Equivalent thereof, as applicable) or a whole multiple of $100,000 (or the Alternative Currency Equivalent thereof, as applicable) in excess thereof. Upon receipt of any such notice from the applicable Borrower, the Administrative Agent (or Primary Australian Lender, as applicable) shall promptly notify each Revolving Lender, Euro Lender or Australian Lender, as applicable thereof. Each applicable Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office by 12:00 noon, New York City time (or (i) with respect to the Australian Tranche Revolving Facility, Sydney time and (ii) with respect to the Euro Tranche Revolving Facility, London time), to the account of the Administrative Agent (or Primary Australian Lender, as applicable) most recently designated by it for such purpose by notice to the Lenders; provided that Swing Line Loans shall be made as provided in Section 2.6. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent (or Primary Australian Lender, as applicable) crediting the account designated in writing by the applicable Borrower to the Administrative Agent (or Primary Australian Lender, as applicable) with the aggregate of the amounts made available to the Administrative Agent (or Primary Australian Lender, as applicable) by such Lenders and in like funds as received by the Administrative Agent (or Primary Australian Lender, as

applicable). If no election as to the Type of a Loan denominated in US Dollars is specified, then the requested Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Term Benchmark Loan, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the applicable Revolving Borrower fails to specify a currency in a Borrowing Notice with respect to a Term Benchmark Loan, then the Term Benchmark Loan so requested shall be made in US Dollars.

2.6         Swing Line Loans.

(a)         Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.6, agrees to make loans (each such loan, a “Swing Line Loan”) to the Parent Borrower in US Dollars from time to time on any Business Day (other than the Closing Date) until and excluding the Business Day preceding the Revolving Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the aggregate principal amount of all Revolving Loans held by the Lender acting as Swing Line Lender then outstanding and such Lender’s Revolving Percentage of the L/C Obligations then outstanding, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate amount of Available Revolving Commitments shall not less than zero, (ii) the Available Revolving Commitment of any Revolving Lender shall not be less than zero; and provided, further, that the Parent Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) so long as there is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loans where the sum of the Non- Defaulting Lenders’ Revolving Percentage, as applicable, of the outstanding Revolving Loans, their participations in Swing Line Loans and their participations in Letters of Credit after giving effect to any such requested Swing Line Loan would exceed the aggregate Revolving Commitments of the Non- Defaulting Lenders. Within the foregoing limits, and subject to the other terms and conditions hereof, the Parent Borrower may borrow under this Section 2.6, prepay under Section 2.11, and reborrow under this Section 2.6. Each Swing Line Loan shall be an ABR Loan and may not be converted to a Term Benchmark Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Revolving Percentage times the amount of such Swing Line Loan.

(b)         Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon New York City time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $50,000, (ii) the requested borrowing date, which shall be a Business Day and (iii) the account of the Parent Borrower to be credited with the proceeds of such Borrowing. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. New York City time on the date of the proposed Swing Line Loan (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.6(a), or (B) that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, then, subject to the terms and conditions hereof, the

Swing Line Lender will, not later than 3:00 p.m. New York City time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Parent Borrower.

(c)         Refinancing of Swing Line Loans.

(i)   The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Parent Borrower (and the Parent Borrower hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make an ABR Loan in an amount equal to such Revolving Lender’s Revolving Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.5, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to the conditions set forth in Section 5.2 (other than the delivery of a Borrowing Notice) and subject to the unutilized portion of the aggregate Revolving Commitments. The Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Revolving Percentage of the amount specified in such Borrowing Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply cash collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s office (and in any event, if such Borrowing Notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), whereupon, subject to Section 2.6(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)   If for any reason any Swing Line Loan cannot be refinanced by such a borrowing of Revolving Loans in accordance with Section 2.6(c)(i) (including as a result of a proceeding under any Debtor Relief Law), the request for ABR Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan, and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.6(c)(i) shall be deemed payment in respect of such participation; provided, that (i) all interest payable on the Swing Line Loans is for the account of Swing Line Lender until the date as of which the respective participation is purchased and (ii) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall pay the Swing Line Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the borrowing of the Swing Line Loan occurs under this Agreement to but excluding the date of payment for such participation, at the applicable rate received by the Swing Line Lender.

(iii)   If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.6(c) by the time specified in Section 2.6(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)   Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Parent Borrower, any Subsidiary of the Parent Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.6(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 5.2. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Parent Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)         Repayment of Participations.

(i)   At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Revolving Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)   If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.21 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)         Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Parent Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Revolving Loans that are ABR Loans or risk participation pursuant to this Section 2.6 to refinance such Revolving Lender’s Revolving Percentage of any Swing Line Loan, interest in respect of such Revolving Percentage shall be solely for the account of the Swing Line Lender.

(f)         Payments Directly to Swing Line Lender. The Parent Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.7         Defaulting Lenders.

(a)         Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Revolving Lenders in accordance with the Commitments under the Revolving Facility (without giving effect to Section 3.4(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)         Defaulting Lender Waterfall. Any payment of principal, interest or other amounts (other than the payment of (i) commitment fees under Section 2.9, (ii) default interest under Section 2.15(d) and (iii) Letter of Credit fees under Section 3.3 received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (without duplication of the application of any cash collateral provided by the Borrowers pursuant to Section 3.4(d)) to the Swing Line Lender or any Issuing Lender hereunder; third, to be held as security for any L/C Shortfall (without duplication of any cash collateral provided by the Borrowers pursuant to Section 3.4(d)) in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; fourth, as the Parent Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Swing Line Lender or the Issuing Lenders as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the Swing Line Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, Swing Line Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Swing Line Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, L/C Disbursements owed to such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 3.4(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to be held as security in a cash collateral account pursuant to this Section 2.7(b) shall be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrowers’ payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.

2.8         Repayment of Loans.

(a)         The Borrowers hereby unconditionally promises to pay to the Administrative Agent (or Primary Australian Lender, as applicable) for the account of the Swing Line Lender, the appropriate Revolving Lender, Term Lender, Australian Lender or Euro Lender, as the case may be, (i) the then-unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Revolving Borrowers outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1), (ii) the principal amount of each outstanding Term Loan of such Term Lender made to the Parent Borrower in installments according to the applicable amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1), (iii) the then-unpaid principal amount of each Australian Tranche Revolving Loan of such Australian Lender made to the Australian Borrower or Parent Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1), (iv) the then-unpaid principal amount of each Euro Tranche Revolving Loan of such Euro Lender made to the Euro Borrower or Parent Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1) and (v) the then-unpaid principal amount of each Swing Line Loan of the Swing Line Lender made to the Parent Borrower outstanding on the earlier of (x) Revolving Termination Date and (y) a date that is no more than seven Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Borrowing is made, the Parent Borrower shall repay all Swing Line Loans then outstanding (or, in the case of each of clauses (x) and (y), on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans made to the Borrowers from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)         The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent (or Primary Australian Lender, as applicable) hereunder from the Borrowers and each Lender’s share thereof.

(d)         The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

2.9         Commitment Fees, etc.

(a)         The Revolving Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, in US Dollars, for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment (but excluding from such calculation any Swing Line Loans) of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Revolving Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Revolving Borrowers prior to such time and (ii) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)         The Australian Borrower agrees to pay to the Primary Australian Lender (with notice to the Administrative Agent of the same) for the account of each Australian Lender a commitment fee, in Australian Dollars, for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the Available Australian Tranche Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Australian Tranche Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Australian Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Australian Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Australian Tranche Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c)         The Euro Borrower agrees to pay to the Administrative Agent for the account of each Euro Lender a commitment fee, in Euros, for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the Available Euro Tranche Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Euro Tranche Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Euro Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Euro Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Euro Tranche Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)         The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

For the avoidance of doubt fees paid under Sections 2.09(b) and (c) shall not be duplicative of those paid pursuant to Section 2.09(a).

2.10         Termination or Reduction of Revolving Commitments, Australian Tranche Revolving Commitments and Euro Tranche Revolving Commitments.

(a)         The Revolving Borrowers shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, from time to time, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments (but shall not be applied to the Swing Line Sublimit except as specified by the Parent Borrower or except as specified in the last sentence of this paragraph (a)); provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Revolving Borrowers may rescind any notice of termination under this Section 2.10 if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Revolving Commitments outstanding at such time, in which case such notice may be revoked by the Revolving Borrowers (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Any such reduction in the Revolving Commitments below the sum of the principal amount of the Swing Line Sublimit shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swing Line Sublimit.

(b)         Upon the incurrence by the Parent Borrower or any of its Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Revolving Commitments or Revolving Loans, the Revolving Commitments designated by the Revolving Borrowers to be terminated in connection therewith shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of commitments under such Permitted Refinancing Obligations and any outstanding Revolving Loans in respect of such terminated Revolving Commitments shall be repaid in full.

(c)         The Australian Borrower and Parent Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, from time to time, to terminate the Australian Tranche Revolving Commitments or, from time to time, to reduce the amount of the Australian Tranche Revolving Commitments; provided that no such termination or reduction of Australian Tranche Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Australian Tranche Revolving Loans made on the effective date thereof, the total Australian Tranche Revolving Loans outstanding would exceed the total Australian Tranche Revolving Commitments. Any such partial reduction shall be in an amount equal to the Australian Dollar equivalent of $1,000,000, or a whole multiple of the Australian Dollar equivalent of $500,000 in excess thereof, and shall reduce permanently the Australian Tranche Revolving Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Australian Borrower and Parent Borrower may rescind any notice of termination under this Section 2.10 if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Australian Tranche Revolving Commitments outstanding at such time, in which case such notice may be revoked by the Australian Borrower and Parent Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

(d)         Upon the incurrence by the Australian Borrower and Parent Borrower or any of their Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Australian Tranche Revolving Commitments or Australian Tranche Revolving Loans, the Australian Tranche Revolving Commitments designated by the Australian Borrower and Parent Borrower to be terminated in connection therewith shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of commitments under such Permitted Refinancing Obligations and any outstanding Australian Tranche Revolving Loans in respect of such terminated Australian Tranche Revolving Commitments shall be repaid in full.

(e)         The Euro Borrower and Parent Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, from time to time, to terminate the Euro Tranche Revolving Commitments or, from time to time, to reduce the amount of the Euro Tranche Revolving Commitments; provided that no such termination or reduction of Euro Tranche Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Euro Tranche Revolving Loans made on the effective date thereof, the total Euro Tranche Revolving Loans outstanding would exceed the total Euro Tranche Revolving Commitments. Any such partial reduction shall be in an amount equal to the Euro equivalent of $1,000,000, or a whole multiple of the Euro equivalent of $500,000 in excess thereof, and shall reduce permanently the Euro Tranche Revolving Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Euro Borrower and Parent Borrower may rescind any notice of termination under this Section 2.10 if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Euro Tranche Revolving Commitments outstanding at such time, in which case such notice may be revoked by the Euro Borrower and Parent Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

(f)         Upon the incurrence by the Euro Borrower and Parent Borrower or any of their Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Euro Tranche Revolving Commitments or Euro Tranche Revolving Loans, the Euro Tranche Revolving Commitments designated by the Euro Borrower and Parent Borrower to be terminated in connection therewith shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of commitments under such Permitted Refinancing Obligations and any outstanding Euro Tranche Revolving Loans in respect of such terminated Euro Tranche Revolving Commitments shall be repaid in full.

2.11        Optional Prepayments.

 (a)         The Borrowers may at any time and from time to time prepay the Revolving Loans, Australian Tranche Revolving Loans, Euro Tranche Revolving Loans or any Tranche of Term Loans, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the Administrative Agent (and, in the case of the Australian Tranche Revolving Facility, with a copy to the Primary Australian Lender) no later than 12:00 Noon, New York City time (or Sydney or London time, as applicable), (i) three Business Days prior thereto, in the case of Term Benchmark Loans or (ii) one Business Day prior thereto, in the case of ABR Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of Revolving Loans, Australian Tranche Revolving Loans, Euro Tranche Revolving Loans or a Tranche of Term Loans and (z) whether the prepayment is of Term Benchmark Loans or ABR Loans; provided that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the applicable Borrower (by written notice to the Administrative Agent (and Primary Australian Lender, as applicable) on or prior to the specified effective date) if such condition is not satisfied), together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans, Australian Tranche Revolving Loans, Euro Tranche Revolving Loans and of Revolving Loans shall be in an aggregate principal amount of (i) $50,000 or a whole multiple of $50,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) $100,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of Term Benchmark Loans) (or the Alternative Currency equivalents thereof), and in each case shall be subject to the provisions of Section 2.18.

(b)         The Parent Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. New York City time on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $50,000 (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Parent Borrower, the Parent Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)         In connection with any optional prepayments by the Parent Borrower of the Term Loans pursuant to this Section 2.11, such prepayments shall be applied on a pro rata basis to the then-outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Term Benchmark Loans.

2.12         Mandatory Prepayments.

(a)         Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2, other than Permitted Refinancing Obligations in respect of Term Loans) shall be incurred by the Parent Borrower or any Restricted Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(b)         Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Parent Borrower or any Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, an amount equal to the Applicable Asset Sale Prepayment Percentage of such Net Cash Proceeds shall be applied not later than 10 Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided that, notwithstanding the foregoing, (i) on each Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (ii) on the date (the “Trigger Date”) that is six months after any such Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Applicable Asset Sale Prepayment Percentage of the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date.

(c)         [Reserved].

(d)         Amounts to be applied in connection with prepayments pursuant to this Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. In connection with any mandatory prepayments by the Parent Borrower of the Term Loans pursuant to this Section 2.12, such prepayments shall be applied on a pro rata basis to the then-outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Term Benchmark Loans and with respect to prepayments pursuant to Section 2.12(b) such Net Cash Proceeds may be applied, along with such prepayment of Term Loans (to the extent the Parent Borrower elects, or is required by the terms thereof), to purchase, redeem or repay any Pari Passu Debt, pursuant to the agreements governing such other Indebtedness, on not more than a pro rata basis with respect to such prepayments of Term Loans; provided that if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.12(e), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Term Benchmark Loans in a manner that minimizes the amount of any payments required to be made by the Parent Borrower pursuant to Section 2.21. Each prepayment of the Term Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)         Notwithstanding the foregoing, any Lender holding a Term Loan may elect, by written notice to the Administrative Agent at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loan pursuant to Section 2.12(b) or (c), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined may be retained by the Parent Borrower and shall constitute “Declined Proceeds”.

(f)         If, on any date, the aggregate Revolving Extensions of Credit would exceed the aggregate Revolving Commitments (including as a result of any revaluation of the Dollar Equivalent of the L/C Obligations on any Revaluation Date in accordance with Section 1.4), the applicable Borrower shall promptly prepay Revolving Loans, Australian Tranche Revolving Loans, Euro Tranche Revolving Loans and/or Swing Line Loans in an aggregate principal amount equal to such excess and/or pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the aggregate principal amount equal to such excess to be held as security for all obligations of the Borrowers to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(g)         If, on any date, the aggregate Australian Tranche Revolving Loans would exceed the aggregate Australian Tranche Revolving Commitments, the Australian Borrower and Parent Borrower shall promptly prepay Australian Tranche Revolving Loans in an aggregate principal amount equal to such excess.

(h)         If, on any date, the aggregate Euro Tranche Revolving Loans would exceed the aggregate Euro Tranche Revolving Commitments, the Euro Borrower and Parent Borrower shall promptly prepay Euro Tranche Revolving Loans in an aggregate principal amount equal to such excess.

(i)         Notwithstanding any other provisions of this Section 2.12, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”) or the Net Cash Proceeds of any Recovery Event from a Foreign Subsidiary (a “Foreign Recovery Event”), in each case giving rise to a prepayment event pursuant Section 2.12(b), are or is prohibited, restricted or delayed by applicable local law or the Organic Documents of a Subsidiary of the Parent Borrower (provided that such prohibition or restriction in such organization document was not implemented for the purpose of avoiding a prepayment event) from being repatriated to the United States, (A) the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.12 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or organization document will not permit repatriation to the United States (the Parent Borrower hereby agrees to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law or organization document, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.12 to the extent provided herein and (B) to the extent that the Parent Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Asset Sale or any Foreign Recovery Event would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary.

.2.13         Conversion and Continuation Options.

(a)         The Parent Borrower may elect from time to time to convert Term Benchmark Loans made to the Parent Borrower and denominated in US Dollars to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date; provided that if any Term Benchmark Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Parent Borrower shall also pay any amounts owing pursuant to Section 2.21. The Parent Borrower may elect from time to time to convert ABR Loans made to the Parent Borrower to Term Benchmark Loans denominated in US Dollars by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)         Any Term Benchmark Loan may be continued as such by the applicable Borrower giving irrevocable written notice to the Administrative Agent (or, in the case of the Australian Tranche Revolving Facility, the Primary Australian Lender, with a copy to the Administrative Agent), in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Term Benchmark Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that no Term Benchmark Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations and unless repaid, (i) each Term Benchmark Revolving Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (ii) each Term Benchmark Borrowing denominated in an Alternative Currency shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Margin; provided that, if the Administrative Agent (or, in the case of the Australian Tranche Revolving Facility, the Primary Australian Lender in consultation with the Administrative Agent) determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency other than Dollars shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the applicable Borrower by the earlier of (x) the date that is three Business Days after receipt by the applicable Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the applicable Borrower shall be deemed to have elected clause (A) above; provided further that notwithstanding the foregoing, the Required Revolving Lenders may demand that any or all of the then-outstanding Term Benchmark Loans denominated in an Alternative Currency be redenominated into US Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then-current Interest Period with respect thereto. If the applicable Borrower shall fail to give any required notice as described above in this paragraph such Term Benchmark Loans shall be automatically continued as Term Benchmark Loans in their original currency having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period and if such continuation is not permitted pursuant to the preceding proviso, such Term Benchmark Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent (or, the Primary Australian Lender, as applicable) shall promptly notify each relevant Lender thereof.

2.14         Minimum Amounts and Maximum Number of Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to a minimum of $100,000 or a whole multiple of $100,000 (or Alternative Currency equivalent thereof) in excess thereof and (b) no more than 12 Term Benchmark Tranches shall be outstanding at any one time.

2.15         Interest Rates and Payment Dates.

(a)         Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate, Adjusted EURIBOR Rate or AUD Rate, as applicable, determined for such day plus the Applicable Margin.

(b)         Each ABR Loan shall bear interest at a rate per annum equal to ABR plus the Applicable Margin.

(c)         Each Swing Line Loan shall bear interest at a rate per annum equal to ABR plus the Applicable Margin for ABR Loans under the Revolving Facility.

(d)         (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment); provided that no amount shall be payable pursuant to this Section 2.15(e) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further no amounts shall accrue pursuant to this Section 2.15(d) on any overdue Loan, Reimbursement Obligation, commitment fee or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(e)         Interest shall be payable by the Borrowers in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section 2.15 shall be payable from time to time on demand.

(f)         Notwithstanding any other provision set out in any Loan Document, the amount of interest on overdue amounts payable by the Euro Borrower or any other Obligor incorporated in Italy under this agreement shall not be compounded unless in accordance with, and to the extent permitted by, article 1283 of the Italian Civil Code, article 120 of the Italian Banking Law and any relevant implementing regulation, each as amended, supplemented or implemented from time to time.

2.16         Computation of Interest and Fees; Proceeds of Collateral.

(a)         Interest and fees payable pursuant hereto shall be calculated on the basis of a 360- day year for the actual days elapsed, except that interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed, or, in the case of interest in respect of Australian Tranche Revolving Loans a 365- day year, or, in the case of interest in respect of Euro Tranche Revolving Loans or Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The Administrative Agent (or the Primary Australian Lender, as applicable) shall as soon as practicable notify the relevant Borrower and the relevant Lenders of each determination of a LIBO Rate, EURIBOR Rate and/or AUD Rate, as applicable. Any change in the interest rate on a Loan resulting from a change in the ABR or the Statutory Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent (or the Primary Australian Lender, as applicable) shall as soon as practicable notify the relevant Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)         Each determination of an interest rate by the Administrative Agent (or the Primary Australian Lender, as applicable) pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent (or the Primary Australian Lender, as applicable) shall, at the request of the relevant Borrower, deliver to the relevant Borrower a statement showing the quotations used by the Administrative Agent (or the Primary Australian Lender, as applicable) in determining any interest rate pursuant to Section 2.15(a), Section 2.15(b), Section 2.15(c) or Section 2.15(d).

(c)         All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) shall be applied upon receipt to the Obligations as follows: (i) first, to the payment of all Obligations owing to the Agents, in their capacity as Agents (including the fees and expenses of counsel to the Agents), (ii) second, after payment in full in cash of the amounts specified in clause (c)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents (including all amounts owing under Section 2.9(d)), and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (c)(i) and (c)(ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the cash collateralization for contingent liabilities under Letters of Credit, amounts owing to Secured Parties under Specified Hedge Agreements and the aggregate amount of Cash Management Obligations then owing, (iv) fourth, after payment in full in cash of the amounts specified in clauses (c)(i) through (c)(iii), to the ratable payment of all other Obligations (including Foreign Working Capital Obligations) owing to the Secured Parties, and (v) fifth, after payment in full in cash of the amounts specified in clauses (c)(i) through (c)(iv), and following the Latest Maturity Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus. Notwithstanding the foregoing, no amounts received from any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor. For purposes of clause (c)(iii), the “amounts owing” at any time to any Secured Party with respect to a Specified Hedge Agreement to which such Secured Party is a party shall be determined at such time by the terms of such Specified Hedge Agreement or, if not set forth therein, in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency or commodities) movements and the respective termination provisions and notional principal amount and term of such Specified Hedge Agreement. Notwithstanding the foregoing, nothing in this agreement or any other Loan Document shall prevent or restrict any party to any Australian Facility Agreements from exercising rights of setoff under any Australian Facility Agreements.

2.17        Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.17:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the LIBO Rate, the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate or the AUD Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate or the AUD Rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lender (or Lenders) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicably currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any notice of an interest rate election that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing shall be ineffective, (B) if any Borrowing Notice requests a Term Benchmark Revolving Borrowing in US Dollars, such Borrowing shall be made as an ABR Borrowing and (C) if any Borrowing Notice requests a Term Benchmark Borrowing for the relevant rate above in an Alternative Currency, then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan in any Alternative Currency is outstanding on the date of the Parent Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.17(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if such Term Benchmark Loan is denominated in US Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in US Dollars on such day or (ii) if such Term Benchmark Loan is denominated in any Alternative Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Parent Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in US Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in US Dollars at such time.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.17), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” with respect to US Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Facility.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in US Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Parent Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, LIBO Rate, EURIBOR Rate or AUD Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the applicable Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in US Dollars into a request for a Borrowing of or conversion to ABR Loans or (y) any Term Benchmark Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan in any Alternative Currency is outstanding on the date of the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement for such Alternative Currency is implemented pursuant to this Section 2.17, (i) if such Term Benchmark Loan is denominated in US Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in US Dollars on such day or (ii) if such Term Benchmark Loan is denominated in any Alternative Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Parent Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in US Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in US Dollars at such time.

2.18        Pro Rata Treatment and Payments.

(a)        Except as expressly otherwise provided herein (including as expressly provided in Sections 2.9, 2.10(b), 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Revolving Commitments, Australian Tranche Revolving Commitments or Euro Tranche Revolving Commitments shall be made pro rata according to the Revolving Percentages, Australian Tranche Revolving Percentages or Euro Tranche Revolving Percentages, as applicable, of the relevant Lenders other than reductions of Revolving Commitments, Australian Tranche Revolving Commitments or Euro Tranche Revolving Percentages pursuant to Section 2.24 and payments in respect of any differences in the Applicable Commitment Fee Rate of Extending Lenders pursuant to an Extension Amendment or Lenders in respect of New Revolving Commitments, New Australian Tranche Revolving Commitments and New Euro Tranche Revolving Commitments. Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 2.27,

10.5 and 10.7), each payment (other than prepayments) in respect of principal or interest in respect of any Tranche of Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders of such Tranche, pro rata according to the respective amounts then due and owing to such Term Lenders.

(b)        Each mandatory prepayment of the Term Loans shall be allocated among the relevant Tranches pro rata, in each case except as affected by the opt-out provision under Section 2.12(e); provided, that at the request of the Parent Borrower, in lieu of such application of the portion allocable to the Term Loans on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis provided further that in connection with a mandatory prepayment under Section 2.12(a) in connection with the incurrence of Permitted Refinancing Obligations, such prepayment shall be allocated to the Tranches as specified by the Parent Borrower (but to the Loans within such Tranches on a pro rata basis). Each optional prepayment and mandatory prepayment of the Term Loans or New Term Loans shall be applied to the remaining installments thereof as specified by the Parent Borrower (or in the absence of such specification, in direct order of maturity). Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c)        Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.10(b), 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each payment (including prepayments) to be made by the Borrowers on account of principal of and interest on the Revolving Loans, Australian Tranche Revolving Loans and Euro Tranche Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans, Australian Tranche Revolving Loans or Euro Tranche Revolving Loans, as applicable, then held by the Revolving Lenders, Australian Lenders or Eur Tranche Lenders, as applicable, other than payments in respect of any differences in the Applicable Margin of Extending Lenders pursuant to an Extension Amendment or Lenders in respect of New Revolving Loans, New Australian Tranche Revolving Loans and New Euro Tranche Revolving Loans. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit. Except with respect to principal of and interest on Revolving Loans denominated in an Alternative Currency, Australian Tranche Revolving Loans or Euro Tranche Revolving Loans, the applicable Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Sections 2.19, 2.20 or 2.21, or otherwise) prior to 2:00 p.m. (New York City time) on the date when due, in Same Day Funds, free and clear of any defenses, rights of set-off or counterclaim. Notwithstanding the foregoing, all payments by a Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent (or the Primary Australian Lender, as applicable (with notice to the Administrative Agent)), for the account of the respective Lenders to which such payment is owed, at the payment office applicable to the respective currency in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent (or the Primary Australian Lender, as applicable (with notice to the Administrative Agent)) on the date when due, free and clear of any defenses, rights of set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent (or the Primary Australian Lender, as applicable (with notice to the Administrative Agent)) at the payment office (applicable to the respective currency), except payments to be made directly to any Issuing Lender or the Swing Line Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 or 2.21 and 10.5 shall be made directly to the Persons entitled thereto. The Administrative Agent (or the Primary Australian Lender, as applicable (with notice to the Administrative Agent)) shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. Except as otherwise provided herein and any payments of fees interest and principal in respect of borrowings in an Alternative Currency (in which case, such payments shall be made in such currency), all payments hereunder shall be made in US Dollars. If, for any reason, a Borrower is prohibited by any applicable law, regulation or ruling by a Governmental Authority from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in US Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(d)        All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent (or the Primary Australian Lender, as applicable (with notice to the Administrative Agent)), for the account of the relevant Lenders, at the Funding Office, in immediately available funds. Any payment received by the Administrative Agent (or the Primary Australian Lender, as applicable) after 2:00 P.M., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion. The Administrative Agent (or the Primary Australian Lender, as applicable (with notice to the Administrative Agent)) shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then-applicable rate during such extension.

(e)    Unless the Administrative Agent (or the Primary Australian Lender, as applicable (with notice to the Administrative Agent)) shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent (or the Primary Australian Lender, as applicable), the Administrative Agent (or the Primary Australian Lender, as applicable) may assume that such Lender is making such amount available to the Administrative Agent (or the Primary Australian Lender, as applicable), and the Administrative Agent (or the Primary Australian Lender, as applicable) may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent (or the Primary Australian Lender, as applicable) (by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent (or the Primary Australian Lender, as applicable) on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent (or the Primary Australian Lender, as applicable). A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the applicable Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the applicable Borrower against any Defaulting Lender.

(f)        Unless the Administrative Agent (and, if with respect to the Australian Tranche Revolving Facility, with a copy to the Primary Australian Lender) shall have been notified in writing by the Parent Borrower prior to the date of any payment due to be made by any Borrower hereunder that such Borrower will not make such payment to the Administrative Agent (or the Primary Australian Lender, as applicable), the Administrative Agent (or the Primary Australian Lender, as applicable)may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent (or the Primary Australian Lender, as applicable) by the applicable Borrower within three Business Days after such due date, the Administrative Agent (or the Primary Australian Lender, as applicable) shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent (or the Primary Australian Lender, as applicable) or any Lender against such Borrower.

(g)    Notwithstanding any other provision of this Agreement or any other Loan Document, Excluded Swap Obligations with respect to a Loan Party shall not be paid with amounts received from such Loan Party but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations provided for herein or therein.

2.19        Requirements of Law.

(a)        If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Closing Date:

(i)        shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, or shall subject any Lender to any Taxes (other than Excluded Taxes and Non-Excluded Taxes) on advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBO Rate, EURIBOR Rate or AUD Rate hereunder; or

(ii)        shall impose on such Lender any other condition not otherwise contemplated hereunder; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Parent Borrower shall promptly pay such Lender, in US Dollars, within thirty Business Days after the Parent Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Parent Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)        If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Parent Borrower shall pay to such Lender, in US Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c)      A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Parent Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section 2.19, the Parent Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Parent Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations. Notwithstanding the foregoing, the Parent Borrower shall not be obligated to make payment to any Lender with respect to penalties, interest and expenses if written demand therefore was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, interest and expenses.

(d)        Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.

(e)        For purposes of this Section 2.19, the term “Lender” shall include any Issuing Lender.

2.20        Taxes.

(a)        Except as required by law, all payments made by the Borrowers or any Loan Party under this Agreement and the other Loan Documents to the Administrative Agent or any Lender under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If a Borrower, an Obligor or any other applicable withholding agent is required by law (as determined in the good faith discretion of such Borrower, Obligor or the applicable withholding agent) to withhold or deduct any Taxes from or in respect of any amount paid or payable by such Borrower or applicable Obligor under any Loan Document to any Agent or any Lender, then (i) such Borrower, Obligor or the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) if such Taxes are Non-Excluded Taxes, the applicable Obligor shall pay an additional amount to the Administrative Agent or such Lender, to the extent necessary, so the Administrative Agent or such Lender receives (after deduction or withholding of all Non-Excluded Taxes including Non-Excluded Taxes attributable to amounts payable under this Section 2.20(a)) an amount equal to the sum it would have received had no such withholdings or deductions been made.

(b)        In addition, each Borrower or any Loan Party under this Agreement and the other Loan Documents shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for, Other Taxes.

(c)      Whenever any Non-Excluded Taxes are paid by the Borrowers and any Loan Party under this Agreement and the other Loan Documents, as promptly as practicable thereafter the applicable Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.

(d)      Subject to Section 2.20(a), any Borrower or any Loan Party under this Agreement and the other Loan Documents shall indemnify the Administrative Agent or any Lender, within ten days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) (to the extent not compensated by an increased payment under clause (a) above) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower or any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)      Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that any Borrower or any Loan Party has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of any Borrower or any Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)        Each Lender (and, in the case of a pass-through entity, each of its beneficial owners) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Parent Borrower and the Administrative Agent (or, in the case of a Participant, to the Parent Borrower and to the Lender from which the related participation shall have been purchased) (i) two executed, accurate and complete copies of IRS Form W-8BEN or successor form certifying that it is entitled to benefits under an income tax treaty to which the United States is a party, (ii) two executed, accurate and complete copies of IRS Form W-8ECI or successor form, (iii) in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit N-1, certifying that such Non-US Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of the Parent Borrower described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code, and that no payments in connection with any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”); and two executed, accurate and complete copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by any Borrower or any Loan Party under this Agreement and the other Loan Documents, (iv) to the extent a Non-US Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by, and to the extent applicable, an IRS Form W-8BEN or IRS Form W-8ECI, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3 (provided, that if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of such direct or indirect partner(s)), IRS Form W-9, IRS Form W-8BEN, IRS Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner; or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax on any payments to such Lender under the Loan Documents, duly completed together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Parent Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-US Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non- US Lender and from time to time upon the reasonable request of the Parent Borrower or the Administrative Agent. Each Non-US Lender shall (i) promptly notify the Parent Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Parent Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be materially disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.23) to avoid any requirement of applicable laws of any such jurisdiction that any Borrower or any Loan Party make any deduction or withholding for taxes from amounts payable to such Lender. Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.

(g)        Each Lender (and, in the case of a Lender that is a non-United States pass-through entity, each of its beneficial owners) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Parent Borrower and the Administrative Agent two executed, accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such lender is not subject to backup withholding. Such forms shall be delivered by each US Lender on or before the date it becomes a party to this Agreement. In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender and from time to time upon the reasonable request of the Parent Borrower or the Administrative Agent. Each US Lender shall promptly notify the Parent Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Parent Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(h)      If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by any Borrower or any Loan Party or with respect to which any Borrower or any Loan Party has paid additional amounts pursuant to this Section 2.20, it shall promptly pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or such Loan Party under this Section 2.20 with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further, that the Borrowers shall not be required to repay to the Administrative Agent or the Lender an amount in excess of the amount paid over by such party to the Borrowers pursuant to this Section 2.20. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person. In no event will the Administrative Agent or any Lender be required to pay any amount to the Borrowers the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the additional amounts giving rise to such refund of any Non-Excluded Taxes had never been paid. The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.

(i)      If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or Administrative Agent as may be necessary for the Parent Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)        In respect of a payment made to an Australian Lender which is not a resident of Australia for tax purposes under any Loan Document by the Australian Borrower, such Australian Lender shall: (i) provide to the Australian Borrower confirmation at the time of becoming an Australian Lender to this Agreement as to whether or not that Lender was eligible to receive payments of interest upon any Loan Agreement without withholding or deduction on account of Australian Withholding Tax; (ii) represent and warrant that it will notify the Australian Borrower in writing if the confirmation in paragraph (j)(i) ceases to be correct prior to the time of the next interest payment on the Loan Document, and (iii) cooperate, to the extent it is reasonably able to do so, and provide the Australian Borrower all reasonable documentation to confirm the confirmations, representations and warranties in this Section 2.20(j).

(k)        For purposes of this Section 2.20, the term “Lender” shall include any Issuing Lender and the term “applicable law” includes FATCA.

(l)         For purposes of this Agreement, any reference to IRS Form W-8-BEN shall be deemed to include a reference to IRS Form W-8-BEN-E.

(m)        Each Euro Lender and the Euro Borrower shall cooperate in good faith in order for the Euro Borrower (or any agent or nominee thereof) to make payments under this Agreement or any other Loan Document without a tax deduction or withholding being imposed by the Republic of Italy or with the minimum rate of tax deduction or withholding under applicable laws. Each Euro Lender shall, after becoming a Euro Lender under this Agreement, and from time to time thereafter whenever required, promptly submit any forms and documents and complete any procedural formalities (including obtaining and providing the Euro Borrower with an up to date affidavit for double taxation treaty purposes or, as the case may be, a Self-Declaration in case of a Euro Lender which requests the application of the withholding tax exemption provided for by article 26(5bis) of Presidential Decree No. 600 of 29 September 1973, as amended) as may be necessary (at any time) for the Euro Borrower (or any agent or nominee thereof) to obtain and maintain authorisation (at all times) to make payments from the Euro Borrower (or any agent or nominee thereof) under this Agreement or any other Loan Document without a tax deduction or withholding being imposed by the Republic of Italy or with the minimum rate of tax deduction or withholding under applicable laws (the “Procedural Formalities”). If a Euro Lender fails to provide the Euro Borrower with copy of the duly completed Procedural Formalities before the relevant payment under this Agreement or any other Loan Document is due then such Euro Lender shall be treated for the purposes of that payment by the Euro Borrower (or any agent or nominee thereof) as if it is subject to tax deduction or withholding being imposed by the Republic of Italy at the maximum applicable rate. For purposes of this Section 2.20(m), no Lender shall be considered a Euro Lender until the terms and condition in Section 5.3 shall have been satisfied.

2.21        Indemnity. Other than with respect to Taxes, which shall be governed solely by Section 2.20, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.24 or (v) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (other than loss of Applicable Margin) attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, the Adjusted EURIBOR Rate or the AUD Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable offshore interbank market for such currency, whether or not such Term Benchmark Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.22        Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Lender to make or maintain Term Benchmark Loans (whether denominated in US Dollars or an Alternative Currency) as contemplated by this Agreement, such Lender shall promptly give notice thereof (a “Rate Determination Notice”) to the Administrative Agent and the Parent Borrower, and (a) the commitment of such Lender hereunder to make Term Benchmark Loans, continue Term Benchmark Loans as such and convert ABR Loans to Term Benchmark Loans shall be suspended during the period of such illegality, (b) such Lender’s outstanding Term Benchmark Loans denominated in an Alternative Currency shall be converted automatically to US Dollars on the last day of the then-current Interest Period applicable thereto and (c) such Lender’s Loans then outstanding as Term

Benchmark Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then-current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Term Benchmark Loan occurs on a day which is not the last day of the then-current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23        Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24        Replacement of Lenders. The Borrowers shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty (but subject to Section 2.21), the Loans or Commitments, as applicable, of any Lender or Issuing Lender (each such Lender and Issuing Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrowers or on account of which the Borrowers are required to pay additional amounts to any Governmental Authority pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (ii) is a Defaulting Lender, or (iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that, in the case of a replacement pursuant to clause (a) above, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (C) the Borrowers shall be liable to such Replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Term Benchmark Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (D) the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrowers) any processing and recordation fee required under Section 10.6(b)(ii)(B), (E) the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution (or, in the case of a replacement of an Issuing Lender, customary assignment documentation), (F) the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (G) in respect of a replacement pursuant to clause (iii) above, the replacement financial entity or financial entities shall consent to such amendment or waiver and (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the Replaced Lender. The termination of the Commitments of any Lender pursuant to clause (b) above shall not be subject to the provisions of Section 2.18. In connection with any such replacement under this Section 2.24, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such

Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Parent Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.

2.25        Incremental Loans.

(a)        The Parent Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loans (each, a “New Term Loan Commitment”) or increases of existing Term Loans (each, a “Supplemental Term Loan Commitment”), new revolving commitments (each, a “New Revolving Commitment”) (but no more than three tranches at any time outstanding in the case of revolving commitments) or increases of existing Revolving Commitments (each, a “Revolving Commitment Increase”), new Australian Tranche Revolving commitments (each, a “New Australian Tranche Revolving Commitment”) or new Euro revolving commitment (each, a “New Euro Tranche Revolving Commitment”) (but no more than three tranches at any time outstanding in the case of revolving commitments), increases of existing Australian Tranche Revolving Commitments (each, an “Australian Tranche Revolving Commitment Increase”) or increases of existing Euro Tranche Revolving Commitments (each, a “Euro Tranche Revolving Commitment Increase”; together with any New Term Loan Commitments, any Supplemental Term Loan Commitments, any Revolving Commitment Increase, any New Revolving Commitment, any New Australian Tranche Revolving Commitments, any Australian Tranche Revolving Commitment Increase and any New Euro Tranche Revolving Commitment, the “New Loan Commitments”) hereunder, in an aggregate amount for all such New Loan Commitments not in excess of, at the time the respective New Loan Commitments become effective (the “Increased Amount Date”), the Maximum Incremental Facility Amount (and each such increase of tranche of New Loan Commitments shall be in an aggregate principal amount that is not less than $50,000,000 except as the Administrative Agent may agree in its reasonable discretion). Any existing Lender approached to provide all or a portion of such New Loan Commitments may elect or decline, in its sole discretion, to provide such New Loan Commitments.

(b)        Such New Loan Commitments shall become effective as of such Increased Amount Date; provided that (i)(1) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such Increased Amount Date as if made on and as of such Increased Amount Date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date (or, in the case of an incurrence of New Loans necessary or advisable (as determined by the Parent Borrower in good faith) for the consummation of a Limited Condition Acquisition, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into (or, if applicable, the date of delivery of an irrevocable notice or declaration of such Limited Condition Acquisition) as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date) and (2) no Default or Event of Default shall exist on such Increased Amount Date immediately after giving effect to such New Loan Commitments and the making of any New Loans pursuant thereto and any transaction consummated in connection therewith (or, in the case of an incurrence of New Loans necessary or advisable (as determined by the Parent Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Default or Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into (or, if applicable, the date of delivery of an irrevocable notice or declaration of such Limited Condition Acquisition)); (ii) the Borrowers shall be in pro forma compliance with the financial covenants set forth in Section 7.4 as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the effective time of such commitments (for purposes of this Section 2.25(b)(ii), (x) with all New Loan Commitments deemed to be drawn in full and (y) without giving effect to the incurrence of any New Loans for purposes of clause (b) of the definition of “Consolidated Net Total Leverage”); (iii) the proceeds of any New Loans shall be used, at the discretion of the Borrowers, for any purpose not prohibited by this Agreement; (iv) the New Loans shall be secured by the Collateral on a pari passu or, at the Borrowers’ option, junior basis (so long as any such New Loan Commitments (and related Obligations) are subject to an Intercreditor Agreement or an Other Intercreditor Agreement) and shall benefit ratably from the applicable Guarantees, as applicable; (v) in the case of New Loans that are term loans (“New Term Loans”), the maturity date thereof shall not be earlier than the Latest Maturity Date and the weighted average life to maturity shall be equal to or greater than the weighted average life to maturity of the Latest Maturing Term Loans (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Latest Maturity Date or the weighted average life to maturity of the Latest Maturing Term Loans, as applicable); (vi) in the case of any New Loans that are revolving loans or commitments (“New Revolving Loans”) the maturity date or commitment termination date thereof shall not be earlier than the Revolving Termination Date and such New Revolving Loans shall not require any scheduled commitment reductions prior to the Revolving Termination Date; (vii) the New Revolving Loans shall share ratably in any mandatory prepayments or utilizations of the existing Revolving Loans (or (A) if such New Revolving Loans are made in respect of an Australian Tranche Revolving Commitment Increase or New Australian Tranche Revolving Commitments, shall share ratably in any mandatory prepayments or utilizations of the existing Australian Tranche Revolving Loans or (B) if such New Revolving Loans are made in respect of an Euro Tranche Revolving Commitment Increase or New Euro Tranche Revolving Commitments, shall share ratably in any mandatory prepayments or utilizations of the existing Euro Tranche Revolving Loans); (viii) with respect to any New Loans made in Australian Dollars, the requirements of the “public offer” test in Section 128 of the Australian Tax Act shall be satisfied in relation to interest payable on such New Loans; (ix) all terms and documentation with respect to any New Loans which differ from those with respect to the Loans under the applicable Facility shall be reasonably satisfactory to the Administrative Agent; (x) such New Loans or New Loan Commitments (other than Supplemental Term Loan Commitments, Revolving Commitment Increases, Australian Tranche Revolving Commitment Increases and Euro Tranche Revolving Commitment Increases) shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Parent Borrower, the Administrative Agent and one or more New Lenders; (xi) [reserved]; and (xii) no New Term Loan Commitment or Supplemental Term Loan Commitment shall (x) contain covenants or events of default that, taken as a whole, are materially more restrictive on the Parent Borrower and its Restricted Subsidiaries prior to the Latest Maturity Date than the covenants applicable to Term Loans in the Loan Documents or (y) require any mandatory prepayments prior to the Term Maturity Date, other than sharing ratably in the same mandatory prepayments applicable to the Term Facility. For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any New Loan Commitments shall be determined by the Parent Borrower and the applicable New Lenders and shall be set forth in the applicable Joinder Agreement.

(c)        On any Increased Amount Date on which any New Loan Commitment become effective, subject to the foregoing terms and conditions, each lender with a New Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Loan Commitment.

(d)        For purposes of this Agreement, any New Loans or New Loan Commitments shall be deemed to be Term Loans, Revolving Loans, Revolving Commitments, Australian Tranche Revolving Loans, Australian Tranche Revolving Commitments, Euro Tranche Revolving Loans or Euro Tranche Revolving Commitments, as applicable. Each Joinder Agreement may, without the consent of any other Lenders (other than with respect to any New Loans or New Loan Commitments under the Australian Tranche Revolving Facility, which shall require the consent of the Primary Australian Lender), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Parent Borrower and the Administrative Agent, to effect the provisions of this Section 2.25.

(e)        Supplemental Term Loan Commitments, Revolving Commitment Increases, Australian Tranche Revolving Commitment Increases and Euro Tranche Revolving Commitment Increases shall become commitments under this Agreement pursuant to a supplement specifying the Term Loan Tranche, Revolving Tranche, Australian Tranche Revolving Tranche or Euro Tranche Revolving Tranche to be increased, executed by the Parent Borrower, applicable other Borrowers and each increasing Lender substantially in the form attached hereto as Exhibit E-1 (the “Increase Supplement”) or by each New Lender substantially in the form attached hereto as Exhibit E-2 (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement, each New Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan or the commitments made pursuant to such Revolving Commitment Increase, Australian Tranche Revolving Commitment Increase or Euro Tranche Revolving Commitment Increase shall be Revolving Commitments, Australian Tranche Revolving Commitments or Euro Tranche Revolving Commitment Increase, as applicable.

2.26      Extension of Term Loans, Revolving Commitments, Australian Tranche Revolving Commitments or Euro Tranche Commitments.

(a)        The Parent Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”), (ii) Revolving Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche” and the Revolving Commitments of such Existing Revolving Tranche, the “Existing Revolving Loans”), (iii) Australian Tranche Revolving Commitments of one or more Tranches existing at the time of such request (each, an “Existing Australian Tranche Revolving Tranche” and the Australian Tranche Revolving Commitments of such Existing Australian Tranche Revolving Tranche, the “Existing Australian Tranche Revolving Loans”) or (iv) Euro Tranche Revolving Commitments of one or more Tranches existing at the time of such request (each, an “Existing Euro Tranche Revolving Tranche”, and together with the Existing Term Tranches, Existing Revolving Tranches and Existing Australian Tranche Revolving Tranches, each, an “Existing Tranche”, and the Euro Tranche Revolving Commitments of such Existing Euro Tranche Revolving Tranche, the “Existing Euro Tranche Revolving Loans”, and together with the Existing Term Loans, Existing Revolving Loans and Existing Australian Tranche Revolving Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche”, “Extended Revolving Tranche”, “Extended Australian Tranche Revolving Tranche or “Extended Euro Tranche Revolving Tranche”, as applicable, and each, an “Extended Tranche”, and the Term Loans, Revolving Commitments, Australian Tranche Revolving Commitments or Euro Tranche Revolving Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans”, “Extended Revolving Commitments”, “Extended Australian Tranche Revolving Commitments” or “Extended Euro Tranche Revolving Commitments”), as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.26; provided that (i) any such request shall be made by the Parent Borrower to all Lenders with Term Loans, Revolving Commitments, Australian Tranche Revolving Commitments or Eura Tranche

Revolving Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans or the applicable Revolving Commitments) and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Parent Borrower in its sole discretion. In order to establish any Extended Tranche, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the applicable Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) in the case of an Extended Term Tranche, so long as the weighted average life to maturity of such Extended Tranche would be no shorter than the remaining weighted average life to maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Parent Borrower’s discretion, more restrictive assignment and participation provisions applicable to Term Loans, Revolving Commitments, Australian Tranche Revolving Commitments or Euro Tranche Revolving Commitments, as applicable, set forth in Section 10.6. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)        The Parent Borrower shall provide the applicable Extension Request at least 10 Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.26 (each, an “Extension”), the Parent Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26. The Parent Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranches, Existing Revolving Tranches, Existing Australian Tranche Revolving Tranches or Existing Euro Tranche Revolving Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)      Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.26(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.26(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.26(c) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.26 and without limiting the generality or applicability of Section 10.1 to any Section 2.26 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.26 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.26 Additional Amendments do not become effective prior to the time that such Section 2.26 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.26 Additional Amendments to become effective in accordance with Section 10.1; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Obligors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Term Tranches than such Extended Term Tranches as contemplated by Section 2.12). Notwithstanding anything to the contrary in Section 10.1, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Parent Borrower and the Administrative Agent, to effect the provisions of this Section 2.26; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.26 Additional Amendment.

(d)        If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Parent Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrowers owing to the Non-Extending Lender relating to the Existing Loans so assigned (including pursuant to Section 2.21 (as though Section 2.21 were applicable)) shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.26, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrowers owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Parent Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(e)        Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with Section 2.26(a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of the Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(f)        Following any Extension Date, with the written consent of the Parent Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Parent Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Parent Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)      With respect to all Extensions consummated by the Parent Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.11 and 2.12 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Parent Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Parent Borrower’s sole discretion and may be waived by the Parent Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.11 and 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26.

2.27        Permitted Debt Exchanges.

(a)        Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Parent Borrower to all Lenders (other than any Lender that, if requested by the Parent Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Parent Borrower, the Parent Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Parent Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Parent Borrower on the date of the settlement thereof

(and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Parent Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Parent Borrower pursuant to such Permitted Debt Exchange Offer, then the Parent Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Parent Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (vi) any applicable Minimum Exchange Tender Condition shall be satisfied. No Lender shall have any obligation to agree to have any of its Term Loans exchanged for Permitted Debt Exchange Notes pursuant to any Permitted Debt Exchange Offer.

(b)      With respect to all Permitted Debt Exchanges effected by the Parent Borrower pursuant to this Section 2.27, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and 2.12 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that, subject to the foregoing clause (ii), the Parent Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Parent Borrower’s discretion) of Term Loans be tendered.

(c)        In connection with each Permitted Debt Exchange, the Parent Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Parent Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.27 and without conflict with Section 2.27(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made.

(d)      The Parent Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Parent Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Parent Borrower’s reliance on any certificate delivered by a Lender pursuant to Section 2.27(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

SECTION 3.      LETTERS OF CREDIT

3.1         L/C Commitment.

(a)      Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) under the Revolving Commitments for the account of the Revolving Borrowers or any Obligor on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the aggregate L/C Commitment, (ii) the L/C Obligations of such Issuing Lender shall exceed such Issuing Lender’s individual L/C Commitment or (iii) any Revolving Lender’s Available Revolving Commitment or the aggregate amount of the Available Revolving Commitments would be less than zero and (iv) Barclays Bank PLC shall not be required to issue any Letters of Credit other than standby Letters of Credit. Each Letter of Credit shall (i) be denominated in US Dollars or any Alternative Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance or such longer period as may be agreed by the applicable Issuing Lender and (y) the date that is five Business Days prior to the Revolving Termination Date (unless cash collateralized or backstopped, in each case in a manner agreed to by the Parent Borrower and the Issuing Lender); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods or such longer periods as may be agreed by the applicable Issuing Lender (which shall in no event extend beyond the date referred to in clause (y) above (unless cash collateralized or backstopped, in each case in a manner agreed to by the Parent Borrower and the Issuing Lender)).

(b)      No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would (i) conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law, or if such Requirement of Law would impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and is not otherwise reimbursable to it by the Borrowers hereunder and which such Issuing Lender in good faith deems material to it or (ii) violate one or more policies of such Issuing Lender applicable generally to the issuance of letters of credit for the account of similarly situated borrowers.

(c)        No Issuing Lender shall be required to (but may, at its option) (i) issue a Letter of Credit in an amount less than $100,000 and (ii) issue any Letter of Credit to the extent it would cause such Issuing Bank to have more than five Letters of Credit outstanding to the Borrowers or their Subsidiaries.

3.2        Procedure for Issuance of Letter of Credit. The Borrowers may from time to time request that the relevant Issuing Lender issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to such Issuing Lender at its address for notices specified to the Borrowers by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Parent Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance (or such amendment, renewal or extension, as the case may be) thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Revolving Lenders, notice of the issuance (or such amendment, renewal or extension, as the case may be) of each Letter of Credit issued by it (including the amount thereof).

3.3        Fees and Other Charges.

(a)        The Borrowers will pay a fee, in US Dollars, on each outstanding Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility (minus the fronting fee referred to below), on the Dollar Equivalent of the face amount of such Letter of Credit, which fee shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided that, with respect to any Defaulting Lender, such Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Lender’s ratable share of any letter of credit fee shall otherwise have been due and payable by the Borrowers prior to such time; provided further that any Defaulting Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit shall accrue for the account of each Non-Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit which has been reallocated to such Non-Defaulting Lender pursuant to Section 3.4(d) and with respect to any L/C Shortfall either (i) if the Borrowers have paid to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall to be held as security for all obligations of the Borrowers to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent, for the account of the Borrowers or (ii) otherwise, for the account of the Issuing Lenders, in each case so long as such Lender shall be a Defaulting Lender. In addition, the Borrowers shall pay to each Issuing Lender for its own account a fronting fee, in US Dollars, equal to 0.125% per annum on the Dollar Equivalent of the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrowers separately agreed to by the Parent Borrower and such Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)        In addition to the foregoing fees, the Borrowers shall pay or reimburse each Issuing Lender for costs and expenses agreed by the Borrowers and such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrowers.

3.4        L/C Participations.

(a)        Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay, in US Dollars, to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage of the Dollar Equivalent of the amount of such draft, or any part thereof, that is not so reimbursed (“L/C Disbursements”); provided that, nothing in this paragraph shall relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto). Each

L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)        If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section 3.4 shall be presumptively correct in the absence of demonstrable error.

(c)        Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)        Notwithstanding anything to the contrary contained in this Agreement, in the event an L/C Participant becomes a Defaulting Lender, then such Defaulting Lender’s Revolving Percentage in all outstanding Letters of Credit will automatically be reallocated among the L/C Participants that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s Revolving Percentage (calculated without regard to the Revolving Commitment of the Defaulting Lender), but only to the extent that such reallocation does not cause the Revolving Extensions of Credit of any Non-Defaulting Lender to exceed the Revolving Commitment of such Non-Defaulting Lender. Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If such reallocation cannot, or can only partially be effected, the Borrowers shall, within five Business Days after written notice from the Administrative Agent, pay to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to such Defaulting Lender’s Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(d)) to be held as security for all obligations of the Borrowers to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent. So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ Revolving Percentage, as applicable, of the outstanding Revolving Loans, their participations in Swing Line Loans and their participations in Letters of Credit after giving effect to any such requested Letter of Credit would exceed (such excess, the “L/C Shortfall”) the aggregate Revolving Commitments of the Non-Defaulting Lenders, unless the Borrowers shall pay to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(e)        If, on any date, the L/C Obligations would exceed 105% of the L/C Commitment (including as a result of any revaluation of the Dollar Equivalent of the L/C Obligations on any Revaluation Date in accordance with Section 1.4), the Borrowers shall promptly pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the amount by which the L/C Obligations exceed the L/C Commitment, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

3.5        Reimbursement Obligation of the Borrowers. The Borrowers agree to reimburse each Issuing Lender on the Business Day following the date on which such Issuing Lender notifies the Parent Borrower of the date and amount of a draft presented under any Letter of Credit issued by such Issuing Lender at the Parent Borrower’s request and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified to the Parent Borrower in US Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice, the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(c). In the case of any such reimbursement in US Dollars with respect to a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Lender shall notify the Parent Borrower of the Dollar Equivalent of the amount of the draft so paid promptly following the determination thereof.

3.6        Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Lender, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. The Borrowers agree that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrowers and shall not result in any liability of such Issuing Lender to the Borrowers.

3.7        Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Parent Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8        Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall apply.

3.9      Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Lender and the Parent Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

SECTION 4.      REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants (as to itself and each of its Restricted Subsidiaries (or where specified, its Subsidiaries)) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date and on the date of each borrowing of Loans or issuance, extension or renewal of a Letter of Credit hereunder that:

4.1      Financial Condition. The audited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at December 31, 2018, December 31, 2019 and December 31, 2020, and the related statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Pricewaterhouse Coopers LLP or other independent certified public accountants of nationally recognized standing, present fairly in all material respects the financial condition of the Parent Borrower and its Subsidiaries, as at such date, and the results of, their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto and year-end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).

4.2        No Change. Since December 31, 2020, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

4.3        Existence; Compliance with Law. (a) Except as set forth in Schedule 4.3, (i) the Parent Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrowers), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) each of the Parent Borrower and its Subsidiaries is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not have a Material Adverse Effect.

4.4        Corporate Power; Authorization; Enforceable Obligations.

(a)        Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow or have Letters of Credit issued hereunder, except in each case (other than with respect to the Borrowers), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrowers), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)        No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.17.

(c)        Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to the Capital Stock of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock is governed by the Uniform Commercial Code), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5        No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the Organic Documents of (i) the Borrowers or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on the Parent Borrower or any of its Restricted Subsidiaries or any Contractual Obligation of the Parent Borrower or any of its Restricted Subsidiaries or (c) except as would not have a Material Adverse Effect, result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6        No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened against the Parent Borrower or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7        No Default. No Default or Event of Default has occurred and is continuing.

4.8    Ownership of Property; Liens. Except as set forth in Schedule 4.8, each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other Property (other than Intellectual Property, which is addressed separately in Section 4.9), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents.

4.9        Intellectual Property. Each of the Parent Borrower and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens except as permitted by the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No holding, injunction, decision or judgment has been rendered by any Governmental Authority against the Parent Borrower or any Restricted Subsidiary and neither the Parent Borrower nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except non-exclusive license agreements in the ordinary course of business) which would limit, cancel or question the validity or enforceability of the Parent Borrower’s or any Restricted Subsidiary’s rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect. No claim has been asserted or threatened or is pending by any Person challenging or questioning the use or ownership by the Parent Borrower or its Restricted Subsidiaries of any Intellectual Property used or owned by the Parent Borrower or any of its Restricted Subsidiaries or the validity or enforceability of any Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Parent Borrower and its Restricted Subsidiaries and the operation of their businesses does not infringe on, misappropriate or otherwise violate the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. The Parent Borrower and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect and maintain their ownership of, and the validity and enforceability of, all Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10        Taxes. Each of the Parent Borrower and its Restricted Subsidiaries (i) has filed or caused to be filed all federal, state, provincial and other tax returns that are required to be filed and (ii) has paid all Taxes shown to be due and payable on said returns and all other Taxes, fees or other similar charges imposed on it or any of its Property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Parent Borrower or such Restricted Subsidiary, as the case may be), except in each case of (i) and (ii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Neither any transaction contemplated by the Loan Documents, nor any transaction to be carried out in connection with any transaction contemplated thereby, meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

4.11        Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

4.12        ERISA.

(a)        Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) nor an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made or is reasonably expected to occur with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of the Parent Borrower, any of its Subsidiaries or any Commonly Controlled Entity, during such five-year period, nor is any such termination or Lien reasonably expected to occur or arise; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of the Parent Borrower, any of its Subsidiaries or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) none of the Parent Borrower, any of its Subsidiaries or any Commonly Controlled Entity would become subject to any liability under ERISA if the Parent Borrower or such Subsidiary or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and (v) no Multiemployer Plan is Insolvent.

(b)        The Parent Borrower and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained by a Commonly Controlled Entity (other than the Parent Borrower and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Parent Borrower or any of its Subsidiaries to pay money.

(c)        Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.

4.13        Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

4.14      Subsidiaries. The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of the Parent Borrower at the Closing Date. Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

4.15        Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, none of the Parent Borrower or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any Environmental Liability.

4.16        Accuracy of Information, etc. As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this

Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.17        Security Documents. The Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties (or, where it is mandatorily required by applicable laws, in favor and for the benefit of each Secured Party directly), a legal, valid and enforceable security interest in the Collateral described therein of a type in which a security interest can be created under Article 9 of the UCC (including any proceeds of any such item of Collateral) (or a comparable statute in any applicable non-U.S. jurisdiction or pursuant to such other system of registration as may exist in any applicable non-U.S. jurisdiction); provided that for purposes of this Section 4.17, Collateral shall be deemed to exclude any Excluded Collateral. In the case of (i) the Capital Securities (as defined in the Security Agreement) described in and pledged under the Security Agreement (other than Excluded Capital Stock) when any stock certificates or notes, as applicable, representing such Capital Securities are or were delivered to the Collateral Agent and (ii) the other Collateral described in the Security Agreement (other than Excluded Collateral), when financing statements in appropriate form are or were filed in the appropriate filing offices (or a comparable office in any applicable non-U.S. jurisdiction) (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent) and such other filings as are specified in Schedule III to the Security Agreement (or in the applicable Security Document) are or were made, the Collateral Agent has or shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the appropriate filing offices and the filings specified on Schedule III to the Security Agreement, and through the delivery of the pledged Capital Securities required to be delivered pursuant to the Security Agreement), as security for the Obligations, in each case prior in right to the Lien of any other Person (except (i) in the case of Collateral other than pledged Capital Securities, Liens permitted by Section 7.3 and (ii) Liens having priority by operation of law) to the extent required by the Security Documents.

4.18        Solvency. As of the Closing Date, the Parent Borrower and its Restricted Subsidiaries are (on a consolidated basis), and after giving effect to the Transactions will be, Solvent.

4.19        Anti-Terrorism. (a) The Parent Borrower and its Subsidiaries are in compliance with the USA Patriot Act and (b) none of the Parent Borrower and its Subsidiaries, nor any of their respective directors or officers or, to the knowledge of the Parent Borrower and such Subsidiary, any Affiliate, agent or employee of the Parent Borrower or any Subsidiary, is a Person that is, or is owned or controlled by Persons that are, (i) on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations and prohibitions under any other U.S. Department of Treasury’s Office of Foreign Asset Control regulation or executive order (“OFAC”), or otherwise the subject or target of any Sanctions (a “Sanctioned Person”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”). The Parent Borrower will not, directly or indirectly, use the proceeds of the Loans, or request the issuance of any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (A) to finance any activities or business of or with any Person or in any country or territory, that, at the time of such financing, is a Sanctioned Person or a Sanctioned Country, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise). The Parent Borrower will not (directly or indirectly) use the proceeds of the Loans, or request the issuance of any Letter of Credit, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and all laws, rules and regulations of the European Union and United Kingdom applicable to the Parent Borrower or its Subsidiaries from time to time, and all other applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction (“Anti-Corruption Laws”). Neither the Parent Borrower or its Subsidiaries, directors or officers or, to the best knowledge of the Parent Borrower, any Affiliate, agent or employee of it or its Subsidiaries, has engaged in any activity or conduct which would violate Anti-Corruption Laws. The Parent Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to prevent violation of and ensure compliance with Anti-Corruption Laws.

4.20        Affected Financial Institution. No Loan Party is an Affected Financial Institution.

4.21        Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” (with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) in violation of such Regulation U or for any other purpose that violates the provisions of the Regulation U. Neither the Parent Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

4.22        Australian Tax Consolidation. No Loan Party or Restricted Subsidiary has made any election as a result of which the Parent Borrower or its Restricted Subsidiaries have formed an Australian Tax Consolidated Group other than where (a) each member of the Australian Tax Consolidated Group is a direct or indirect wholly-owned Subsidiary of the Parent Borrower and (b) all members of the Australian Tax Consolidated Group have entered into a valid Australian Tax Sharing Agreement and a customary Australian tax funding agreement.

SECTION 5.      CONDITIONS PRECEDENT

5.1        Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)        Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, (ii) the Security Agreement, (iii) the U.S. Guaranty, (iv) the Lux Pledge Confirmation, (v) the Guaranty Reaffirmations, the (vi) Australian Security Agreement Amendments and (vii) the Australian Amending Agreement, in each case, executed and delivered by each Borrower, Obligor and Lender party thereto;

(b)      Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date.

(c)      No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d)      Borrowing Notice. The Administrative Agent shall have received a notice of borrowing from the Parent Borrower with respect to the Initial Term Loans;

(e)        Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, in each case to the extent invoiced at least three Business Days prior to the Closing Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent) required to reimbursed or paid by the Borrowers hereunder or under any other Loan Document;

(f)        Legal Opinions. The Administrative Agent shall have received an executed legal opinion of (i) King & Spalding LLP, counsel to the Loan Parties, (ii) Venable LLP, Maryland counsel to the Parent Borrower, (iii) Husch Blackwell LLP, Kansas counsel to certain the Loan Parties, (iv) Husch Blackwell LLP, Colorado counsel to certain of the Loan Parties, (v) Allen & Overy LLP, Luxembourg counsel to the Lux Borrower and (vi) King Wood and Mallesons, Australian counsel to the Australian Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(g)        Closing Certificate. The Administrative Agent shall have received a certificate of the Borrowers and each of the other Loan Parties incorporated in the United States, Luxembourg and Australia (it being understood that Australian Obligors will provide a customary verification certificate under the Australian Amending Agreement to satisfy this requirement), dated as of the Closing Date, substantially in the form of Exhibit L, with appropriate insertions and attachments;

(h)        USA Patriot Act; Beneficial Ownership Certification. The Lenders shall have received from the Borrowers and each of the Loan Parties at least three Business Days prior to the Closing Date documentation and other information requested by any Lender no less than 10 Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and, to the extent the Borrowers qualify as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrowers;

(i)        [Reserved];

(j)        [Reserved];

(k)        Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer on behalf of the Parent Borrower, substantially in the form of Exhibit M;

(l)        Refinancing. The Refinancing shall have been, or shall substantially concurrently be, consummated;

(m)        Lien Searches. The Collateral Agent shall have received the results of recent lien searches, including Intellectual Property lien searches, in each of the jurisdictions in which Uniform Commercial Code financing statements will be made or Intellectual Property security agreements will be filed, as applicable, to evidence or perfect security interests required to be evidenced or perfected, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3 or Liens to be discharged on or prior to the Closing Date;

(i)        Historical Financial Statements. The Lead Arrangers shall have received:

(A)	audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent Borrower and its Subsidiaries for Fiscal Years 2018, 2019, and 2020; and

(B)

unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent Borrower and its Subsidiaries for each Fiscal Quarter ended after Fiscal Year 2020 ended at least 45 days prior to the Closing Date.

5.2        Conditions to Each Revolving Loan Extension of Credit, Australian Tranche Revolving Loan or Euro Tranche Revolving Loans After Closing Date. The agreement of each Lender to make any Revolving Loan, Australian Tranche Revolving Loan or Euro Tranche Revolving Loan, make or participate in any Swing Line Loan or to issue or participate in any Letter of Credit hereunder on any date after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a)      Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date.

(b)        No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)        No Change. In the case of a Revolving Loan, or a Letter of Credit to be denominated in an Alternative Currency, an Australian Tranche Revolving Loan or a Euro Tranche Revolving Loan, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Revolving Lenders (in the case of any Revolving Loans to be denominated in an Alternative Currency), the Issuing Lenders (in the case of any Letter of Credit to be denominated in an Alternative Currency), the Required Australian Lenders (in the case of any Australian Tranche Revolving Loans) or the Required Euro Lenders (in the case of any Euro Tranche Revolving Loans) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Alternative Currency.

(d)        Notice. The Administrative Agent and, if applicable, the applicable Issuing Lender or the Swing Line Lender shall have received a Borrowing Notice, Letter of Credit Request and/or Swing Line Loan Notice, as applicable, in accordance with the requirements hereof.

Each borrowing of a Revolving Loan, Australian Tranche Revolving Loan, Euro Tranche Revolving Loan and/or Swing Line Loan by and issuance, extension or renewal of a Letter of Credit on behalf of any Borrower hereunder after the Closing Date shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3        Euro Borrower. The obligation of each Euro Lender to initially make any Credit Extension to the Euro Borrower shall be subject to (x) the Euro Lenders having sufficient Revolving Availability to reallocate their Euro Tranche Revolving Commitments to the Euro Tranche Revolving Facility as undrawn Euro Tranche Revolving Commitments and (y) the Administrative Agent having received (i) a duly executed the Euro Borrower Joinder Agreement, (ii) a certificate of the Euro Borrower that satisfies the requirements of Section 5.01(g), including attachments thereto customary for borrowers incorporated in the

Republic of Italy, (iii) executed counterparts of each Euro Security Document required to be delivered by the Euro Borrower, duly executed, authorized or delivered by the Euro Borrower, (iv) a customary opinion, dated as of the joinder effective date and addressed to the Administrative Agent and all Euro Lenders, from Italian counsel to the Euro Borrower, in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (v) the Lenders shall have received from the Italian Borrower, and shall be satisfied with, documentation and other information requested by any Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and, to the extent the Italian Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Italian Borrower.

SECTION 6.      AFFIRMATIVE COVENANTS

Each Borrower (as to itself and each of its Restricted Subsidiaries (or, with respect to Sections 6.4(b) and 6.12, its Subsidiaries)) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrowers and the applicable Issuing Lender) or any Loan, Swing Line Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements, Foreign Working Capital Obligations or Cash Management Obligations), each Borrower shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2 and Section 6.7) each of its Restricted Subsidiaries (or Subsidiaries, as applicable) to:

6.1        Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on IntraLinks or another similar electronic platform):

(a)        within the earlier of (i) 90 days after the end of each fiscal year of the Parent Borrower and (ii) so long as the Parent Borrower is a public reporting company at such time, such earlier date as the SEC requires the filing of such information (or if the Parent Borrower is required to file such information on a Form 10-K with the SEC, promptly following such filing), commencing with the fiscal year ending December 31, 2021, a copy of the audited consolidated balance sheet of the Parent Borrower and its consolidated Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth, in comparative form the figures as of the end of and for the previous year, reported on without qualification arising out of the scope of the audit (other than any such qualification, exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (i) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary, (ii) an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such audit is delivered or (iii) a prospective or actual Event of Default under Section 7.4 or any other financial covenant), by Pricewaterhouse Coopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)        within the earlier of (i) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower and (ii) so long as the Parent Borrower is a public reporting company at such time, such earlier date as the SEC requires the filing of such information (or if the Parent Borrower is required to file such information on a Form 10-Q with the SEC, promptly following such filing), commencing with the fiscal quarter ending March 31, 2022, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Parent Borrower and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the lack of notes);

all such financial statements to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of footnotes).

The Parent Borrower may satisfy its obligations under this Section 6.1 by delivering information relating to the Parent Borrower and its consolidated Restricted Subsidiaries, it being agreed that the furnishing of the Parent Borrower’s annual report on Form 10-K for such year, as filed with the SEC, together with unaudited consolidating schedules of the balance sheet and the statements of income and cash flows prepared by management for the Parent Borrower and its consolidated Subsidiaries (it being understood that the Parent Borrower may alter the presentation of financial information in any such consolidating schedules to conform to any changes to the presentation of financial information of the Parent Borrower in its Form 10-K (but in any event shall include a balance sheet and statements of income and cash flows) or make such other changes to the consolidating schedules as consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed) will satisfy the Parent Borrower’s obligation under Section 6.1(a) with respect to such year and that the furnishing of the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, together with unaudited consolidating schedules of the balance sheet and the statements of income and of cash flows prepared by management for the Parent Borrower and its consolidated Restricted Subsidiaries (it being understood that the Parent Borrower may alter the presentation of financial information in any such consolidating schedules to conform to any changes to the presentation of financial information of the Parent Borrower in its Form 10-Q (but in any event shall include a balance sheet and statements of income and cash flows) or make such other changes to the consolidating schedules as consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed) will satisfy the Parent Borrower’s obligations under this Section 6.1(b) with respect to such quarter. Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2        Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (e), to the relevant Lender:

(a)        to the extent permitted by the internal policies of such independent certified public accountants, concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants in customary form reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default arising from a breach of Section 7.4, except as specified in such certificate;

(b)        no later than seven (7) days following, and within the time period required for, the delivery of any financial statements pursuant to Section 6.1(a) and Section 6.1(b), (i) a Compliance Certificate of a Responsible Officer on behalf of the Parent Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and (ii) to the extent not previously disclosed to the Administrative Agent, (x) a description of any Default or Event of Default that occurred, (y) a description of any new Restricted Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party and a listing of registrations of or applications for United States Intellectual Property, and exclusive licenses to registrations of or applications for United States copyrights, by any Loan Party (other than Excluded Collateral) since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date) and (z) description of any Subsidiary designated as an Unrestricted Subsidiary during such fiscal quarter;

(c)        not later than 90 days after the end of each fiscal year of the Parent Borrower, commencing with the fiscal year ending December 31, 2022, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Annual Operating Budget”));

(d)        promptly after the same are sent, copies of all financial statements and material reports that the Parent Borrower sends to the holders of any class of its debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2; and

(e)      promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request.

Notwithstanding anything to the contrary in this Section 6.2, (a) none of the Parent Borrower or any of the Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Parent Borrower as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information). Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website or (ii) on which such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3        Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4        Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.1 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5        Maintenance of Property; Insurance.

(a)        Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)      Take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office (or such similar office in such applicable non-U.S. jurisdiction as may be required by the Security Documents), to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property owned by the Parent Borrower or its Restricted Subsidiaries, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)        Maintain insurance with financially sound and reputable insurance companies on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. The Parent Borrower shall use its commercially reasonable efforts to ensure that all material insurance policies shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as insured party or loss payee.

6.6        Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in a manner to allow financial statements to be prepared in conformity with GAAP, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided that (i) such visits shall be coordinated by the Administrative Agent, (ii) such visits shall be limited to no more than one such visit per calendar year, and (iii) such visits by any Lender shall be at the Lender’s expense, except in the case of the foregoing clauses (ii) and (iii) during the continuance of an Event of Default), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers of the Parent Borrower and its Restricted Subsidiaries (provided that (i) a Responsible Officer of the Parent Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be coordinated by the Administrative Agent, and (iii) such discussions shall be limited to no more than once per calendar quarter except during the continuance of an Event of Default) and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants (provided that (i) a Responsible Officer of the Parent Borrower shall be afforded the opportunity to be present during such discussions and (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default). Notwithstanding anything to the contrary in this Section 6.6, none of the Parent Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

6.7        Notices. Promptly upon a Responsible Officer of the Parent Borrower obtaining knowledge thereof, give notice to the Administrative Agent (for delivery to each Lender) of:

(a)        the occurrence of any Default or Event of Default;

(b)        any litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect; and

(c)        any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.8        Future Guarantors, Security, etc. (a) The Parent Borrower will, and will cause each U.S. Subsidiary (other than HBI Playtex Bath LLC, a Delaware limited liability company (“Playtex Bath”), HBI Receivables LLC, a Delaware limited liability company (“HBI Receivables”) and Playtex Marketing Corporation, a Delaware corporation (“Playtex Marketing”)) to, promptly after the formation or acquisition thereof (but in any event within sixty (60) days or such longer period as agreed by the Administrative Agent in its reasonable discretion) execute any documents, authorize the filing of Uniform Commercial Code financing statements or other similar financing statements, execute agreements and instruments, and take all commercially reasonable further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens and any express limitations on perfection and priority set forth herein and the other Loan Documents) of the Liens created or intended to be created by the Loan Documents. Within the time period set forth above, the Parent Borrower will cause any subsequently acquired or organized U.S. Subsidiary (other than Playtex Bath, HBI Receivables and Playtex Marketing) to execute a supplement (in form and substance reasonably satisfactory to the Administrative Agent) to the U.S. Guaranty and each other applicable Loan Document in favor of the Secured Parties. In addition, from time to time, the Parent Borrower will, at its own cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Parent Borrower and its U.S. Subsidiaries (other than Playtex Bath, HBI Receivables and Playtex Marketing) and personal property acquired subsequent to the Closing Date; provided that (a) neither the Parent Borrower nor its U.S. Subsidiaries shall be required to pledge more than 65% of the voting Capital Stock of any Foreign Subsidiary that is directly owned by any U.S. Obligor, (b) no Obligor shall be required to create or perfect any security interest in any leased real property or any owned real property (including by way of mortgage or otherwise), (c) to the extent the Organic Documents of a Foreign Subsidiary prohibit the creation or perfection of a security interest in the Capital Securities of such Foreign Subsidiary, no U.S. Obligor will be required to create or perfect a security interest in such Capital Securities, (d) the Parent Borrower and its U.S. Subsidiaries will not be required to execute and deliver any foreign pledge agreements with respect to the Capital Securities of any Foreign Subsidiary other than one or more Luxembourg Pledge Agreements with respect to any Lux Subsidiary, and (e) to the extent a Guarantee by a U.S. Subsidiary is prohibited or restricted by contracts existing on the Closing Date (or if a U.S. Subsidiary is acquired after the Closing Date, on the date of such acquisition (but not in contemplation of such acquisition)) or applicable law or would cause adverse tax consequences as reasonably determined by the Parent Borrower, such U.S. Subsidiary will not be required to execute a supplement to the U.S. Guaranty. Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Agents, and the Parent Borrower shall deliver or cause to be delivered to the Agents all such instruments and documents (including legal opinions and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section.

(b)        Lux Borrower will, and will cause each of the Euro Subsidiary Guarantors, the Euro Borrower, the Australian Borrower and the Australian Subsidiary Guarantors to, promptly after the formation or acquisition thereof (but in any event within sixty (60) days or such longer period as agreed by the Administrative Agent in its reasonable discretion), execute any documents, authorize filings, execute agreements and instruments, and take all commercially reasonable further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens and any express limitations on perfection and priority set forth herein and the other Loan Documents) of the Liens created or intended to be created by the Loan Documents. Within the time period set forth above, Lux Borrower will cause any of its subsequently acquired or organized Foreign Subsidiaries that are not excluded from the definition of “Euro Subsidiary Guarantors” or “Australian Subsidiary Guarantors” to execute a supplement (in form and substance reasonably satisfactory to the Administrative Agent) to the Euro Guaranty and each other applicable Loan Document in favor of the Secured Parties. In addition, from time to time, Lux Borrower will, at its own cost and expense, promptly secure the Euro Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Euro Obligations shall be secured by, among other things, substantially all the assets of Lux Borrower and its Lux Subsidiaries and personal property acquired subsequent to the Closing Date; provided that (a) no Obligor shall be required to create or perfect any security interest in any leased real property or any owned real property (including by way of mortgage or otherwise), (b) to the extent the Organic Documents of a Foreign Subsidiary prohibit the creation or perfection of a security interest in the Capital Securities of such Foreign Subsidiary, no Euro Obligor will be required to create or perfect a security interest in such Capital Securities, (c) no Obligor will be required to execute and deliver any foreign pledge agreement with respect to any Foreign Subsidiary other than one or more Luxembourg Pledge Agreements with respect to any Lux Subsidiary, and (d) to the extent a Guarantee by a Foreign Subsidiary is prohibited or restricted by contracts existing on the Closing Date (or if a Foreign Subsidiary is acquired after the Closing Date, on the date of such acquisition (but not in contemplation of such acquisition)) or applicable law or would cause adverse tax consequences as reasonably determined by Lux Borrower, such Foreign Subsidiary will not be required to execute a supplement to the Euro Guaranty. Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Agents, and the Lux Borrower shall deliver or cause to be delivered to the Agents all such instruments and documents (including legal opinions and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section.

(c)        Australian Borrower will, and will cause each of the Australian Subsidiary Guarantors, the Euro Borrower, the Lux Borrower and the Euro Subsidiary Guarantors to, promptly after the formation or acquisition thereof (but in any event within sixty (60) days or such longer period as agreed by the Administrative Agent in its reasonable discretion), execute any documents, authorize filings, execute agreements and instruments, and take all commercially reasonable further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens and any express limitations on perfection and priority set forth herein and the other Loan Documents) of the Liens created or intended to be created by the Loan Documents. Within the time periods set forth above, Australian Borrower will cause any of its subsequently acquired or organized Foreign Subsidiaries that are not excluded from the definition of “Australian Subsidiary” or “Euro Subsidiary Guarantors” to execute a supplement (in form and substance reasonably satisfactory to the Administrative Agent) to the U.S Guaranty or Euro Guaranty, as applicable, and each other applicable Loan Document in favor of the Secured Parties. In addition, from time to time, Australian Borrower will, at its own cost and expense, promptly secure the Australian Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Australian Required Lenders shall designate, it being agreed that it is the intent of the parties that the Australian Obligations shall be secured by, among other things, substantially all the assets of Australian Borrower and the Australian Subsidiaries that are organized under the laws of Australia or New Zealand and personal property acquired subsequent to the Closing Date; provided that (a) no Obligor shall be required to create or perfect any security interest in any leased real property or any owned real property (including by way of mortgage or otherwise), (b) to the extent the Organic Documents of a Foreign Subsidiary prohibit the creation or perfection of a security interest in the Capital Securities of such Australian Subsidiary, no Australian Obligor will be required to create or perfect a security interest in such Capital Securities, (c) no Obligor will be required to execute and deliver any foreign pledge agreement with respect to any Foreign Subsidiary other than one or more general security deeds with respect to any Australian Subsidiary organized under the laws of Australia or New Zealand, (d) to the extent a Guarantee by a Foreign Subsidiary is prohibited or restricted by contracts existing on the Closing Date (or if a Foreign Subsidiary is acquired after the Closing Date, on the date of such acquisition (but not in contemplation of such acquisition)) or applicable law or would cause adverse tax consequences as reasonably determined by Australian Borrower, such Foreign Subsidiary will not be required to execute a supplement to the U.S. Guaranty and (e) only any Obligor organized under the laws of Australia or New Zealand shall be required to grant any Lien in favor of the Collateral Agent pursuant to this Section 6.8(c). Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Agents, and the Australian Borrower shall deliver or cause to be delivered to the Agents all such instruments and documents (including legal opinions and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section

(d)        Solely following the satisfaction of the terms and conditions set forth in Section 5.3 hereof, the Euro Borrower will, and will cause each Euro Subsidiary Guarantor formed in the Republic of Italy upon the formation or acquisition thereof (or upon satisfaction of the terms and conditions set forth in Section 5.3) (but in any event within sixty (60) days or such longer period as agreed by the Administrative Agent in its reasonable discretion), to execute any documents, authorize filings, execute agreements and instruments, and take all commercially reasonable further action that may be required under the law of the Republic of Italy, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens and any express limitations on perfection and priority set forth herein and the other Loan Documents) of the Liens created or intended to be created by the Loan Documents (excluding security over any assets where the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Lenders afforded thereby as reasonably determined between Parent Borrower and the Administrative Agent) (each such document, a “Euro Security Document”). Within the time period set forth above, Euro Borrower will cause any of its subsequently acquired or organized Foreign Subsidiaries that are not excluded from the definition of “Euro Subsidiary Guarantors” or “Australian Subsidiary Guarantors” to execute a supplement (in form and substance reasonably satisfactory to the Administrative Agent) to the Euro Guaranty and each other applicable Loan Document in favor of the Secured Parties. In addition, from time to time, Euro Borrower will, at its own cost and expense, promptly secure the Euro Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Euro Obligations shall be secured by, among other things, substantially all the assets and personal property of Euro Borrower (including to the extent acquired subsequent to the Closing Date); provided that (a) no Obligor shall be required to create or perfect any security interest in any leased real property or any owned real property (including by way of mortgage or otherwise) and (b) no Obligor will be required to execute and deliver any foreign security or pledge agreement with respect to any Foreign Subsidiary other than one or more Euro Security Documents. Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Agents, and the Euro Borrower shall deliver or cause to be delivered to the Agents all such instruments and documents (including legal opinions and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section.

(e)        Notwithstanding anything to the contrary herein or in any other Loan Document, the Parent Borrower may, in its sole discretion, elect to cause any Restricted Subsidiary and/or parent company (any such Person, a “Discretionary Obligor”) that is not otherwise required to be a Subsidiary

Guarantor to provide a Guarantee by causing such Person to execute a joinder agreement to the applicable guaranty agreement (or enter into a new guaranty agreement in the applicable jurisdiction), and any such Person shall constitute a Loan Party and an Obligor for all purposes hereunder, it being understood and agreed that such Person may grant a security interest in such categories of assets (other than, for the avoidance of doubt, any Excluded Collateral) pursuant to such documentation as the Parent Borrower and the Administrative Agent may reasonably agree; provided, that in the case of any Discretionary Obligor that is a Foreign Subsidiary, the jurisdiction of such person is reasonably acceptable to the Administrative Agent on the basis (i) that any guarantee or collateral provided by such entity can reasonably be expected to be enforceable by the Administrative Agent or (ii) of any Requirements of Law applicable to the Administrative Agent acting in such capacity with respect to such jurisdiction; provided, further, the Administrative Agent shall have received all documentation and other information reasonably requested in writing by the Administrative Agent in connection with customary “know your customer” requirements with respect to such Discretionary Obligor.

(f)        Notwithstanding paragraphs (a) and (b) above or any other provision of this Agreement, any person organized under the laws of Australia that is restricted from providing a guarantee or Lien by reason of Part 2J.3 of the Australian Corporations Act will not be required to provide such guarantee or Lien until it has conducted a financial assistance whitewash for the purposes of section 260B of the Australian Corporations Act, provided that, it shall conduct such whitewash within 90 days after the completion date of the relevant acquisition (or such later date as the Administrative Agent may agree in its discretion).

6.9        Use of Proceeds. The proceeds of the Initial Term Loans shall be used solely to effect the Transactions and to pay related fees and expenses. The proceeds of the Revolving Loans, Australian Tranche Revolving Loans and the Letters of Credit shall be used (i) on the Closing Date, to finance, in part, the Refinancing and/or Discretionary Refinancings and (ii) thereafter (and including the Euro Tranche Revolving Loans), to finance Permitted Acquisitions and Investments permitted hereunder, for general corporate purposes and for other purposes of the Parent Borrower (or Australian Borrower or Euro Borrower) and its Subsidiaries not prohibited by this Agreement.

6.10        Post Closing. The Parent Borrower shall, and shall cause each of its Restricted Subsidiaries to, satisfy the requirements set forth on Schedule 6.10 on or before the date set forth opposite such requirement or such later date as consented to by the Administrative Agent in its sole discretion.

6.11        Changes in Jurisdiction or Organization; Name. In the case of any Loan Party, upon any change of its name or change of its jurisdiction or organization, such Loan Party shall deliver prompt (and in any event no later than 30 days following such change) written notice to the Collateral Agent and deliver to the Collateral Agent, all additional executed financing statements, financing change statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for in the Security Documents.

6.12      Anti-Corruption Laws; Sanctions. The Parent Borrower and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance with the Anti- Corruption Laws applicable to the Parent Borrower or any Subsidiary.

6.13        Australian Tax Consolidation. Each Loan Party that is a resident of Australia for Australian tax purposes shall (a) ensure that any Australian Tax Sharing Agreement to which it is party is maintained in full force and effect and that it and each other member of an Australian Tax Consolidated Group of which it is a member fully complies with the Australian Tax Sharing Agreement; and (b) ensure that any entity which becomes a subsidiary member of an Australian Tax Consolidated Group accedes to the Australian Tax Sharing Agreement with effect from the time that the entity becomes a subsidiary member of the Australian Tax Consolidated Group.

SECTION 7.      NEGATIVE COVENANTS

Each Borrower (on behalf of itself and each of the Restricted Subsidiaries), hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrowers and the applicable Issuing Lender) or any Loan, Swing Line Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Cash Management Obligations), each Borrower shall not, and shall not permit any of the Restricted Subsidiaries to:

7.1        Business Activities; Fiscal Year. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business activity except those business activities engaged in on the Closing Date and activities reasonably related, supportive, complementary, ancillary or incidental thereto or reasonable extensions thereof (each, a “Permitted Business”). The Parent Borrower will not change the ending dates with respect to its Fiscal Year; provided that the Parent Borrower may change the ending date of its Fiscal Year to December 31 upon notice to the Administrative Agent at least one Fiscal Quarter in advance of such change.

7.2        Indebtedness. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a)        Indebtedness in respect of the Obligations;

(b)        unsecured Indebtedness of the Obligors under (i) the Senior U.S. Note Documents (x) with respect to the 2024 Senior U.S. Notes in an aggregate principal amount not to exceed $900,000,000, (y) with respect to the 2025 Senior U.S. Notes in an aggregate principal amount not to exceed $700,000,000 and (z) with respect to the 2026 Senior U.S. Notes, in an aggregate principal amount not to exceed $900,000,000 and (ii) the Senior Euro Note Documents in an aggregate principal amount not to exceed €500,000,000, and any Permitted Refinancing of such Indebtedness listed in (i) through (iv) above;

(c)        Indebtedness existing as of the Closing Date which is identified in Schedule 7.2 hereto, and Permitted Refinancing thereof of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such amount has been reduced following the Closing Date);

(d)        unsecured Indebtedness (i) incurred in the ordinary course of business of the Parent Borrower and its Restricted Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Parent Borrower or such Subsidiary) and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or contingent liabilities of borrowed money;

(e)        Indebtedness (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Parent Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Parent Borrower and its Subsidiaries (provided that, such Indebtedness is incurred within 270 days of the acquisition of such property) and (iii) in respect of Capital Lease Obligations; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed the greater of (i) $325,000,000 and (ii) 6.5% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1;

(f)         Indebtedness of an Obligor owing to any other Obligor;

(g)         unsecured Indebtedness of an Obligor owing to a Subsidiary that is not a Subsidiary Guarantor; provided that, in each case, all such Indebtedness of any Obligor owed to a Subsidiary that is not a Subsidiary Guarantor shall be subordinated to the Obligations of such Obligor on customary terms.

(h)         Indebtedness of a Foreign Subsidiary to the Parent Borrower or any other Obligor in an aggregate amount (when aggregated with the amount of Investments made by the Parent Borrower and the Subsidiary Guarantors in Foreign Subsidiaries under Section 7.5(k)) not to exceed the greater of (i) $625,000,000 and (ii) the sum of (A) 12.5% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 plus (B) the Available Amount, determined as of the date of incurrence of such Indebtedness and any Permitted Refinancing of such Indebtedness;

(i)         Indebtedness of a Person existing at the time such Person became a Subsidiary of the Parent Borrower, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary and the aggregate amount of all Indebtedness incurred pursuant to this clause does not exceed the greater of (i) $375,000,000 and (ii) 7.50% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 and any Permitted Refinancing of such Indebtedness;

(j)         Indebtedness incurred pursuant to a Permitted Securitization and Standard Securitization Undertakings and Permitted Factoring Facilities;

(k)         unsecured Indebtedness of the Parent Borrower and its Subsidiaries incurred to refinance any other Indebtedness permitted to be incurred under clauses (a), (b), (e), (i), (j) and (n) of this Section 7.2;

(l)         Indebtedness in respect of Swap Obligations entered into in the ordinary course of business and not for speculative purposes;

(m)         Indebtedness of any Foreign Subsidiary owing to any other Foreign Subsidiary; (n) Indebtedness (whether unsecured or secured by Liens) of Foreign Subsidiaries in an aggregate outstanding principal amount not to exceed the greater of (i) $800,000,000 and (ii) 15.75% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, at any one time outstanding and contingent liabilities of any Obligor in respect thereof; provided that Foreign Subsidiaries shall be permitted to incur an additional amount of Indebtedness over the term of this Agreement not to exceed the greater of (i) $140,000,000 and (ii) 2.75% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, to the extent such Indebtedness is incurred in connection with a Permitted Acquisition, and any Permitted Refinancing of such Indebtedness;

(o)         Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(p)         Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(q)        unsecured Indebtedness of the Parent Borrower and its Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Capital Securities of officers, employees or directors (or their estates) of the Parent Borrower or such Subsidiaries;

(r)        other Indebtedness of the Parent Borrower and its Subsidiaries (other than Indebtedness of Foreign Subsidiaries owing to the Parent Borrower or Subsidiary Guarantors or of a Receivables Subsidiary) in an aggregate amount at any time outstanding not to exceed the greater of (i) $250,000,000 and (ii) 5.0% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, and contingent liabilities of any Obligor in respect thereof, and any Permitted Refinancing of such Indebtedness;

(s)        unsecured Indebtedness of the Parent Borrower and its Subsidiaries so long as (i) the Parent Borrower shall be in compliance with Section 7.4 for the applicable Test Period after giving pro forma effect thereto as if such Indebtedness had been incurred on the last day of such Test Period and (ii) such Indebtedness matures after the Revolving Loan Termination Date (such Indebtedness permitted by this clause (s), “Pro Forma Unsecured Indebtedness”), and any Permitted Refinancing of such Indebtedness;

(t)        contingent liabilities with respect to letters of credit, bankers’ acceptances and other guarantees to support real property lease obligations entered into in the ordinary course of business; and

(u)        Indebtedness of the Parent Borrower or any Restricted Subsidiary constituting (i) Additional Obligations in an aggregate principal amount at the time of incurrence not in excess of the Maximum Incremental Facilities Amount and (ii) Permitted Refinancings in respect of Indebtedness incurred pursuant to the preceding clause (i);

provided that, no Indebtedness otherwise permitted by clauses (e), (r) or (s) shall be assumed, created or otherwise incurred if an Event of Default has occurred and is then continuing (or, if such Indebtedness is incurred in connection with a Limited Condition Acquisition, if an Event of Default has occurred and is continuing on the Calculation Date).

7.3        Liens. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except the following (collectively “Permitted Liens”):

(a)        Liens securing payment of the Obligations;

(b)        Liens in connection with a Permitted Securitization or a Permitted Factoring Facility;

(c)        Liens existing as of the Closing Date and disclosed on Schedule 7.3 hereto securing Indebtedness described in clause (c) of Section 7.2, and any Permitted Refinancing thereof; provided that, no such Lien shall encumber any additional property (except for accessions to such property and the products and proceeds thereof) and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date;

(d)        Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2; provided that, (i) such Lien is granted within 270 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e)        Liens securing Indebtedness permitted by clause (i) of Section 7.2; provided that, such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific assets of such Person;

(f)        Liens in favor of carriers, warehousemen, mechanics, repairmen, materialmen, customs and revenue authorities and landlords and other similar statutory Liens and Liens in favor of suppliers (including sellers of goods pursuant to customary reservations or retention of title, in each case) granted in the ordinary course of business for amounts not overdue for a period of more than 60 days or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(g)        (i) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases, trade contracts or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in the immediately preceding clause (i);

(h)        judgment Liens that are being appealed in good faith or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1(h);

(i)        easements, rights-of-way, covenants, conditions, building codes, restrictions, reservations, minor defects or irregularities in title and other similar encumbrances and matters that would be disavowed by a full survey of real property not interfering in any material respect with the value or use of the affected or encumbered real property to which such Lien is attached;

(j)        Liens securing Indebtedness permitted by clauses (h), (n) or (o) of Section 7.2 or clause (k) of Section 7.5;

(k)        Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business;

(l)        (i) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Parent Borrower or any of its Subsidiaries, (ii) other agreements with respect to the use and occupancy of real property entered into in the ordinary course of business or in connection with a Disposition permitted under the Loan Documents or (iii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Parent Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(m)        Liens on the property of the Parent Borrower or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, licenses and statutory obligations, (ii) Contingent Obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(n)        Liens on Receivables transferred to a Receivables Subsidiary under a Permitted Securitization or to a Subsidiary who is party to a Permitted Factoring Facility under a Permitted Factoring Facility;

(o)        Liens upon specific items or inventory or other goods and proceeds of the Parent Borrower or any of its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the shipment or storage of such inventory or other goods;

(p)        Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.5 to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.9, in each case under this clause (i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on earnest money deposits of cash or Cash Equivalents made by the Parent Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(q)        Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings under other applicable Requirement of Law) regarding leases entered into by the Parent Borrower or any of its Subsidiaries in the ordinary course of business;

(r)        Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Parent Borrower or any of its Subsidiaries and (ii) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness and (iii) relating to pooled deposit or sweep accounts of the Parent Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations in each case in the ordinary course of business and not prohibited by this Agreement;

(s)        other Liens securing Indebtedness or other obligations permitted under this Agreement and outstanding in an aggregate principal amount not to exceed the greater of (i) $165,000,000 and (ii) 3.25% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1;

(t)        ground leases in respect of real property on which facilities owned or leased by the Parent Borrower or any of its Subsidiaries are located or any Liens senior to any lease, sub-lease or other agreement under which the Parent Borrower or any of its Subsidiaries uses or occupies any real property;

(u)        Liens constituting security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(v)        pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business;

(w)        Liens on (A) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to clause (p) of Section 7.2;

(x)        Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(y)        Liens in respect of Swap Obligations;

(z)        non-exclusive licenses of intellectual property rights in the ordinary course of business; and

(aa)        Liens securing Indebtedness incurred pursuant to clause (u) of Section 7.2; provided that, such Liens (1) are only on the Collateral and are pari passu or junior to the Liens on the Collateral securing the Obligations and (2) are subject to the terms of an Intercreditor Agreement or an Other Intercreditor Agreement.

7.4        Financial Covenants.

(a)        Consolidated Net Total Leverage Ratio. Commencing with the Test Period ending December 31, 2021, permit the Consolidated Net Total Leverage Ratio as at the last day of any Test Period to be in excess of 4.50 to 1.00; provided, however, that the foregoing threshold shall be 5.00 to 1.00 for any Test Period ending on the last day of a fiscal quarter during which a Material Permitted Acquisition has been consummated (a “Trigger Quarter”) and for each Test Period ending on the last day of the next three succeeding fiscal quarters, in each case, for all purposes under this Agreement; provided, further, however, that the threshold shall return to 4.50 to 1.00 no later than the last day of the Test Period ending on the last day of the fourth full fiscal quarter after such Trigger Quarter and no additional Trigger Quarter may occur within two fiscal quarters of such return.

(b)        Consolidated Net Interest Coverage Ratio. Commencing with the Test Period ending March 31, 2022, permit the Consolidated Net Interest Coverage Ratio as at the last day of any Test Period to be less than 3.00:1.00.

7.5        Investments. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)        Investments existing on the Closing Date and identified on Schedule 7.5 hereto, and any amendment, modification, restatement, extension, renewal, refunding, replacement or refinancing, in whole or in part thereof, provided that the principal amount of any Investment following any such amendment, modification, restatement, extension, renewal, refunding, replacement or refinancing pursuant to this Section 7.5(a) shall not exceed the principal amount of such Investment on the date hereof;

(b)        Cash Equivalents;

(c)        Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)        Investments consisting of any deferred portion (including promissory notes and non-cash consideration) of the sales price received by the Parent Borrower or any Subsidiary in connection with any Disposition permitted under Section 7.9;

(e)        Investments (i) by way of contributions to capital or purchases of Capital Securities by an Obligor in any other Obligor and (ii) permitted by Section 7.2(f);

(f)        Investments constituting (i) accounts receivable arising or acquired, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g)        Investments by way of the acquisition of Capital Securities or the purchase or other acquisition of all or substantially all of the assets or business of any Person, or of assets constituting a business unit, or line of business or division of, such Person, in each case constituting Permitted Acquisitions; provided that if such Person is not incorporated or organized under the laws of the United States, the amount expended in such transaction, when aggregated with the amount expended under clause (b) of Section 7.8 by Parent Borrower or any Domestic Subsidiary, shall not exceed the amount set forth in clause (b) of Section 7.8 during the term of this Agreement;

(h)        Investments in a Receivables Subsidiary or a Subsidiary who is party to a Permitted Factoring Facility or any Investment by a Receivables Subsidiary or a Subsidiary who is party to a Permitted Factoring Facility in any other Person under a Permitted Securitization or a Permitted Factoring Facility; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any equity interests;

(i)        Investments constituting loans or advances to officers, directors or employees made in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $25,000,000;

(j)        Investments by (i) any Subsidiary that is not a Subsidiary Guarantor in the Parent Borrower or any other Subsidiary or (ii) any Foreign Subsidiary in the Parent Borrower or any other Subsidiary; provided that any intercompany loan made by any Subsidiary that is not a Subsidiary Guarantor to an Obligor shall meet the requirements of clause (g) of Section 7.2;

(k)        Investments in Foreign Subsidiaries in an aggregate amount not to exceed over the term of this Agreement (when aggregated with the amount of Indebtedness incurred by Foreign Subsidiaries under clause (h) of Section 7.2) the greater of (i) $500,000,000 and (ii) the sum of (A) 10.0% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 plus (B) the Available Amount, determined as of the date of such Investment;

(l)        Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit, (ii) customary arrangements with customers or (iii) Hedging Obligations not for speculative purposes;

(m)        advances of payroll payments to employees in the ordinary course of business;

(n)        Investments in any Person engaged in one or more Permitted Businesses and supporting ongoing business operations of the Parent Borrower or its Subsidiaries (including without limitation Persons that are not Subsidiaries of the Parent Borrower) in an aggregate amount not to exceed the greater of (i) $115,000,000 and (ii) 2.25% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, over the term of this Agreement;

(o)        other Investments in an amount not to exceed over the term of this Agreement the greater of (i) $215,000,000 and (ii) the sum of (A) 4.25% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, plus (B) the Available Amount, determined as of the date of such Investment;

(p)        Investments incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Investments incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangement in each case in connection with cash management; and

(q)        Permitted Reorganizations;

provided that (I) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (II) no Investment otherwise permitted by clauses (e) (to the extent such Investment relates to an Investment in a Foreign Subsidiary) or (n) shall be permitted to be made if any Event of Default has occurred and is continuing (or, if such Investment is made in connection with a Limited Condition Acquisition, if any Event of Default has occurred or is continuing on the Calculation Date).

Notwithstanding the foregoing, no Investment of any Intellectual Property may be made by the Parent Borrower or any Restricted Subsidiary to an Unrestricted Subsidiary (including by designating a Restricted Subsidiary that owns Intellectual Property as an Unrestricted Subsidiary) if such Intellectual Property is material to the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole.

7.6        Restricted Payments. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than (a) Restricted Payments made by Subsidiaries to the Parent Borrower or wholly owned Subsidiaries, (b) cashless exercises of stock options, (c) cash payments by Parent Borrower in lieu of the issuance of fractional shares upon exercise or conversion of equity equivalents, (d) Restricted Payments in connection with the share repurchases required by the employee stock ownership programs or required under employee agreements, (e) so long as no Specified Event of Default has occurred and is continuing or would result therefrom, and both before and after giving effect to such Restricted Payment as if such Restricted Payment had been made on the last day of the Measurement Period, the Parent Borrower is in compliance with Section 7.4 for such Test Period, Restricted Payments not otherwise permitted by this Section 7.6 in an aggregate amount not to exceed the Available Amount, (f) so long as no Specified Event of Default has occurred and is continuing or would result therefrom, Restricted Payments not otherwise permitted by this Section 7.6 to the extent that, both before and after giving effect to such Restricted Payment as if such Restricted Payment had been made on the last day of the Test Period, the Consolidated Total Net Leverage Ratio for such Test Period would not exceed 3.75:1.00 and (g) additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $350,000,000 and (y) 8.0% of Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, in any Fiscal Year.

7.7        Payments With Respect to Certain Indebtedness. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to,

(a)        make any payment or prepayment of principal of, or premium or interest on, any Indebtedness incurred under Pro Forma Unsecured Indebtedness documents or the Senior Note Documents (including, in each case, any redemption or retirement thereof) (i) other than on (or after) the stated, scheduled date for payment of interest set forth in the applicable Pro Forma Unsecured Indebtedness Documents or Senior Note Documents, respectively, or (ii) which would violate the terms of this Agreement, the applicable Pro Forma Unsecured Indebtedness Documents or Senior Note Documents; provided, however, that, so long as no Specified Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may (1) if, both before and after giving effect to such payment or prepayment as if such payment or prepayment had been made on the last day of the Test Period, the Parent Borrower is in compliance with Section 7.4 for such Test Period, pay or prepay Indebtedness incurred under any Pro Forma Unsecured Indebtedness Documents or the Senior Note Documents (A) with the proceeds of Pro Forma Unsecured Indebtedness, without limitation, or (B) in an aggregate amount not to exceed the Available Amount, and (2) if, both before and after giving effect to such payment or prepayment as if such payment or prepayment had been made on the last day of the Test Period, the Consolidated Total Net Leverage Ratio for such Measurement Period would not exceed 4.00:1.00, pay or prepay Indebtedness incurred under any Pro Forma Unsecured Indebtedness Documents or the Senior Note Documents without limitation;

(b)        except as otherwise permitted by clause (a) above, prior to the Latest Maturity Date, redeem, retire, purchase, defease or otherwise acquire any Indebtedness under any Pro Forma Unsecured Indebtedness Documents or the Senior Note Documents (other than (i) with proceeds from the issuance of the Parent Borrower’s Capital Securities or (ii) with the proceeds of Pro Forma Unsecured Indebtedness, in each case, permitted to be used to redeem Pro Forma Unsecured Indebtedness or Senior Notes in accordance with the terms of the applicable Pro Forma Unsecured Indebtedness Documents or the Senior Note Documents, respectively);

(c)        make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes; or

(d)        make any payment or prepayment of principal of, or premium or interest on, any Indebtedness (other than intercompany Indebtedness) that is by its express written terms subordinated to the payment of the Obligations at any time when an Event of Default has occurred and is continuing.

7.8        Consolidation, Merger; Permitted Acquisitions, etc. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division or line of business thereof), except

(a)        any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Parent Borrower or any other Subsidiary (provided that a Subsidiary Guarantor may only (i) liquidate or dissolve into, or merge with and into, the Parent Borrower or another Subsidiary Guarantor or (ii) liquidate or dissolve into, or merge with and into a Subsidiary that is not a Subsidiary Guarantor to the extent such disposition of assets is otherwise permitted by Section 7.9), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Parent Borrower or any other Subsidiary (provided that the assets or Capital Securities of any Subsidiary Guarantor may only (i) be purchased or otherwise acquired by the Parent Borrower or another Subsidiary Guarantor or (ii) be purchased or otherwise acquired by a Subsidiary that is not a Subsidiary Guarantor to the extent such disposition is otherwise permitted by Section 7.9); provided, further, that in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary (other than a merger that is otherwise permitted by Section 7.9) unless after giving effect thereto, the Collateral Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Collateral Agent had immediately prior to such merger or consolidation in form and substance reasonably satisfactory to the Agents, pursuant to such documentation and opinions as shall be necessary in the opinion of the Agents to create, perfect or maintain the collateral position of the Secured Parties therein;

(b)        the Parent Borrower or any of its Subsidiaries may purchase the Capital Securities of any Person, all or substantially all of the assets of any Person (or any division or line of business thereof), or acquire such Person by merger, in each case, if such purchase or acquisition constitutes a Permitted Acquisition; provided that, if such Person is not incorporated or organized under the laws of the United States, the cash amount expended by Parent Borrower or any Domestic Subsidiary in connection with such transaction, when aggregated with the cash amount expended by Parent Borrower and all Domestic Subsidiaries under clause (g) of Section 7.5, shall not exceed $500,000,000 in the aggregate during the term of this Agreement plus the Available Amount; provided, further, that any Capital Securities of the Parent Borrower issued to the seller in connection with any Permitted Acquisition shall not result in a deduction of amounts available to consummate Permitted Acquisitions hereunder; and

(c)        Permitted Reorganizations.

7.9        Permitted Dispositions. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, Dispose of any of the Parent Borrower’s or such Restricted Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:

(a)        inventory or obsolete, no longer used or useful, damaged, worn out or surplus property Disposed of in the ordinary course of its business (including, the abandonment of intellectual property which is obsolete, no longer used or useful or that in the Parent Borrower’s good faith judgment is no longer material in the conduct of the Parent Borrower and is Subsidiaries’ business taken as a whole);

(b)        permitted by Section 7.8;

(c)        accounts receivable or any related asset Disposed of pursuant to a Permitted Securitization or a Permitted Factoring Facility;

(d)        of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(e)        of property by the Parent Borrower or any Subsidiary; provided that if the transferor of such property is an Obligor (i) the transferee must be an Obligor or (ii) to the extent such transaction constitutes an Investment such transaction is permitted under Section 7.5;

(f)        of cash or Cash Equivalents;

(g)        of accounts receivable in connection with compromise, write down or collection thereof in the ordinary course of business;

(h)        constituting leases, subleases, licenses or sublicenses of property (including intellectual property) in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and its Subsidiaries;

(i)        constituting a transfer of property subject to a Recovery Event (i) upon receipt of net proceeds of such Recovery Event or (ii) to a Governmental Authority as a result of condemnation;

(j)        sales of non-core assets acquired in connection with a Permitted Acquisition which are not used or useful or are duplicative in the business of the Parent Borrower or its Subsidiaries;

(k)        a grant of options to purchase, lease or acquire real or personal property in the ordinary course of business, so long as the Disposition resulting from the exercise of such option would otherwise be permitted under this Section 7.9;

(l)        Dispositions of Investments in Foreign Subsidiaries, to the extent required by, or made pursuant to buy/sell arrangements between, Foreign Subsidiaries;

(m)        Dispositions of the property described on Schedule 7.9 hereto;

(n)        Dispositions of assets not otherwise permitted pursuant to this Section 7.9 so long as (i) each such Disposition is for fair market value and the consideration received consists of no less than 75% in cash and Cash Equivalents; provided, that any Designated Non-Cash Consideration received, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (i) that is at that time outstanding, not in excess of $75,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, (ii) the ratio of Total Senior Secured Debt on such day to Total Tangible Assets as of such day would not exceed 0.50:1.00 after giving pro forma effect thereto and (iii) the Net Proceeds from such Disposition are applied pursuant to Section 2.12(b);

(o)        other Dispositions in an aggregate principal amount not to exceed the greater of (i) $65,000,000 and (ii) 1.25% Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1;

(p)      the HEI Disposition; provided that the Net Proceeds from HEI Disposition are applied pursuant to Section 2.12(b); and

(q)        Permitted Reorganizations;

provided that, notwithstanding anything to the contrary in this Section 7.9, the Parent Borrower or any of its Restricted Subsidiaries shall not be permitted to transfer or Dispose of any Intellectual Property to any Unrestricted Subsidiary if such Intellectual Property is material to the business of the Borrower and its Restricted Subsidiaries taken as a whole.

7.10        Modification of Certain Agreements. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in, the Organic Documents of the Parent Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) other than any amendment, supplement, waiver or modification which would not be materially adverse to the Secured Parties.

7.11        Transactions with Affiliates. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, in each case, in excess of $30,000,000, unless such arrangement, transaction or contract is on fair and reasonable terms not materially less favorable to the Parent Borrower or such Restricted Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate other than arrangements, transactions or contracts (a) between or among the Parent Borrower and any Subsidiaries, (b) in connection with the cash management of the Parent Borrower and its Subsidiaries in the ordinary course of business, (c) in connection with a Permitted Securitization including Standard Securitization Undertakings or a Permitted Factoring Facility, or (d) permitted pursuant to Section 7.6. For the avoidance of doubt, this Section 7.11 shall not apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business.

7.12        Restrictive Agreements, etc. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries (other than a Receivables Subsidiary or a Restricted Subsidiary who is party to a Permitted Factoring Facility) to, enter into any agreement prohibiting

(a)        the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b)        the ability of any Obligor to amend or otherwise modify any Loan Document (other than any agreement in respect of any Cash Management Obligation or Specified Hedge Agreement); or

(c)        the ability of any Subsidiary (other than a Receivables Subsidiary) to make any payments, directly or indirectly, to the Parent Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments (it being understood that (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to the dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Securities and (ii) the subordination of advances or loans made to the Parent Borrower or any Subsidiary to other Indebtedness incurred by the Parent Borrower or any Subsidiary shall not be deemed a restriction on the ability to make advances or repay loans).

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the cases of clauses (a) and (c), in any Pro Forma Unsecured Indebtedness Document or Senior Note Document, (iii) in the case of clause (a), any agreement governing any Indebtedness permitted by clause (n) of Section 7.2 as to the assets financed with the proceeds of such Indebtedness, (iv) in the case of clauses (a) and (c), any agreement of a Foreign Subsidiary governing the Indebtedness permitted to be incurred or permitted to exist hereunder, (v) with respect to any Receivables Subsidiary or other Subsidiary who is party to a Permitted Factoring Facility, in the case of clauses (a) and (c), the documentation governing any Permitted Securitization or Permitted Factoring Facility permitted hereunder, (vi) solely with respect to clause (a), any arrangement or agreement arising in connection with a Disposition permitted under this Agreement (but then only with respect to the assets being so Disposed), (vii) solely with respect to clauses (a) and (c), are already binding on a Subsidiary when it is acquired and (viii) solely with respect to clause (a), customary restrictions in leases, subleases, licenses and sublicenses.

7.13        Sale and Leaseback. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person, except for agreements and arrangements with respect to property (a) the fair market value (as determined in good faith by the chief financial officer of the Parent Borrower) of which does not exceed the greater of (x) $215,000,000 and (y) 4.25% Total Tangible Assets as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, in the aggregate following the Closing Date or (b) the term of which is less than one year; provided that, in each case, the Net Proceeds of such agreements and arrangements are applied pursuant to Section 2.12(b).

SECTION 8. EVENTS OF DEFAULT

8.1        Events of Default. If any of the following events shall occur and be continuing:

(a)        Any Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan or Reimbursement Obligation within five Business Days of being due, or any other amount payable by it hereunder or under any other Loan Document within ten Business Days after any such other amount becomes due in accordance with the terms hereof; or

(b)        Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall in either case prove to have been inaccurate in any material respect and such inaccuracy is adverse to the Lenders on or as of the date made or deemed made or furnished; or

(c)        Any Loan Party shall default in the observance or performance of any agreement contained in Section 7, Section 6.7(a) or Section 6.4(c); or

(d)        Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after the earlier of the date (x) that such Loan Party receives from the Administrative Agent or the Required

Lenders notice of the existence of such default or (y) a Responsible Officer of such Loan Party has knowledge thereof; or

(e)        the Parent Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans, Swing Line Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds $125,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f)        (i) The Parent Borrower, the other Borrowers or any of the Parent Borrower’s Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, administrator, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent Borrower, the other Borrowers or any of the Parent Borrower’s Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent Borrower, the other Borrowers or any of the Parent Borrower’s Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent Borrower, the other Borrowers or any of the Parent Borrower’s Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent Borrower, the other Borrowers or any of the Parent Borrower’s Significant Subsidiaries shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent Borrower, the other Borrowers or any of the Parent Borrower’s Significant

Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)        (i) the Parent Borrower or any of its Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Parent Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, (v) the Parent Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)        One or more judgments or decrees shall be entered against the Parent Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) involving the Parent Borrower and any such Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by third-party insurance or effective indemnity) equal to, or in excess of $125,000,000 (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 60 days from the entry thereof; or

(i)        (1) any Loan Document or any Lien granted thereunder (affecting a material portion of the Collateral, taken as a whole) shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto, (2) any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or (3) except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien or any Obligor shall so assert (other than, in each case, to the extent that (x) any such loss of perfection or priority results solely from (A) the Collateral Agent no longer having possession of certificates actually delivered to it representing securities pledged under any Security Document or (B) a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement (or similar statements or filings in other jurisdictions) was not filed in a timely manner); or

(j)        a Change of Control shall occur; or

(k)        to the extent then in effect, the Intercreditor Agreement or any Other Intercreditor Agreement shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by the Parent Borrower or any Obligor not to be a legal, valid and binding obligation of any party thereto;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrowers, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Revolving Commitments, Australian Tranche Revolving Commitments and Euro Tranche Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments, Australian Tranche Revolving Commitments and Euro Tranche Revolving Commitments shall terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Term Loans, Revolving Loans, Australian Tranche Revolving Loans and/or Euro Tranche Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Parent Borrower.

For the avoidance of doubt, Excluded Swap Obligations with respect to a Loan Party shall not be paid with amounts received from such Loan Party but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations set forth above in this Section.

SECTION 9.      THE ADMINISTRATIVE AGENT

For purposes of this Section 9, for purposes of the Australian Tranche Revolving Facility only, references to “the Parent Borrower, “Lenders”, “the Administrative Agent”, “Loan Documents” and “Required Lenders” refer to “the Australian Borrower”, “Australian Lenders” and “Required Australian Lenders”, respectively.

9.1        Authorization and Action.

(a)        (i) Each Lender, the Swing Line Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender, the Swing Line Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender, the Swing Line Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(ii)        Without prejudice to paragraph (a)(i) above, in relation to the Loan Documents governed by Italian law, each Lender, the Swing Line Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns as its “mandatario con rappresentanza” pursuant to articles 1703, 1704 and followings of the Italian Civil Code, to act as its agent to serve as the administrative agent and collateral agent under the Loan Documents governed by Italian law and each Lender, the Swing Line Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents governed by Italian law as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender, the Swing Line Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents governed by Italian law to which the Administrative Agent is a party (including, for the avoidance of any doubt, the power to release and discharge any Lien created under the Euro Security Document governed by Italian law), and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents governed by Italian law also in case of occurrence of the events described in, articles 1394 and 1395 of the Italian Civil Code.

(b)        As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender, the Swing Line Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders, the Swing Line Lender and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)        In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders, the Swing Line Lender and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

  (i)      the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Swing Line Lender, Issuing Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

  (ii)      where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

  (iii)      nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)        The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)        None of any Co-Documentation Agent, Co-Syndication Agent or any Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)        In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan, Swing Line Loans or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swing Line Lender, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.9, 2.15, 2.20, 3.3, and 10.5) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, the Swing Line Lender, each Issuing Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the

Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swing Line Lender, the Issuing Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swing Line Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the Swing Line Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender, the Swing Line Lender or Issuing Lender in any such proceeding.

(g)        The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swing Line Lender and the Issuing Lenders, and, except solely to the extent of the Parent Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Parent Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

9.2        Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)        Neither the Administrative Agent nor any of its Related Persons shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Persons under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)        The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.7 unless and until written notice thereof stating that it is a “notice under Section 6.7” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Parent Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Parent Borrower, a Lender, the Swing Line Lender or an Issuing Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Article 5 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the

Administrative Agent or (F) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrowers, any Subsidiary, any Lender, any Swing Line Lender or any Issuing Lender as a result of, any determination of the Aggregate Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender, Swing Line Lender or any Issuing Lender, or any Dollar Equivalent or Alternative Currency Equivalent, except to the extent that such Liabilities, costs or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent.

(c)        Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.6, (ii) may rely on the Register to the extent set forth in Section 10.6(b)(iv), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender, the Swing Line Lender or any Issuing Lender and shall not be responsible to any Lender, the Swing Line Lender or any Issuing Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swing Line Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender, Swing Line Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender, Swing Line Lender or Issuing Lender sufficiently in advance of the making of such Loan and/or Swing Line Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

9.3        Posting of Communications.

(a)        The Parent Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders, the Swing Line Lender and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)        Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Swing Line Lender, each of the Issuing Lenders and the Parent Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Swing Line Lender, each of the Issuing Lenders and the Parent Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)        THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT, OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, THE SWING LINE LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Parent Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender, the Swing Line Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)        Each Lender, the Swing Line Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender, the Swing Line Lender and each Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s, Swing Line Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)        Each of the Lenders, the Swing Line Lender, each of the Issuing Lenders and the Parent Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)        Nothing herein shall prejudice the right of the Administrative Agent, any Lender, the Swing Line Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.4        The Administrative Agent Individually. With respect to its Commitments, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender, Swing Line Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrowers, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders, the Swing Line Lender or the Issuing Lenders.

9.5        Successor Administrative Agent and Issuing Lenders.

(a)        The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Swing Line Lender, the Issuing Lenders and the Parent Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, the Swing Line Lender and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York City or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Parent Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)        Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Swing Line Lender, the Issuing Lenders and the Parent Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender, the Swing Line Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

(c)        Any resignation by JPMorgan Chase Bank, N.A., as Administrative Agent pursuant to this Section 9.5(c) shall also constitute its resignation as the Swing Line Lender, in which case the resigning Administrative Agent (x) shall not be required to make any further Swing Line Loans hereunder and (y) shall maintain all of its rights as Swing Line Lender with respect to any Swing Line Loans made by it prior to the date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder or upon the expiration of the thirty (30) day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, (i) such successor (if any) shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, (ii) the retiring Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor Swing Line Lender, in coordination with the Parent Borrower, shall make Swing Line Loans hereunder the proceeds of which shall be applied to the repayment of any outstanding Swing Line Loans of the retiring Swing Line Lender.

(d)        Notwithstanding anything to the contrary contained herein, if at any time any Issuing Lender assigns all of its Commitment and Loans hereunder, such Issuing Lender may, upon 30 days’ notice to the Parent Borrower and the Revolving Lenders, resign as Issuing Lender. If any Issuing Lender resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of such resignation.

9.6        Acknowledgements of Lenders, the Swing Line Lender and Issuing Lenders.

(a)        Each Lender, the Swing Line Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, Swing Line Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender, the Swing Line Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, the Swing Line Lender or any other Lender or Issuing Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, the Swing Line Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender, the Swing Line Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, the Swing Line Lender or any other Lender or Issuing Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)        Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c)

(i)        Each Lender, the Swing Line Lender and each Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender, Swing Line Lender or Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender, Swing Line Lender or Issuing Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender, Swing Line Lender or Issuing Lender (whether or not known to such Lender, Swing Line Lender or Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender, Swing Line Lender or Issuing Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in Same Day Funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender, Swing Line Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender, Swing Line Lender or Issuing Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender, the Swing Line Lender or any Issuing Lender under this Section 9.6(c) shall be conclusive, absent manifest error.

(ii)        Each Lender, the Swing Line Lender and each Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender, the Swing Line Lender and each Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender, Swing Line Lender or Issuing Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in Same Day Funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)        The Parent Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Parent Borrower or any other Loan Party.

(iv)        Each party’s obligations under this Section 9.6(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.7        Collateral Matters.

(a)        Except with respect to the exercise of setoff rights in accordance with Section 10.7 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)        In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of cash management services, the obligations under which constitute Cash Management Obligations and Hedge Agreement the obligations under which constitute obligations under any Specified Hedge Agreement, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Obligations or Hedge Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)        The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

9.8        Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the U.S. Bankruptcy Code, including under Sections 363, 1123 or 1129 of the U.S. Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.9        Certain ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger, any Joint Bookrunner or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)        The Administrative Agent, and each Lead Arranger and Joint Bookrunner hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.10        Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.

SECTION 10.      MISCELLANEOUS

10.1        Amendments and Waivers.

(a)        Except to the extent otherwise set forth in Sections 2.25, 2.26, 2.27, 7.1 and 10.16, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required

Lenders and each Loan Party party to the relevant Loan Document may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Agents and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Swing Line Lender, the Issuing Lenders, the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agents may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or premium payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (B) amend, modify or waive any provision of paragraph (a) of this Section 10.1 without the written consent of all Lenders; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release any Obligor that is a Significant Subsidiary from its obligations under the Security Documents, in each case without the written consent of all Lenders (except as expressly permitted hereby (including pursuant to Sections 7.8 or 7.9) or by any Security Document); (D) amend, modify or waive any provision of paragraph (c) of Section 2.16 or paragraphs (a) or (c) of Section 2.18 or without the written consent of all Lenders directly and adversely affected thereby; (E) amend, modify or waive any provision of paragraph (b) of Section 2.18 without the written consent of the Majority Facility Lenders in respect of each Facility directly and adversely affected thereby; (F) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (G) amend, modify or waive any provision of Section 9 without the written consent of the Agents; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; (I) with respect to the making of any Revolving Loan, making of any Swing Line Loan or the issuance, extension or renewal of a Letter of Credit after the Closing Date, waive any of the conditions precedent set forth in Section 5.2 without the consent of the Required Revolving Lenders (it being understood and agreed that the waiver of any Default or Event of Default effected with the requisite percentage of Lenders under the other provisions of this Section 10.1 shall be effective to waive such Default or Event of Default, despite the provisions of this clause (I) and following such waiver such Default or Event of Default shall be treated as cured for all purposes hereunder, including under Section 5.2 and this clause (I)); (J) reduce any percentage specified in the definition of Required Revolving Lenders without the written consent of all Revolving Lenders; (K) with respect to the making of any Australian Tranche Revolving Loan, after the Closing Date, waive any of the conditions precedent set forth in Section 5.2 without the consent of the Required Australian Lenders (it being understood and agreed that the waiver of any Default or Event of Default effected with the requisite percentage of Lenders under the other provisions of this Section 10.1 shall be effective to waive such Default or Event of Default, despite the provisions of this clause (K) and following such waiver such Default or Event of Default shall be treated as cured for all purposes hereunder, including under Section 5.2 and this clause (K)); (L) reduce any percentage specified in the definition of Required Australian Lenders without the written consent of all Australian Lenders; (M) with respect to the making of any Euro Tranche Revolving Loan, after the Closing Date, waive any of the conditions precedent set forth in Section 5.2 without the consent of the Required Euro Tranche Lenders (it being understood and agreed that the waiver of any Default or Event of Default effected with the requisite percentage of Lenders under the other provisions of this Section 10.1 shall be effective to waive such Default or Event of Default, despite the provisions of this clause (M) and following such waiver such Default or Event of Default shall be treated as cured for all purposes hereunder, including under Section 5.2 and this clause (M)); (N) reduce any percentage specified in the definition of Required Euro Tranche Lenders without the written consent of all Euro Lenders, (O) reduce any percentage specified in the definition of Required Prepayment Lenders without the written consent of all Term Lenders; (P) amend or modify Section 1.4 or clause (i) of the definition of “Alternative Currency” without the written consent of each Revolving Lender and (to the extent an Issuing Lender is obligated to issue Letters of Credit in an Alternative Currency) each such Issuing Lender; (Q) amend, modify or waiver any provision of Section 2.6 or adversely affect the rights and duties of the Swing Line Lender under this Agreement without the consent of the Swing Line Lender (provided, however, that this Agreement may be amended to increase the Swing Line Sublimit with only the written consent of the Swing Line Lender, the Parent Borrower and the Required Revolving Lenders); or (R) change any term or provision to permit the issuance or incurrence of any Indebtedness (including any exchange of existing Indebtedness hereunder that results in another class of Indebtedness) with respect to which (x) the Liens on the assets securing the Obligations of any Facility or Tranche would be subordinated or (y) all or any portion of the Obligations of any Facility or Tranche would be subordinated in right of payment, in each case without the consent of 100% of the Lenders of such Class directly and adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)        Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Required Lenders, the Agents and the Borrowers (i) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately, after the effectiveness of any such amendment (or amendment and restatement), the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as applicable.

(c)        In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Agents, the Parent Borrower and the Lenders providing the relevant Refinancing Term Loans (as defined below), as may be necessary or appropriate, in the opinion of the Parent Borrower and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Term Loans hereunder (“Refinancing Term Loans”), which Refinancing Term Loans will be used to refinance all or any portion of the outstanding Term Loans of any Tranche (“Refinanced Term Loans”); provided that (i) the aggregate principal amount of such Refinancing Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, discounts, premiums and expenses), (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity and amortization), all terms (other than with respect to pricing, fees and optional prepayments, which terms shall be as agreed by the Parent Borrower and the applicable Lenders) applicable to such Refinancing Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to such Refinanced Term Loans, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. The Parent Borrower shall notify the Administrative Agent of the date on which the Parent Borrower proposes that such Refinancing Term Loans shall be made, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that no such Refinancing Term Loans shall be made, and no amendments relating thereto shall become effective, unless the Parent Borrower shall deliver or cause to be delivered documents of a type comparable to those described under clause (xi) of Section 2.25(b).

(d)        In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agents, the Borrowers and the Lenders providing the relevant Refinancing Revolving Commitments (as defined below), as may be necessary or appropriate, in the opinion of the Parent Borrower and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Revolving Commitments hereunder (“Refinancing Revolving Commitments”), which Refinancing Revolving Commitments will be used to refinance all or any portion of the Revolving Commitments hereunder (“Refinanced Revolving Commitments”); provided that (i) the aggregate amount of such Refinancing Revolving Commitments shall not exceed the aggregate amount of such Refinanced Revolving Commitments (plus accrued interest, fees, discounts, premiums and expenses), (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity), all terms (other than with respect to pricing and fees, which terms shall be as agreed by the Borrowers and the applicable Lenders) applicable to such Refinancing Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Revolving Commitments than, those applicable to such Refinanced Revolving Commitments, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. Any New Revolving Loans and Refinancing Revolving Commitments that have the same terms shall constitute a single Tranche hereunder. The Parent Borrower shall notify the Administrative Agent of the date on which the Parent Borrower proposes that such Refinancing Revolving Commitments shall become effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that no such Refinancing Revolving Commitments, and no amendments relating thereto, shall become effective, unless the Parent Borrower shall deliver or cause to be delivered documents of a type comparable to those described under clause (xi) of Section 2.25(b).

(e)        In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agents, the Australian Borrower and the Lenders providing the relevant Refinancing Australian Tranche Revolving Commitments (as defined below), as may be necessary or appropriate, in the opinion of the Australian Borrower, the Administrative Agent and the Primary Australian Lender, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Australian Tranche Revolving Commitments hereunder (“Refinancing Australian Tranche Revolving Commitments”), which Refinancing Australian Tranche Revolving Commitments will be used to refinance all or any portion of the Revolving Commitments hereunder (“Refinanced Australian Tranche Revolving Commitments”); provided that (i) the aggregate amount of such Refinancing Australian Tranche Revolving Commitments shall not exceed the aggregate amount of such Refinanced Australian Tranche Revolving Commitments (plus accrued interest, fees, discounts, premiums and expenses), (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity), all terms (other than with respect to pricing and fees, which terms shall be as agreed by the Australian Borrower and the applicable Australian Lenders) applicable to such Refinancing Australian Tranche Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Australian Tranche Revolving Commitments than, those applicable to such Refinanced Australian Tranche Revolving Commitments, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. Any New Australian Tranche Revolving Loans and Refinancing Australian Tranche Revolving Commitments that have the same terms shall constitute a single Tranche hereunder. The Australian Borrower shall notify the Administrative Agent (with a copy to the Primary Australian Lender) of the date on which the Australian Borrower proposes that such Refinancing Australian Tranche Revolving Commitments shall become effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that no such Refinancing Australian Tranche Revolving Commitments, and no amendments relating thereto, shall become effective, unless the Australian Borrower shall deliver or cause to be delivered documents of a type comparable to those described under clause (xi) of Section 2.25(b).

(f)        In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agents, the Euro Borrower and the Lenders providing the relevant Refinancing Euro Tranche Revolving Commitments (as defined below), as may be necessary or appropriate, in the opinion of the Euro Borrower and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Euro Tranche Revolving Commitments hereunder (“Refinancing Euro Tranche Revolving Commitments”), which Refinancing Euro Tranche Revolving Commitments will be used to refinance all or any portion of the Revolving Commitments hereunder (“Refinanced Euro Tranche Revolving Commitments”); provided that (i) the aggregate amount of such Refinancing Euro Tranche Revolving Commitments shall not exceed the aggregate amount of such Refinanced Euro Tranche Revolving Commitments (plus accrued interest, fees, discounts, premiums and expenses), (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity), all terms (other than with respect to pricing and fees, which terms shall be as agreed by the Euro Borrower and the applicable Euro Lenders) applicable to such Refinancing Euro Tranche Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Euro Tranche Revolving Commitments than, those applicable to such Refinanced Euro Tranche Revolving Commitments, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. Any New Euro Tranche Revolving Loans and Refinancing Euro Tranche Revolving Commitments that have the same terms shall constitute a single Tranche hereunder. The Euro Borrower shall notify the Agent of the date on which the Euro Borrower proposes that such Refinancing Euro Tranche Revolving Commitments shall become effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that no such Refinancing Euro Tranche Revolving Commitments, and no amendments relating thereto, shall become effective, unless the Euro Borrower shall deliver or cause to be delivered documents of a type comparable to those described under clause (xi) of Section 2.25(b).

(g)        Furthermore, notwithstanding the foregoing, if following the Closing Date, the Administrative Agent and the Parent Borrower shall have jointly identified an ambiguity, mistake, omission, defect, or inconsistency, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Parent Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; it being understood that posting such amendment electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

(h)        Furthermore, notwithstanding the foregoing, this Agreement may be amended, supplemented or otherwise modified in accordance with Section 10.16.

10.2        Notices; Time.

(a)        All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Parent Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Parent Borrower:

Hanesbrands Inc.

1000 East Hanes Mill Road, OS-5

Winston Salem, NC 27105

Attention:

Telephone: (336)314-3049

With a copy (which shall not constitute notice) to:

King & Spalding LLP

110 N. Wacker Dr, Suite 3800

Chicago, IL 60606

Attention: Amy Peters

Telephone: (312)764-3164

Email: apeters@kslaw.com

Agents:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road, NCC5, Floor 1

Newark, DE 19713-2107, United States

Attention: [     ]

Email: [     ]

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Justin Lungstrum

Email: jlungstrum@stblaw.com

Primary Australian Lender:

Westpac Banking Corporation

Level 7, 150 Collins Street

Melbourne VIC 3000

Attention: Richard Yarnold and Simon Joyce

Email: ryarnold@westpac.com.au and simon.joyce@westpac.com.au provided that any notice, request or demand to or upon the Agents, the Lenders or the Parent Borrower shall not be effective until received.

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Agents or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)        The Borrowers hereby acknowledge that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders, the Swing Line Lender and the Issuing Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to the Parent Borrower or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”). Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Issuing Lenders, the Swing Line Lender and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that there is no requirement that the Borrowers identify any such information as “PUBLIC.”

(d)        THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of their Related Persons (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the Swing Line Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet or notices through the Platform or any other electronic platform or electronic messaging service, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or any of its Related Persons; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the Swing Line Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)        Each Borrower, the Administrative Agent, the Swing Line Lender, each Issuing Lender and the Primary Australian Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent, the Swing Line Lender, each Issuing Lender and the Primary Australian Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirement of Law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.

(f)        The Administrative Agent, the Swing Line Lender, the Issuing Lenders, the Primary Australian Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent to be given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3        No Waiver; Cumulative Remedies.

(a)        No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)        Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders, the Swing Line Lender and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.7(b) (subject to the terms of Section 10.7(a)), (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law and (v) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Swing Line Lender, as the case may be) hereunder and under the other Loan Documents.

10.4        Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5        Payment of Expenses; Indemnification. (a) Except with respect to Taxes which are addressed in Section 2.20, each Borrower agrees (i) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the

Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of a single firm of counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing, (ii) to pay or reimburse each Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a)(i) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole and, in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Parent Borrower and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict and (iii) to pay, indemnify or reimburse each Lender, each Agent, the Swing Line Lender, each Issuing Lender, each Lead Arranger and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower, any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrowers hereunder (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that, the Borrowers shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (A) the gross negligence, bad faith, willful misconduct or material breach of the Loan Documents of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (B) any dispute solely among Indemnitees or their respective Related Persons other than claims against any agent or arranger in its capacity or in fulfilling its role as agent or arranger or any similar role in respect of the credit facilities provided hereunder and other than claims to the extent arising out of any act or omission on the part of the Parent Borrower or its Related Persons. For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided that solely for purposes of Section 9, references to each Agent’s Related Persons shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to the Parent Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations.

(b)        To the extent permitted by applicable law (i) the Borrowers and any Loan Party shall not assert, and the Borrowers and each Loan Party hereby waive, any claim against the Administrative Agent, the Collateral Agent, any Lead Arranger, any Issuing Lender, any Lender and any Swing Line Lender, and any Related Person of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.5(b) shall relieve the Borrowers of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.5(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

10.6        Successors and Assigns; Participations and Assignments.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) subject to Sections 2.24 and 2.26(e), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)        (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to a natural person or to the Borrowers or any of their Affiliates) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Parent Borrower; provided that no consent of the Parent Borrower shall be required for an assignment of (v) Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below), (w) Revolving Commitments and/or Revolving Loans to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender, in each case, who are capable of funding in each Alternative Currency within the time periods specified for borrowings of Revolving Loans hereunder, (x) Australian Tranche Revolving Commitments and/or Australian Tranche Revolving Loans to an Australian Lender, an Affiliate of an Australian Lender or an Approved Fund of an Australian Lender, in each case, who are capable of funding in Australian Dollars within the time periods specified for borrowings of Australian Tranche Revolving Loans hereunder, (y) Euro Tranche Revolving Commitments and/or Euro Tranche Revolving Loans to a Euro Lender, an Affiliate of a Euro Lender or an Approved Fund of a Euro Lender, in each case, who are capable of funding in Euros within the time periods specified for borrowings of Euro Tranche Revolving Loans hereunder or (z) any Loan or Commitment if an Event of Default has occurred and is continuing, any other Person and provided further, that a consent under this clause (A) shall be deemed given if the Parent Borrower shall not have objected in writing to a proposed assignment within ten Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to (i) in the case of Term Loans, a Lender, an Affiliate of a Lender or an

Approved Fund, (ii) in the case of Revolving Commitments and/or Revolving Loans, a Revolving Lender, (iii) in the case of any assignment of Australian Tranche Revolving Commitments and/or Australian Tranche Revolving Loans and (iv) in the case of Euro Tranche Revolving Commitments and/or Euro Tranche Revolving Loans, a Euro Lender;

(C)	in the case of an assignment under the Revolving Facility, the Swing Line Lender and each Issuing Lender;

(D)	in the case of an assignment under the Australian Tranche Revolving Facility, the Primary Australian Lender;

(ii)	Subject to Sections 2.24 and 2.26(e), assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than (x) $5,000,000 (or the Alternative Currency Equivalent thereof), in the case of the Revolving Facility, Australian Tranche Revolving Facility and Euro Tranche Revolving Facility or (y) $1,000,000, in the case of the Term Facility, unless the Parent Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Parent Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Parent Borrower (or, at the Parent Borrower’s request, manually) together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 2.21, 10.5 and 10.14). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith).

(iv)        The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans, Swing Line Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrowers, the Administrative Agent, the Swing Line Lender, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Swing Line Lender, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee (except as contemplated by Sections 2.24 and 2.26(e)), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)        (i) Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations to one or more banks or other entities (and for the avoidance of doubt, excluding any natural person or to the Borrowers or any of their Affiliates) (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Swing Line Lender, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (if such Participant agrees to have related obligations thereunder) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.

(ii)        A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation). No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d), (e) or (m), as (and to the extent) applicable, as if such Participant were a Lender.

(iii)        Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a register on which it enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each

Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (it its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)        Any Lender may, without the consent of or notice to the Administrative Agent or the Borrowers, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)        The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

(f)        The Borrowers may prohibit any assignment if it would require the Borrowers to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrowers shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.

(g)        [Reserved].

(h)        Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 or 2.26(e) shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.

10.7        Adjustments; Set off.

(a)        Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or Lenders or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)        In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Parent Borrower, any such notice being expressly waived by the Parent Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Parent Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the applicable Borrower. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

For the avoidance of doubt, this Section 10.7 shall not prejudice or limit any rights of a Secured Party under any agreements in respect of Cash Management Obligations or Specified Hedge Agreement and this Section 10.7 shall not apply to any exercise of setoff under any Australian Facility Agreements.

10.8        Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any other document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any other document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any other document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any other document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such other document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

10.9        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10        Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10.12        Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)        submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)        consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto ;

(d)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).

10.13    Acknowledgments. Each Borrower hereby acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)        neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)        no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders;

(d)        no advisory or agency relationship between it and any Agent or Lender is intended to be or has been created in respect of any of the transactions contemplated hereby;

(e)        the Agents and the Lenders, on the one hand, and the Borrowers, on the other hand, have an arms-length business relationship;

(f)        each Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(g)        each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrowers and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrowers by virtue of any advisory or agency relationship; and

(h)        none of the Agents or the Lenders has advised the Borrowers as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the U.S. Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders shall have any responsibility or liability to the Borrowers with respect thereto and each Borrower has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14    Confidentiality. (a) The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of each Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each

Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees, Affiliates (including natural persons, directors, officers, employees, counsel, advisors, trustees thereof) and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any pledgee referred to in Section 10.6(d), governmental pledgee and prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms (provided that no written confidentiality agreement shall be required with respect to government pledgees), (3) to any party or prospective party (or their advisors) to any swap, derivative, or to any credit insurer or risk protection provider relating to Borrowers and their Loan Obligations or similar transaction under which payments are made by reference to the Borrowers and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (4) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (5) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (6) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (7) information that has been publicly disclosed other than in breach of this Section 10.14, (8) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender, (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents, (10) to the extent each Borrower has consented to such disclosure in writing, (11) to any other party to this Agreement, (12) by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau or (13) to market data collectors or other information services in relation to league table reporting. Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrowers and (ii) each Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement. All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about each Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

(b)        Nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents, or any transaction carried out in connection with any transaction contemplated thereby, to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.”

10.15    Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)        Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Parent Borrower (i) in connection with any Disposition of Property permitted by the Loan Documents or any Loan Party becoming an Excluded Guaranty Subsidiary or ceasing to be a Subsidiary, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Foreign Working Capital Obligations or Cash Management Obligations) execute and deliver all releases reasonably necessary or desirable to evidence the release of Liens created in any Collateral being Disposed of in such Disposition or of such Subsidiary, as applicable, and to provide notices of the termination of the assignment of any Property for which an assignment had been made pursuant to any of the Loan Documents which is being Disposed of in such Disposition or of such Subsidiary, as applicable, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition or which becomes an Excluded Guaranty Subsidiary or ceases to be a Subsidiary, as applicable and (ii) with respect to any Discretionary Obligor, upon notice by the Parent Borrower to the Administrative Agent at any time as a result of a single transaction or series of related transactions not prohibited hereunder; provided, that, the release of any Discretionary Obligor from its obligations under the Loan Guaranty shall constitute the incurrence or making, as applicable, at the time of release of any then-existing Investment, Indebtedness or Lien of such Discretionary Obligor, as applicable. Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Parent Borrower or any of its Restricted Subsidiaries) or of a Loan Party which becomes an Excluded Guaranty Subsidiary or ceases to be a Subsidiary, as applicable, shall no longer be deemed to be repeated once such Property is so Disposed of.

(b)        Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement, Foreign Working Capital Obligations or Cash Management Obligations and (y) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or backstopped, upon the request of the Parent Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Foreign Working Capital Obligations or Cash Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements, Foreign Working Capital Obligations or Cash Management Obligations or contingent or indemnification obligations not then due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Obligor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Obligor or any substantial part of its Property, or otherwise, all as though such payment had not been made; provided that, to the extent obligations remain outstanding under the Australian Facility Agreements, the security interest and Guarantee Obligations in respect of the Australian Obligations shall not be released without the consent of the Australian Lenders.

(c)        Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Parent Borrower in connection with any Liens permitted by the Loan Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.3.

10.16    Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then following notice either from the Parent Borrower to the Administrative Agent or from the Administrative Agent to the Parent Borrower (which the Administrative Agent shall give at the request of the Required Lenders), the Parent Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If any such notices are given then, unless the Parent Borrower notifies the Administrative Agent that it would be unduly burdensome on the Parent Borrower to do so (as determined in good faith by the Parent Borrower, which determination shall be conclusive), regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Parent Borrower, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Parent Borrower and the Administrative Agent, it being understood, that the posting of an amendment referred to in the preceding sentence electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, in each case, occurring after the Closing Date, including any change to IFRS contemplated by the definition of “GAAP.”

10.17  WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

10.18    USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA Patriot Act and Beneficial Ownership Certification, and the Borrowers agree to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

10.19    Effect of Certain Inaccuracies. In the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.2(b) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Applicable Commitment Fee Rate for such Applicable Period, then (i) promptly following the correction of such financial statement by the Parent Borrower, the Parent Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin or Applicable Commitment Fee Rate for the Test Period preceding the delivery of such corrected financial statement and Compliance Certificate shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Parent Borrower shall promptly pay to the

Administrative Agent the accrued additional interest or commitment fees owing as a result of such increased Applicable Margin or Applicable Commitment Fee Rate for such Test Period. This Section 10.19 shall not limit the rights of the Administrative Agent or the Lenders hereunder, including under Section 8.1.

10.20    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.21    Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the Swing Line Lender, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Swing Line Lender, such Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, the Swing Line Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders, the Swing Line Lender and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.22    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby, including any Borrowing Notice, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)        the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document;

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)        As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)        a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25    Italian Transparency Rules. Pursuant to and in accordance with the transparency rules (Disposizioni in materia di trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti) applicable to transactions and banking and financial services issued by Bank of Italy on 29 July 2009 and published in the Italian official gazette (Gazzetta Ufficiale) no. 217 on 18 September 2009 (as amended and supplemented from time to time) (the Transparency Rules), the Parties mutually acknowledge and declare that this agreement and any of its terms and conditions have been negotiated, with the assistance of their respective legal counsels, on an individual basis and, as a result, this agreement falls into the category of the agreements “che costituiscono oggetto di trattativa individuale” which are exempted from the application of Section II of the Transparency Rules.

10.26    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the “specified currency) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

HANESBRANDS INC.,
as Parent Borrower

By:	/s/ Donald F. Cook

Name: Donald F. Cook

Title: Treasurer

MFB INTERNATIONAL HOLDINGS S.À.R.L., as Lux Borrower

By:	/s/ Donald F. Cook

Name: Donald F. Cook

Title: Class A Manager

[Signature Page to Credit Agreement]

EXECUTED by HBI HOLDINGS	)
AUSTRALASIA PTY LTD as	)
Australian Borrower in accordance	)
with section 127( I) of the Corporations	)
Act 2001 (Cth) by authority of its directors:	) ) )
)
/s/ Donald F. Cook	)	/s/ Markland Scott Lewis
Signature of director	)	Signature of director
)
Donald F. Cook	)	Markland Scott Lewis
)
Name of director (block letters))		Name of director (block letters)
)
)

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, Swing Line
Lender, an Issuing Lender and a Lender

By:	/s/ Antje Focke
Name: Antje Focke

Title: Executive Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

BANK OF AMERICA, NA.,
as a Co-Syndication Agent, an Issuing Lender and a
Lender

By:	/s/ Anthony Hoye
Name: Anthony Hoye
Title: Director

[Signature page to 5th A&R Credit Agreement]

BARCLAYS BANK PLC,
as a Co-Syndication Agent, an Issuing Lender and a Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

BARCLAYS BANK IRELAND PLC as a Lender

By:	/s/ Mark Pope
Name: Mark Pope
Title: Assistant Vice President

[Signature page to 5th A&R Credit Agreement]

HSBC BANK USA, N.A.,
as a Co-Syndication Agent, an Issuing Lender and a Lender

By:	/s/ Jaime Mariano
Name: Jaime Mariano
Title: SVP# 21440

[Signature page to 5th A&R Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Co-Syndication Agent, an Issuing Lender and a Lender

By:	/s/ Dawn Kondrat
Name: Dawn Kondrat
Title: Senior Vice President

[Signature page to 5th A&R Credit Agreement]

TRUIST BANK, N.A.,
as a Co-Syndication Agent, an Issuing Lender and a Lender

By:	/s/ Steve Curran
Name: Steve Curran
Title: Director

[Signature page to 5th A&R Credit Agreement]

WELLS FARGO BANK, N.A.,
as a Co-Syndication Agent, an Issuing Lender and a Lender

By:	/s/ Carl Hinrichs
Name: Carl Hinrichs
Title: Director

[Signature page to 5th A&R Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Co-Documentation Agent and a Lender

By:	/s/ Knight D. Kieffer
Name: Knight D. Kieffer
Title: Managing Director

[Signature page to 5th A&R Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Co-Documentation Agent and a Lender

By:	/s/ Sarah Shaikh
Name: Sarah Shaikh
Title: Managing Director

[Signature page to 5th A&R Credit Agreement]

MUFG Bank, Ltd.
as a Co-Documentation Agent and a Lender

By:	/s/ Deborah L. White
Name: Deborah L. White

GOLDMAN SACHS BANK USA,
as a Co-Documentation Agent and a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

GOLDMAN SACHS INTERNATIONAL BANK, as a Lender

By:	/s/ Himanshu Bagchi
Name: Himanshu Bagchi
Title: Authorized Signatory

[Signature page to 5th A&R Credit Agreement]

Citizens Bank, N.A,
as a Lender

By:	/s/ Douglas M. Kennedy
Name: Douglas M. Kennedy
Title: Senior Vice President

[Signature page to 5th A&R Credit Agreement]

BNP PARIBAS,
as a Lender

By:	/s/ Emma Petersen
Name: Emma Petersen
Title: Director

By:	/s/ David Foster
Name: David Foster
Title: Director

[Signature page to 5th A&R Credit Agreement]

ING Capital LLC,
as a Lender

By:	/s/ Michael Kim
Name: Michael Kim
Title: Director

By:	/s/ Naresh Purohit
Name: Naresh Purohit
Title: Director

[Signature page to 5th A&R Credit Agreement]

The Huntington National Bank as a Lender

By:	/s/ Mike Kelly
Name: Mike Kelly
Title: V.P

[Signature page to 5th A&R Credit Agreement]

First National Bank,
as a Lender

By:	/s/ John Fink

Name: John Fink

Title: SVP Commercial Banking

[Signature page to 5th A&R Credit Agreement]

The Northern Trust Company,
as a Lender

By:	/s/ Andrew D. Holtz

Name: Andrew D. Holtz

Title: Senior Vice President

[Signature page to 5th A&R Credit Agreement]

Westpac Banking Corporation,
as a Lender

By:	/s/ Richard Yarnold

Name: Richard Yarnold

Title: Tier II Attorney

[Signature page to 5th A&R Credit Agreement]

EXHIBIT A-1

FORM OF

TERM LOAN NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York , 20[ ]

FOR VALUE RECEIVED, the undersigned, HANESBRANDS INC., a Maryland corporation (together with any assignee of, or successor by merger to, HANESBRANDS INC.’s rights and obligations under the Credit Agreement (as hereinafter defined) as provided therein, the “Parent Borrower”), hereby unconditionally promises to pay to (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the principal amount of (a) DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of all Term Loans owing to the Lender under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Parent Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Credit Agreement, dated as of November [            ], 2021 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, MFB International Holdings S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 33-39, rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B 182.082 and a share capital of USD 1,082,489,958, HBI Holdings Australasia PTY LTD (formerly HBI Australia Acquisition Co. PTY LTD) (ACN 612 185 476) an Australian proprietary limited company, the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Lender, and the other banks and financial institutions party thereto, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Term Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

[Remainder of page intentionally left blank]

A-1-2

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARENT BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

HANESBRANDS INC.

By:
Name:
Title:

A-1-3

EXHIBIT A-2

FORM OF

REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

[$/€]	New York, New York , 20[ ]

FOR VALUE RECEIVED, the undersigned, [HANESBRANDS INC., a Maryland corporation][ MFB INTERNATIONAL HOLDINGS S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 33-39, rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B 182.082 and a share capital of USD 1,082,489,958] (together with any assignee of, or successor by merger to, [HANESBRANDS INC.’s][MFB INTERNATIONAL HOLDINGS S.À R.L.’s] rights and obligations under the Credit Agreement (as hereinafter defined) as provided therein, the “Borrower”), hereby unconditionally promises to pay to (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.4 of the Credit Agreement, which sum shall be payable on the Revolving Termination Date. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Credit Agreement, dated as of November [    ], 2021 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, [Hanesbrands Inc., a Maryland corporation][MFB International Holdings S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 33-39, rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B 182.082 and a share capital of USD 1,082,489,958], HBI Holdings Australasia PTY LTD (formerly HBI Australia Acquisition Co. PTY LTD) (ACN 612 185 476) an Australian proprietary limited company, the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Lender, and the other banks and financial institutions party thereto, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Revolving Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

A-2-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

[Remainder of page intentionally left blank]

A-2-2

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[HANESBRANDS INC.

By:
Name:
Title:]

[MFB INTERNATIONAL HOLDINGS S.À R.L.

By:
Name:
Title:]

A-2-3

EXHIBIT A-3

FORM OF

AUSTRALIAN TRANCHE REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

Aus $	New York, New York , 20[ ]

FOR VALUE RECEIVED, the undersigned, HBI HOLDINGS AUSTRALASIA PTY LTD (formerly HBI Australia Acquisition Co. PTY LTD) (ACN 612 185 476) an Australian proprietary limited company (together with any assignee of, or successor by merger to, HBI HOLDINGS AUSTRALASIA PTY LTD’s rights and obligations under the Credit Agreement (as hereinafter defined) as provided therein, the “Borrower”), hereby unconditionally promises to pay to (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.4 of the Credit Agreement, which sum shall be payable on the Revolving Termination Date. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Credit Agreement, dated as of November [            ], 2021 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Hanesbrands Inc., a Maryland corporation, MFB International Holdings S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 33-39, rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B 182.082 and a share capital of USD 1,082,489,958, the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Lender, and the other banks and financial institutions party thereto, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Australian Tranche Revolving Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

A-3-1

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

[Remainder of page intentionally left blank]

A-3-2

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

HBI HOLDINGS AUSTRALASIA PTY LTD

By:
Name:
Title:

A-3-3

EXHIBIT A-4

FORM OF

EURO TRANCHE REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

€	New York, New York , 20[ ]

FOR VALUE RECEIVED, the undersigned, HBI ITALY ACQUISITION CO. S.R.L., a società a responsabilità limitata formed in Italy (together with any assignee of, or successor by merger to, HBI ITALY ACQUISITION CO. S.R.L.’s rights and obligations under the Credit Agreement (as hereinafter defined) as provided therein, the “Borrower”), hereby unconditionally promises to pay to (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.4 of the Credit Agreement, which sum shall be payable on the Revolving Termination Date. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Credit Agreement, dated as of November [    ], 2021 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Hanesbrands Inc., a Maryland corporation, MFB International Holdings S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 33-39, rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B 182.082 and a share capital of USD 1,082,489,958, HBI Holdings Australasia PTY LTD (formerly HBI Australia Acquisition Co. PTY LTD) (ACN 612 185 476) an Australian proprietary limited company, the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Lender, and the other banks and financial institutions party thereto, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Euro Tranche Revolving Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

A-4-1

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

[Remainder of page intentionally left blank]

A-4-2

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

HBI ITALY ACQUISITION CO. S.R.L.

By:
Name:
Title:

A-4-3

EXHIBIT B

FORM OF SECURITY AGREEMENT

See attached

FOURTH AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

This FOURTH AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT, dated as of November [    ], 2021 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is made by HANESBRANDS INC., a Maryland corporation (the “Borrower”), and each Subsidiary Guarantor (terms used in the preamble and the recitals have the definitions set forth in or incorporated by reference in Article I) from time to time a party to this Security Agreement (each individually a “Grantor” and collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as the administrative and the collateral agent (together with its successor(s) thereto in such capacities, the “Administrative Agent” and the “Collateral Agent”, respectively) for each of the Secured Parties.

WHEREAS, the Borrower, the Administrative Agent and the other agents and lenders party thereto entered into that certain Credit Agreement dated as of September 5, 2006, as amended and restated as of December 10, 2009, as further amended and restated as of July 30, 2014, as further amended and restated as of April 29, 2015, as further amended and restated as of December 15, 2017 (and as further amended, supplemented or otherwise modified prior to the date of the Credit Agreement (as defined below), the “Existing Credit Agreement”);

WHEREAS, pursuant to the Existing Credit Agreement, a Third Amended and Restated Pledge and Security Agreement, dated as of December 15, 2017, was entered into among the Borrower, the other grantors party thereto and the Administrative Agent and the Collateral Agent for each of the secured parties referred to therein (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Security Agreement”);

WHEREAS, pursuant to the Fifth Amended and Restated Credit Agreement, dated as of November [    ], 2021 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Lux Borrower, the Australian Borrower, (together with the Parent Borrower and Lux Borrower, the “Borrowers”), the Lenders, JPMorgan Chase Bank, N.A., as the Administrative Agent and the Collateral Agent, and the other agents and parties party thereto, the Parent Borrower requested that the Lenders refinance all commitments and indebtedness under the Existing Credit Agreement with the new Facilities under the Credit Agreement; and

WHEREAS, as a condition precedent to the amendment and restatement of the Existing Credit Agreement in the form of the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees, for the benefit of each Secured Party, that the Existing Security Agreement is hereby amended and restated as of the date hereof to read in its entirety as follows:

                         2

ARTICLE I

DEFINITIONS

Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Borrower” is defined in the preamble.

“Collateral” is defined in Section 2.1.

“Collateral Account” is defined in clause (b) of Section 4.3.

“Collateral Agent” is defined in the preamble.

“Computer Hardware and Software Collateral” means all of the Grantors’ right, title and interest in and to:

I.        all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form;

II.        all software programs (including both source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above;

III.        all firmware associated therewith;

IV.        all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and

V.        all rights with respect to all of the foregoing, including copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing;

provided that the foregoing shall not include Excluded Collateral.

                         3

“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Collateral Agent that provides for the Collateral Agent to have “control” (as defined in the UCC) over certain Collateral as provided herein.

“Copyright Collateral” means all of the Grantors’ right, title and interest in and to:

(a)        all copyrights, registered or unregistered and whether published or unpublished, now or hereafter in force including copyrights registered or applied for in the United States Copyright Office, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation and all extensions and renewals of the foregoing (“Copyrights”), including the Copyrights which are the subject of a registration or application referred to in Item A of Schedule V;

(b)        all express or implied Copyright licenses and other agreements for the grant by or to such Grantor of any right to use any items of the type referred to in clause (a) above (each a “Copyright License”), including each Copyright License under which a Grantor is an exclusive licensee of a registered copyright and referred to in Item B of Schedule V;

(c)        the right to sue for past, present and future infringements of any of the Copyrights owned by such Grantor, and for breach or enforcement of any Copyright License; and

(d)        all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits);

provided that the foregoing shall not include Excluded Collateral.

“Credit Agreement” is defined in the third recital.

“Distributions” means all dividends paid on Capital Securities, liquidating dividends paid on Capital Securities, shares (or other designations) of Capital Securities resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, and all other distributions on or with respect to any Capital Securities constituting Collateral.

“Excluded Accounts” means payroll accounts, petty cash accounts, pension fund accounts, 401(k) accounts, zero-balance accounts and other accounts that any Grantor may hold in trust for others.

“Excluded Collateral” is defined in Section 2.1.

“Existing Credit Agreement” is defined in the first recital.

“Existing Security Agreement” is defined in the second recital.

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“General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).

“Grantor” and “Grantors” are defined in the preamble.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights (including rights in software and data), copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, inventions, trade secrets, know-how, methods and processes, and all registrations, applications and common law rights for any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Collateral” means, collectively, all of the Grantors’ right, title and interest in and to Intellectual Property, including the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Owned Intellectual Property Collateral” means all Intellectual Property Collateral that is owned by the Grantors.

“Patent Collateral” means all of the Grantors’ right, title and interest in and to:

(a)        inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent, including all patent applications in preparation for filing, including all reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, including all patents issued by, or patent applications filed with, the United States Patent and Trademark Office (“Patents”) including each Patent and Patent application referred to in Schedule III;

VI.        all express or implied Patent licenses, and other agreements for the grant by or to such Grantor of any right to use any items of the type referred to in clause (a) above (each a “Patent License”);

VII.        the right to sue third parties for past, present and future infringements of any Patent or Patent application, and for breach or enforcement of any Patent License; and

VIII.        all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits);

provided that the foregoing shall not include Excluded Collateral.

                         5

“Permitted Liens” means all Liens permitted by Section 7.3 of the Credit Agreement or any other Loan Document.

“Secured Obligations” means, collectively, the Obligations of the Guarantors; provided, that for purposes of determining any security interest granted hereunder, the definition of “Secured Obligations” shall not create any security interest securing any Excluded Swap Obligations of such Guarantor.

“Termination Date” means the date on which (i) all Obligations shall have been paid in full (other than Hedge Agreement Obligations, Foreign Currency L/C Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due), (ii) no Letter of Credit (that is not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) remains outstanding and (iii) all Commitments shall have been terminated.

“Securities Act” is defined in clause (a) of Section 6.2.

“Security Agreement” is defined in the preamble.

“Trademark Collateral” means all of the Grantors’ right, title and interest in and to:

(a)        (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as “Trademarks”)including those Trademarks referred to in Schedule IV;

(b)        all express or implied Trademark licenses and other agreements for the grant by or to such Grantor of any right to use any Trademark (each a “Trademark License”); and

(c)        all of the goodwill of the business connected with the use of, and symbolized by the Trademarks described in clause (a) and, to the extent applicable, clause (b);

(d)        the right to sue third parties for past, present and future infringements or dilution of the Trademarks described in clause (a) and, to the extent applicable, clause (b) or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark License; and

(e)        all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits);

                         6

provided that the foregoing shall not include Excluded Collateral.

“Trade Secrets Collateral” means all of the Grantors’ right, title and interest throughout the world in and to (a) all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know how (collectively referred to as “Trade Secrets”) obtained by or used in or contemplated at any time for use in the business of a Grantor, whether or not such Trade Secret has been reduced to a writing or other tangible form, including all Documents and things embodying, incorporating or referring in any way to such Trade Secret, (b) all Trade Secret licenses and other agreements for the grant by or to such Grantor of any right to use any Trade Secret (each a “Trade Secret License”) including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret License, and (d) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits);

provided that the foregoing shall not include Excluded Collateral.

Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

UCC Definitions. When used herein the terms Account, Certificate of Title, Certificated Securities, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Deposit Account, Document, Electronic Chattel Paper, Equipment, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Promissory Notes, Securities Account, Security Entitlement, Supporting Obligations and Uncertificated Securities have the meaning provided in Article 8 or Article 9, as applicable, of the UCC. Letters of Credit has the meaning provided in Section 5-102 of the UCC.

SECURITY INTEREST

Grant of Security Interest. Each Grantor hereby grants to the Collateral Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of such Grantor’s right, title and interest in and to the following property, whether now or hereafter existing, owned or acquired by such Grantor, and wherever located, (collectively, the “Collateral”):

IX.        Accounts;

X.        Chattel Paper;

XI.        Commercial Tort Claims listed on Item I of Schedule II (as such schedule may be amended or supplemented from time to time);

XII.        Deposit Accounts;

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XIII.        Documents;

XIV.        General Intangibles;

XV.        Goods;

XVI.        Instruments;

XVII.        Investment Property;

XVIII.      Letter-of-Credit Rights and Letters of Credit;

XIX.         Supporting Obligations;

XX. all books, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section;

XXI.      all Proceeds and products of the foregoing and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof); and

XXII.    all other property and rights of every kind and description and interests therein.

Notwithstanding the foregoing, the term “Collateral” shall not include the following (collectively, the “Excluded Collateral”):

XXIII.  any General Intangibles, healthcare insurance receivables or other rights arising under any contracts, instruments, licenses or other documents as to which the grant of a security interest would (A) constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless any required consent shall have been obtained, (B) give any other party to such contract, instrument, license or other document the right to terminate its obligations thereunder, or (C) otherwise cause such Grantor to lose material rights thereunder;

XXIV. Investment Property consisting of Capital Securities of a direct Foreign Subsidiary of such Grantor, in excess of 65% of the total combined voting power of all Capital Securities of each such direct Foreign Subsidiary;

XXV.  any Investment Property (other than Equity Interests of a Subsidiary) of any of the Grantors to the extent that applicable law or the organizational documents or other applicable agreements among the investors of such Person with respect to any such Investment Property (A) does not permit the grant of a security interest in such interest or an assignment of such interest or requires the consent of any third party to permit such grant of a security interest or assignment or (B) would, following the grant of a security interest or assignment

                        8

hereunder, would cause any other Person (other than the Borrower or any of its Subsidiaries) to have the right to purchase such Investment Property;

XXVI.        any real or personal property, the granting of a security interest in which would be void or illegal under any applicable governmental law, rule or regulation, or pursuant thereto would result in, or permit the termination of, such asset;

XXVII.        any real or personal property subject to a Permitted Lien (other than Liens in favor of the Collateral Agent) to the extent that the grant of other Liens on such asset (A) would result in a breach or violation of, or constitute a default under, the agreement or instrument governing such Permitted Lien, (B) would result in the loss of use of such asset, (C) would permit the holder of such Permitted Lien to terminate such Grantor’s use of such asset or (D) would otherwise result in a loss of material rights of such Grantor in such asset;

XXVIII.        any Excluded Accounts;

XXIX. any applications for United States trademark registration pursuant to IS U.S.L. §1051(b) (i.e., an intent-to-use application), until such time as such registration is granted or, if earlier, the date of first use of the trademark, at which point such application or registration shall constitute Collateral;

XXX.        any motor vehicle or other assets subject to certificates of title, the perfection of a security interest in which cannot be perfected through the filing of UCC-1 financing statements under the UCC in the relevant jurisdiction;

XXXI.        any assets if, as reasonably determined by the Borrower with notice in writing provided to the Administrative Agent, granting a security interest therein to the Collateral Agent for the benefit of the Secured Parties would result in adverse tax consequences to the Borrower or any of its Subsidiaries; and

XXXII.        any asset if, in its reasonable discretion, the Administrative Agent determines that the burden, cost or consequences to the Borrower or its Subsidiaries of creating or perfecting such security interests in favor of the Collateral Agent for the benefit of the Secured Parties is excessive in relation to the benefits to be obtained therefrom by the Secured Parties.

Security for Secured Obligations. This Security Agreement and the Collateral in which the Collateral Agent for the benefit of the Secured Parties is granted a security interest hereunder by the Grantors secure the payment and performance of all of the Secured Obligations (other than, with respect to any Obligor, any Excluded Swap Obligations of such Obligor).

Grantors Remain Liable. Anything herein to the contrary notwithstanding, to the extent permitted by applicable law:

XXXIII.        the Grantors will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and (to the

                        9

extent required under Section 6.4 of the Credit Agreement) will perform all of their duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed;

XXXIV.        the exercise by the Collateral Agent of any of its rights hereunder will not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

XXXV.        no Secured Party will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Distributions on Pledged Shares. In the event that any Distribution with respect to any Capital Securities pledged hereunder is permitted to be paid (in accordance with Section 7.6 of the Credit Agreement), such Distribution or payment may be paid directly to the applicable Grantor. If any Distribution is made in contravention of Section 7.6 of the Credit Agreement, such Grantor shall hold the same segregated and for the benefit of the Collateral Agent until paid to the Collateral Agent in accordance with Section 4.1.5.

Security Interest Absolute, etc. To the extent permitted by applicable law, this Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date. To the extent permitted by applicable law, all rights of the Secured Parties and the security interests granted to the Collateral Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of the Grantors hereunder, shall, in each case, be absolute, unconditional and irrevocable, irrespective of:

XXXVI.        any lack of validity, legality or enforceability of any Loan Document or other applicable agreement under which such Secured Obligations arise;

XXXVII.        the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against the Borrower or any of its Subsidiaries or any other Person (including any other Grantor) under the provisions of any Loan Document or other applicable agreement under which such Secured Obligations arise or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any other Grantor) of, or Collateral securing, any Secured Obligations;

XXXVIII.        any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured Obligations;

XXXIX.        any reduction, limitation, impairment or termination of any Secured Obligations for any reason (other than the occurrence of the Termination Date), including any claim of waiver, release, surrender, alteration or

                         10

compromise, and shall not be subject to (and each Grantor hereby waives (to the extent permitted by law) any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise;

XL.        any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document or other applicable agreement under which such Secured Obligations arise;

XLI.        any addition, exchange or release of any Collateral or of any Person that is (or will become) a Grantor (including the Grantors hereunder) of the Secured Obligations, or any surrender or non-perfection of any Collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Secured Obligations; or

XLII.        any other circumstance (other than payment or performance of the Secured Obligations, in each case in full and, with respect to payments, in cash) which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower or any of its Subsidiaries, any surety or any guarantor.

Postponement of Subrogation. Each Grantor agrees that it will not exercise any rights against another Grantor which it may acquire by way of rights of subrogation under any Loan Document or other applicable agreement under which such Secured Obligations arise to which it is a party until the Termination Date. No Grantor shall seek any contribution or reimbursement from the Borrower or any of its Subsidiaries, in respect of any payment made under any Loan Document or other applicable agreement under which such Secured Obligations arise or otherwise, until following the Termination Date. Any amount paid to such Grantor on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Collateral Agent for the benefit of the Secured Parties in the exact form received by such Grantor (duly endorsed in favor of the Collateral Agent, if required), to be credited and applied against the outstanding Secured Obligations in accordance with Section 6.1; provided that if such Grantor has made payment to the Secured Parties of all or any part of the Secured Obligations and the Termination Date has occurred, then upon such Grantor’s notice to the Collateral Agent of such payment and request, the Collateral Agent (on behalf of the Secured Parties) will, at the expense of such Grantor, execute and deliver to such Grantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Grantor of an interest in the Secured Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, such Grantor shall refrain from taking any action or commencing any proceeding against the Borrower or any of its Subsidiaries (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Security Agreement to any Secured Party.

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REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make Credit Extensions thereunder, and to induce the Secured Parties to enter into Rate Protection Agreements and provide services giving rise to Cash Management Obligations, after giving effect to the Transaction, the Grantors represent and warrant to each Secured Party as set forth below.

As to Capital Securities of the Subsidiaries, Investment Property.

XLIII.        With respect to any direct U.S. Subsidiary of any Grantor that is

XLIV.        a corporation, business trust, joint stock company or similar Person, all Capital Securities issued by such Subsidiary is duly authorized and validly issued, fully paid and non-assessable; and

XLV.        a partnership or limited liability company, no Capital Securities issued by such Subsidiary (A) is dealt in or traded on securities exchanges or in securities markets, (B) expressly provides that such Capital Securities is a security governed by Article 8 of the UCC or (C) is held in a Securities Account, except, with respect to this clause (a)(ii), Capital Securities (x) for which the the Collateral Agent is the registered owner or (y) with respect to which the issuer has agreed in an authenticated record with such Grantor and the Collateral Agent to comply with any written instructions of the Collateral Agent without the consent of such Grantor; provided that the Grantor shall have the right to provide instructions to such issuer until such issuer receives notice of sole control from the Collateral Agent during the continuance of an Event of Default; provided further that upon the cure or waiver of all Events of Default, the Grantor shall have the right to give instructions to the issuer.

XLVI.        Subject to Section 6.8 of the Credit Agreement, each Grantor has delivered all Certificated Securities constituting Collateral held by such Grantor on the Closing Date to the Collateral Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Collateral Agent.

XLVII.        Subject to the permitted update to Schedule I pursuant to Section 6.8 of the Credit Agreement, as of the Closing Date, the percentage of the issued and outstanding Capital Securities of each Subsidiary pledged by each Grantor hereunder is as set forth on Schedule I.

Grantor Name, Location, etc.

XLVIII.        As of the Closing Date, the jurisdiction in which each Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A of Schedule II.

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XLIX.        As of the Closing Date, each Grantor’s organizational identification number is set forth in Item B of Schedule II.

L.        During the four months preceding the Closing Date, no Grantor has been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item C of Schedule II hereto.

LI.        As of the Closing Date, each Grantor’s federal taxpayer identification number is (and, during the four months preceding the date hereof, such Grantor has not had a federal taxpayer identification number different from that) set forth in Item D of Schedule II hereto.

LII.        As of the Closing Date, no Grantor is a party to any federal, state or local government contract with a value individually in excess of $2,000,000, except as set forth in Item E of Schedule II hereto.

LIII.        As of the Closing Date, no Grantor maintains any Deposit Accounts (other than Excluded Accounts), Securities Accounts or Commodity Accounts with any Person, in each case, except as set forth on Item F of Schedule II.

LIV.        As of the Closing Date, no Grantor is the beneficiary of any Letters of Credit, except as set forth on Item G of Schedule II.

LV.        As of the Closing Date, no Grantor has Commercial Tort Claims (x) in which a suit has been filed by such Grantor and (y) where the amount of damages reasonably expected to be claimed individually exceeds $2,000,000, except as set forth on Item H of Schedule II.

LVI.        As of the Closing Date, the name set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) of each Grantor.

Ownership, No Liens, etc. Each Grantor owns its Collateral free and clear of any Lien, except for any security interest (a) created by this Security Agreement and (b) in the case of Collateral other than Certificated Securities, a Permitted Lien. No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Collateral Agent relating to this Security Agreement (or the Existing Security Agreement), Permitted Liens, filings which have not been authorized by the applicable Grantor or as to which a duly authorized termination statement relating to such UCC financing statement or other instrument has been delivered to the Collateral Agent on the Closing Date.

Possession of Inventory, Control; etc.

LVII.        Each Grantor has, and agrees that it will maintain, exclusive possession of its Documents, Instruments, Promissory Notes (not otherwise

                        13

delivered to the Collateral Agent), Goods, Equipment and Inventory maintained in the U.S., other than (i) Equipment and Inventory in transit or out for repair or refurbishing in the ordinary course of business, (ii) Equipment and Inventory that is in the possession or control of a consignee, warehouseman, bailee agent or other Person (other than an Affiliate of such Grantor) located in the United States in the ordinary course of business; provided that, to the extent the fair market value (as determined in good faith by an Authorized Officer of the applicable Grantor) in any U.S. location exceeds $5,000,000 and following notice from the Collateral Agent (at the request of the Required Lenders) following the occurrence and during the continuance of an Event of Default such Grantor shall promptly notify such Persons of the security interest created in favor of the Secured Parties pursuant to this Security Agreement, and such Grantor shall use commercially reasonable efforts to cause such party to authenticate a record acknowledging that it holds possession of such Collateral for the Secured Parties’ benefit and waives or subordinates any Lien held by it against such Collateral, (iii) Instruments or Promissory Notes that have been delivered to the Collateral Agent pursuant to Section 3.5 or are not otherwise required to be delivered hereunder and (iv) such other Documents, Instruments, Promissory Notes, Goods, Equipment and Inventory with a fair market value (as determined in good faith by an Authorized Officer of the applicable Grantor) of $2,000,000 in the aggregate. To each Grantor’s knowledge as of the Closing Date, in the case of Equipment or Inventory described in clause (ii) above, no lessor or warehouseman of any premises or warehouse upon or in which such Equipment or Inventory is located has (A) issued any warehouse receipt or other receipt in the nature of a warehouse receipt in respect of any such Equipment or Inventory, (B) issued any Document for any such Equipment or Inventory, (C) received notification of any Secured Party’s interest (other than the security interest granted hereunder) in any such Equipment or Inventory or (D) received notification of any Lien on any such Equipment or Inventory (other than Permitted Liens).

LVIII. Each Grantor is the sole entitlement holder of its Accounts and no other Person (other than the Collateral Agent pursuant to this Security Agreement or any other Person with respect to Permitted Liens) has control or possession of, or any other interest in, any of its Accounts or any other securities or property credited thereto.

Negotiable Documents, Instruments and Chattel Paper. Each Grantor has delivered to the Collateral Agent possession of all originals of all Documents, Instruments, Promissory Notes, and tangible Chattel Paper with an individual fair market value (as determined in good faith by an Authorized Officer of the applicable Grantor) of at least $2,000,000 owned or held by the Grantor on the Closing Date.

Intellectual Property Collateral.

(a)        In respect of the Intellectual Property Collateral as of the Closing Date:

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(i)        set forth in Schedule III hereto is a complete and accurate list of all issued and applied-for U.S. Patents owned by the Grantors;

(ii)        set forth in Schedule IV hereto is a complete and accurate list all U.S. registered and applied-for U.S. Trademarks owned by the Grantors, including those that are registered, or for which an application for registration has been made, with the United States Patent and Trademark Office; and

(iii)        set forth in Item A of Schedule V hereto is a complete and accurate list of all registered and applied-for U.S. Copyrights owned by the Grantors, and set forth in Item B of Schedule V hereto is a complete and accurate list of all Copyright Licenses that are exclusive licenses granted to the Grantors in respect of any Copyright that is registered with the United States Copyright Office.

(b)        Except as disclosed on Schedules III through V, in respect of each Grantor:

(i)        the Owned Intellectual Property Collateral is valid, subsisting, unexpired and enforceable (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity) and has not been abandoned or adjudged invalid or unenforceable (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity), in whole or in part, except where the loss or expiration of such Owned Intellectual Property Collateral would not be expected to have a Material Adverse Effect;

(ii)        such Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property Collateral (except for the Permitted Liens) and no written claim which has a reasonable likelihood of an adverse determination and if adversely determined against any Grantor would reasonably be expected to have a Material Adverse Effect, has been made that such Grantor is or may be, in conflict with, infringing, misappropriating, diluting, misusing or otherwise violating any of the rights of any third party or that challenges the ownership, use, protectability, registerability, validity, enforceability of any Owned Intellectual Property Collateral or, to such Grantor’s knowledge, any other Intellectual Property Collateral and, to such Grantor’s knowledge neither such Grantor nor the Intellectual Property Collateral conflict with, infringe, misappropriate or dilute or otherwise violate the rights of any third party;

(iii)        such Grantor has made all necessary filings and recordations (in its reasonable business judgment) to protect its interest in any Owned Intellectual Property Collateral that is material to the operations or business of such Grantor, including recordations of its interests in the United States Patents, the United States registered Trademarks and applications thereof and the United States registered Copyrights and applications thereof in the United States Patent and

                        15

Trademark Office and the United States Copyright Office, and has used proper statutory notice, as applicable, in connection with its use of any Patent, Trademark or Copyright;

(iv)        such Grantor has taken all commercially reasonable steps to safeguard its Trade Secrets and to its knowledge (A) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated for the benefit of any other Person other than such Grantor which could reasonably be expected to result in a Material Adverse Effect; (B) no employee, independent contractor or agent of such Grantor has misappropriated any Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor which could reasonably be expected to result in a Material Adverse Effect; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral, which could reasonably be expected to result in a Material Adverse Effect;

(v)        no action by such Grantor is currently pending or threatened in writing which asserts that any third party is infringing, misappropriating, diluting, misusing or voiding any Owned Intellectual Property Collateral and, to such Grantor’s knowledge, no third party is infringing upon, misappropriating, diluting, misusing or voiding any Intellectual Property owned or used by such Grantor in any material respect, in each case except as would not have a Material Adverse Effect;

(vi)        no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or to which such Grantor is bound that adversely affects its rights to own or use any material Intellectual Property Collateral;

(vii)        except for the Permitted Liens, such Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any material Intellectual Property Collateral for purposes of granting a security interest or as collateral that has not been terminated or released or, subject to Section 4.5(g), will be terminated or released on the Closing Date;

(viii)        such Grantor has executed and delivered to the Collateral Agent, Intellectual Property Collateral security agreements for all United States registered and applied for Copyrights, Patents and Trademarks owned by such Grantor that constitute Collateral, including all Copyrights, Patents and Trademarks on Schedules III, IV or V (as such schedules may be amended or supplemented from time to time);

                        16

(ix)        such Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with any Trademarks and has taken all commercially reasonable action necessary to ensure that all licensees of any Trademarks owned by such Grantor use such adequate standards of quality, in each case except as would not have a Material Adverse Effect;

(x)        the consummation of the transactions contemplated by the Credit Agreement and this Security Agreement will not result in the termination or material impairment of any of the Intellectual Property Collateral necessary for the conduct of such Grantor’s business;

(xi)        all employees, independent contractors and agents who have contributed to the creation or development of any Owned Intellectual Property Collateral have been a party to an enforceable assignment agreement with such Grantor in accordance with applicable laws, according and granting exclusive ownership of such Owned Intellectual Property Collateral to such Grantor, in each case except as could not reasonably be expected to have a Material Adverse Effect; and

(xii)        such Grantor owns directly or is entitled to use by license or otherwise, all Intellectual Property Collateral with respect to any of the foregoing reasonably necessary for such Grantor’s business, in each case except as could not reasonably be expected to have a Material Adverse Effect.

Validity, etc.

LIX.        This Security Agreement creates a valid security interest in the Collateral securing the payment of the Secured Obligations.

LX.        Each Grantor has filed or caused to be filed all UCC-1 financing statements and has amended or caused to be amended all UCC-1 financing statements previously filed in connection with the Existing Credit Agreement, in each case listing the Collateral Agent as “Secured Party”, in the filing office for each Grantor’s jurisdiction of organization listed in Item A of Schedule II (collectively, the “Filing Statements”) (or has authorized the Administrative Agent to file the Filing Statements suitable for timely and proper filing in such offices) and has taken all other actions necessary to obtain control of the Collateral (to the extent required herein or in the Credit Agreement) as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC.

LXI.        Upon the filing of the Filing Statements with the appropriate agencies therefor the security interests created under this Security Agreement shall constitute a perfected security interest in the Collateral described on such Filing Statements in favor of the Collateral Agent on behalf of the Secured Parties to the extent that a security interest therein may be perfected by filing pursuant to the relevant UCC, prior to all other Liens, except for Permitted Liens.

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Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either

LXII.        for the grant by the Grantors of the security interest granted hereby or for the execution, delivery and performance of this Security Agreement by the Grantors;

LXIII.        for the perfection or maintenance of the security interests hereunder including the first priority (subject to Permitted Liens) nature of such security interest to the extent each Grantor is required to perfect a security interest hereunder in such Collateral (except with respect to the Filing Statements or, with respect to Owned Intellectual Property Collateral, the recordation of any agreements with the United States Patent and Trademark Office or the United States Copyright Office) or the exercise by the Collateral Agent of its rights and remedies hereunder; or

LXIV.        for the exercise by the Collateral Agent of the voting or other rights provided for in this Security Agreement, or, except (i) with respect to any securities issued by a Subsidiary of the Grantors, as may be required in connection with a disposition of such securities by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement, (ii) any “change of control” or similar filings required by state licensing agencies and (iii) with respect to any interest in a limited liability company, as may be required to become a member and/or vote such interest.

Best Interests. It is in the best interests of each Grantor (other than the Borrower) to execute this Security Agreement inasmuch as such Grantor will, as a result of being a Subsidiary of the Borrower, derive substantial direct and indirect benefits from the Credit Extensions made from time to time to the Borrower by the Lenders and the Issuer pursuant to the Credit Agreement, and each Grantor acknowledges that the Secured Parties are relying on this representation in agreeing to make such Credit Extensions pursuant to the Credit Agreement to the Borrower.

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, such Grantor will perform, comply with and be bound by the obligations set forth below.

As to Investment Property, etc.

Capital Securities of Subsidiaries. No Grantor will allow any of its U.S. Subsidiaries:

LXV.        that is a corporation, business trust, joint stock company or similar Person, after the date hereof to issue Uncertificated Securities;

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LXVI.        that is a partnership or limited liability company, to (i) issue Capital Securities that are to be dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide in its Organic Documents that its Capital Securities are securities governed by Article 8 of the UCC unless such Capital Securities have been delivered to the Collateral Agent on the Closing Date or, to the extent such Organic Documents are modified to provide that such Capital Securities are securities governed by Article 8 of the UCC such Capital Securities, together with duly executed undated blank instruments of transfer reasonably acceptable to the Collateral Agent, are delivered to the Collateral Agent on or prior to the date of such modification, or (iii) place such Subsidiary’s Capital Securities in a Securities Account unless such Securities Account is subject to a Control Agreement; and

LXVII.        to issue Capital Securities in addition to or in substitution for the Capital Securities pledged hereunder, except to such Grantor (and such Capital Securities are immediately pledged and delivered to the Collateral Agent pursuant to the terms of this Security Agreement).

Investment Property (other than Certificated Securities).

(a)        Other than Excluded Accounts, with respect to any Deposit Accounts, Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property owned or held by any Grantor with an intermediary who is not a Secured Party, such Grantor will, upon notice from the Collateral Agent (at the request of the Required Lenders) following the occurrence and during the continuance of an Event of Default, take commercially reasonable efforts to cause the intermediary maintaining such Investment Property to execute a Control Agreement relating to such Investment Property pursuant to which such intermediary agrees to comply with the Collateral Agent’s instructions with respect to such Investment Property upon the Collateral Agent’s notice of sole control following the occurrence and during the continuance of an Event of Default; provided that the Administrative Agent agrees to instruct the Collateral Agent to promptly rescind such notice upon the cure or waiver of all Events of Default.

(b)        With respect to any Uncertificated Securities (other than Uncertificated Securities credited to a Securities Account and any Capital Securities in a Foreign Subsidiary which are uncertificated) constituting Investment Property owned or held by any Grantor, at the request of the Administrative Agent, such Grantor will take commercially reasonable efforts to cause the issuer of such securities to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute a Control Agreement relating to such Investment Property pursuant to which the issuer agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Securities upon notice of sole control following the occurrence and during the continuance of an Event of Default; provided that the Administrative Agent agrees to instruct the Collateral Agent to promptly rescind such notice upon the cure or waiver of all Events of Default.

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Certificated Securities (Stock Powers). Subject to Section 6.8 of the Credit Agreement and applicable local law regarding the retention of certificates representing Equity Interests in the appropriate jurisdiction, each Grantor agrees that all Certificated Securities, including the Capital Securities delivered by such Grantor pursuant to this Security Agreement, will be accompanied by duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Collateral Agent.

Continuous Pledge. Subject to Section 6.8 of the Credit Agreement and applicable local law regarding the retention of certificates representing Equity Interests in the appropriate jurisdiction, each Grantor will (subject to the terms of the Credit Agreement and the requirements hereunder) deliver to the Collateral Agent and at all times keep pledged to the Collateral Agent pursuant hereto, on a first-priority, perfected basis (subject to Permitted Liens) in accordance with all applicable U.S. laws, all Investment Property, all Dividends and Distributions with respect thereto, all Payment Intangibles to the extent they are evidenced by a Document, Instrument, Promissory Note or Chattel Paper, and all interest and principal with respect to such Payment Intangibles, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing, in each case to the extent such asset constitutes Collateral. Each Grantor agrees that it will, promptly following receipt thereof, deliver to the Collateral Agent possession of all originals of negotiable Documents, Instruments, Promissory Notes and Chattel Paper that it acquires following the Restatement Effective Date to the extent otherwise required hereunder.

Voting Rights; Dividends, etc. Each Grantor agrees promptly upon receipt of notice from the Administrative Agent of the Administrative Agent’s or Collateral Agent’s intent to seek remedies under this Section 4.1.5 after the occurrence and continuance of a Specified Event of Default:

LXVIII.        so long as such Specified Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Collateral Agent all Dividends and Distributions with respect to Investment Property constituting Collateral, all interest, principal, other cash payments on Payment Intangibles, and all Proceeds of the Collateral, in each case thereafter received by such Grantor, all of which shall be held by the Collateral Agent as additional Collateral; and

LXIX.        with respect to Collateral consisting of general partner interests or limited liability company interests, upon the occurrence and continuance of a Specified Event of Default and so long as the Collateral Agent has notified such Grantor of the Collateral Agent’s intention to exercise its voting power (pursuant to the written direction of the Administrative Agent) under this clause,

LXX.        that the Collateral Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Investment Property constituting Collateral and such Grantor hereby grants the Collateral Agent an irrevocable proxy, exercisable under such circumstances, to vote such Investment Property; and

                        20

LXXI.        to promptly deliver to the Collateral Agent such additional proxies and other documents as may be necessary to allow the Collateral Agent to exercise such voting power.

All dividends, Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by such Grantor, but which such Grantor is then obligated to deliver to the Collateral Agent, shall, until delivery to the Collateral Agent, be held by such Grantor separate and apart from its other property for the benefit of the Collateral Agent. The Collateral Agent agrees that unless a Specified Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the notice referred to in clause (b), such Grantor will have the exclusive voting power with respect to any Investment Property constituting Collateral and the Collateral Agent will, upon the written request of such Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power; provided that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Grantor that would impair any such Collateral (except to the extent expressly permitted by the Credit Agreement) or be inconsistent with or violate any provision of any Loan Document. After any and all Events of Default have been cured or waived, (i) each Grantor shall have the right to exercise the voting, managerial and other consensual rights and powers that it would otherwise be entitled to pursuant to this Section 4.1.5 and receive the payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights which it would be authorized to receive and retain pursuant to this Section 4.1.5 and (ii) within ten Business Days after notice of such cure or waiver, the Collateral Agent shall repay and deliver to each Grantor all cash and monies that such Grantor is entitled to retain pursuant to this Section 4.1.5 which was not applied in repayment of the Secured Obligations.

Change of Name, etc. No Grantor will change its legal name, place of incorporation or organization, federal taxpayer identification number or organizational identification number except upon 15 days’ (or such shorter period as shall be acceptable to the Collateral Agent in its sole discretion) prior written notice to the Collateral Agent.

As to Accounts.

LXXII.        Each Grantor shall have the right to collect all Accounts so long as (i) no Specified Event of Default shall have occurred and be continuing and (ii) notice pursuant to clause (b) has not been delivered.

LXXIII.        Upon (i) the occurrence and during the continuance of a Specified Event of Default and (ii) the delivery of notice by the Collateral Agent to each Grantor, all Proceeds of Collateral received by such Grantor shall be delivered in kind to the Collateral Agent for deposit in a Deposit Account of such Grantor maintained with the Collateral Agent (together with any other Accounts pursuant to which any portion of the Collateral is deposited with the Collateral Agent, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other property, all such Proceeds for the benefit of the Collateral Agent until delivery thereof is made to the Collateral Agent.

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LXXIV.        Following the delivery of notice pursuant to clause (b)(ii), the Collateral Agent shall apply any amount in the Collateral Account in accordance with Section 2.16 of the Credit Agreement.

LXXV.        With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Collateral Agent and (iii) the Collateral Agent shall have the sole right of withdrawal over such Collateral Account.

As to Grantors Use of Collateral.

LXXVI.        Subject to clause (b), each Grantor (i) may in the ordinary course of its business, at its own expense, subject to Section 7.9 of the Credit Agreement, dispose of and use any Collateral, (ii) subject to the applicable terms of the Credit Agreement, will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Collateral Agent may reasonably request following the occurrence and continuance of a Specified Event of Default or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund, set off or allowance to which such party may be lawfully entitled or which may lawfully be allowed by such Grantor.

LXXVII.        At any time following the occurrence and during the continuance of a Specified Event of Default, whether before or after the maturity of any of the Secured Obligations, the Collateral Agent may, acting at the direction of the Required Lenders, (i) revoke any or all of the rights of each Grantor set forth in clause (a), (ii) with two Business Days prior notice to the applicable Grantor, notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder and (iii) with two Business Days prior notice to the applicable Grantor, enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

LXXVIII.        Upon the reasonable request of the Administrative Agent following the occurrence and during the continuance of a Specified Event of Default, each Grantor will, at its own expense, promptly notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder.

LXXIX.        At any time following the occurrence and during the continuation of a Specified Event of Default, the Collateral Agent may endorse, in

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the name of such Grantor, any item, howsoever received by the Collateral Agent, representing any payment on or other Proceeds of any of the Collateral.

As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral (except for the tangible components of the Computer Hardware and Software Collateral) material to the operations or business of such Grantor:

(a) such Grantor will not, and will not knowingly permit any third party or licensee to, (i) do or permit any act or knowingly omit to do any act whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable except upon expiration of the end of an unrenewable term of a registration thereof or as otherwise permitted by the Credit Agreement, (ii) fail to maintain as in the past the quality of products and services offered under the Trademark Collateral, (iii) fail to employ the Trademark Collateral registered with any federal or state or foreign authority with an appropriate notice of such registration, (iv) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable, or (v) do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in the case of any of the foregoing requirements in clauses (i) through (v), (x) such Grantor shall reasonably and in good faith determine that any of such Intellectual Property Collateral is of negligible economic value to such Grantor or (y) the loss of such Intellectual Property Collateral would not have a Material Adverse Effect;

(b) such Grantor shall not permit any third party or licensee to adopt or use any other Trademark which is confusingly similar or a colorable imitation of any of the Trademark Collateral unless, (x) such Grantor shall reasonably and in good faith determine that any of such Intellectual Property Collateral is of negligible economic value to such Grantor or (y) the loss of such Intellectual Property Collateral would not have a Material Adverse Effect;

(c) unless otherwise permitted by the Credit Agreement, such Grantor shall promptly notify the Collateral Agent if it knows that any application or registration relating to any material item of the Intellectual Property Collateral (except for the tangible components of the Computer Hardware and Software Collateral) has a reasonable likelihood of becoming abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office) regarding such Grantor’s ownership of any Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(d) concurrently with the delivery of a Compliance Certificate pursuant to clause (b) of Section 6.2 of the Credit Agreement, each Grantor that has, since the date the Compliance Certificate was last delivered, (i) filed an application for the registration

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of any Patent or Trademark with the United States Patent and Trademark Office or (ii) received, as owner or exclusive licensee, a Copyright registration with the United States Copyright, in each case to the extent such Intellectual Property constitutes Collateral, shall inform the Administrative Agent, and upon request of the Administrative Agent, promptly execute and deliver an Intellectual Property Security Agreement substantially in the form set forth as Exhibits A, B and C hereto and other documents as the Administrative Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property Collateral;

(e) such Grantor will take all commercially reasonable steps, including in any proceeding before the United States Patent and Trademark Office the United States Copyright Office, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Owned Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the Credit Agreement or under the foregoing clause (a) or (b)); and

As to Letter-of-Credit Rights.

(a) Each Grantor, by granting a security interest in its Letter-of-Credit Rights to the Collateral Agent, intends to (and hereby does) collaterally assign to the Collateral Agent its rights (including its contingent rights ) to the Proceeds of all individual Letter- of-Credit Rights in excess of $2,000,000 of which it is or hereafter becomes a beneficiary or assignee. Such Grantor will promptly use its commercially reasonable efforts to cause the issuer of each such Letter of Credit and each nominated person (if any) with respect thereto to consent to such assignment of the Proceeds thereof in a consent agreement in form and substance reasonably satisfactory to the Collateral Agent and deliver written evidence of such consent to the Collateral Agent.

(b) Upon the occurrence and during the continuance of a Specified Event of Default, such Grantor will, promptly upon request by the Administrative Agent, (i) notify (and such Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the Letters of Credit that the Proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent and (ii) use commercially reasonable effort to arrange for the Collateral Agent to become the transferee beneficiary Letter of Credit.

As to Commercial Tort Claims. Each Grantor covenants and agrees that, until the occurrence of the Termination Date, with respect to any Commercial Tort Claim in excess of $2,000,000 individually hereafter arising, it shall promptly deliver to the Collateral Agent a revised Item H of Schedule II identifying such new Commercial Tort Claims.

Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is

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defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the U.S. Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, with a value in excess of $2,000,000, such Grantor shall promptly notify the Administrative Agent thereof and, at the reasonable request of the Administrative Agent, shall take such action as the Administrative Agent may request to vest in the Collateral Agent control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will allow, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, the Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

Further Assurances, etc. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that is necessary, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, except that with respect to Patents, Trademarks and Copyrights, such obligations are limited to the United States. Without limiting the generality of the foregoing, such Grantor will

LXXX.        from time to time upon the reasonable request of the Administrative Agent or the Collateral Agent, (i) promptly deliver to the Collateral Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may request and (ii) after the occurrence and during the continuance of any Specified Event of Default, transfer any securities constituting Collateral into the name of any nominee designated by the Collateral Agent; if any Collateral shall be evidenced by an Instrument, negotiable Document, Promissory Note or tangible Chattel Paper and such Collateral, individually, has a fair market value (as determined in good faith by an Authorized Officer of the applicable Grantor) in excess of $2,000,000, promptly deliver and pledge to the Collateral Agent hereunder such Instrument, negotiable Document, Promissory Note or tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent;

LXXXI.        file (and hereby authorize the Administrative Agent to file) such Filing Statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or

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pursuant to any version thereof), as shall be necessary that the Administrative Agent may reasonably request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Collateral Agent hereby;

LXXXII.        promptly deliver to the Collateral Agent and, subject to the terms of the Credit Agreement and the requirements hereunder, at all times keep pledged to the Collateral Agent pursuant hereto, on a first-priority, perfected basis (subject to Permitted Liens), at the request of the Administrative Agent, all Investment Property constituting Collateral, all Dividends and Distributions with respect thereto, and all interest and principal with respect to Promissory Notes, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral;

LXXXIII.        not take or omit to take any action the taking or the omission of which would result in any impairment or alteration of any obligation of the maker of any Payment Intangible or other Instrument constituting Collateral, except as provided in Section 4.4 or in the Credit Agreement;

LXXXIV.        upon the reasonable request of the Administrative Agent, place a legend reasonably acceptable to the Administrative Agent indicating that the Collateral Agent has a security interest in any tangible Chattel Paper;

LXXXV.        furnish to the Collateral Agent, from time to time at the Administrative Agent’s reasonable request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail; and

LXXXVI.        comply with the reasonable requests of the Collateral Agent and the Administrative Agent in accordance with this Security Agreement in order to enable the Collateral Agent to have and maintain control over the Collateral consisting of Investment Property, Deposit Accounts, Letter-of-Credit- Rights and Electronic Chattel Paper to the extent required herein.

With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Administrative Agent or Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral; and to make all relevant filings with the United States Patent and Trademark Office and the United States Copyright Office in respect of the Intellectual Property Collateral, in each case naming the Collateral Agent as “Secured Party” (or other similar term). Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets”, “all assets”, “all personal property” or words to that effect,

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notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

Deposit Accounts. Promptly following the occurrence and during the continuance of a Specified Event of Default, at the request of the Collateral Agent (at the direction of the Administrative Agent), such Grantor will maintain all of its Deposit Accounts only with the Collateral Agent or with any depositary institution that has entered into a Control Agreement in favor of the Collateral Agent. Such Control Agreements shall permit the Collateral Agent (at the written instructions of the Administrative Agent) to deliver a notice of sole exclusive control during the continuance of an Event of Default. To the extent the Collateral Agent (at the written instructions of the Administrative Agent) has delivered a notice of sole control with respect to any such Deposit Accounts pursuant to a Control Agreement, the Administrative Agent agrees promptly to notify (no later than 2 Business Days) all such depository banks that the notice of exclusive control has been rescinded and the applicable Grantor shall have the right to withdraw funds from such Deposit Account(s) following the cure or waiver of all Specified Event of Defaults.

THE COLLATERAL AGENT

Collateral Agent Appointed Attorney-in-Fact. Until the Termination Date, each Grantor hereby irrevocably appoints the Collateral Agent as its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time as directed by the Administrative Agent, following the occurrence and during the continuance of a Specified Event of Default, to take any action and to execute any instrument which is necessary to accomplish the purposes of this Security Agreement, including:

LXXXVII.        with two Business Days prior notice to the applicable Grantor, to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

LXXXVIII.        to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above;

LXXXIX.        to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral; and

XC.        to perform the affirmative obligations of such Grantor hereunder.

Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein and the Administrative Agent provides prior notice to such Grantor of such failure, within

                        27

three days of such notice, the Grantor shall perform, cause to be performed or agree to perform (and thereafter actually perform within seven days after such notice) such agreement, the Collateral Agent may (but shall have not obligation to) itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 10.5 of the Credit Agreement.

Collateral Agent Has No Duty. The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession, the accounting for moneys actually received by it hereunder and, except to the extent of the gross negligence, bad faith or willful misconduct of the Collateral Agent or any of its respective officers, directors, employees or agents, the Collateral Agent shall have no duty as to any Collateral or responsibility for

XCI.        ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or

XCII.        taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if (i) such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property or (ii) it takes such action for that purpose as each Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Specified Event of Default, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

Liability.

XCIII.        No provision of this Security Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers and the Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral.

XCIV.        In no event shall the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Force Majeure. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work

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stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

REMEDIES

Certain Remedies. If any Specified Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to this Section:

XCV.        The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a Secured Party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may to the extent permitted by applicable law:

XCVI.        take possession of any Collateral not already in its possession without demand and without legal process;

XCVII.        require each Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

XCVIII.        enter onto the property where any Collateral is located and take possession thereof without demand and without legal process; and

XCIX.        without notice except as specified below and to the extent permitted by applicable law, lease, or license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                        29

C.        All cash Proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Collateral Agent in accordance with Section 2.16 of the Credit Agreement.

CI.        The Collateral Agent may:

CII.        transfer all or any part of the Collateral into the name of the Collateral Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder;

CIII.        with two Business Days prior notice to the applicable Grantor, notify the parties obligated on any of the Collateral to make payment to the Collateral Agent of any amount due or to become due thereunder;

CIV.        withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account to repay the Secured Obligations or otherwise apply such funds in accordance with Section 2.16 of the Credit Agreement;

CV.        enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

CVI.        endorse any checks, drafts, or other writings in any Grantor’s name to allow collection of the Collateral;

CVII.        take control of any proceeds of the Collateral; and

CVIII.        execute (in the name, place and stead of any Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral;

CIX.        Without limiting the foregoing, in respect of the Intellectual Property Collateral:

CX.        upon the request of the Administrative Agent, such Grantor shall execute and deliver to the Collateral Agent an assignment or assignments of the Intellectual Property Collateral, subject (in the case of any licenses thereunder) to any valid and enforceable requirements to obtain consents from any third parties, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof;

CXI.        the Administrative Agent shall have the right, in its sole discretion, (which right shall take precedence over any right or action of any Grantor) to file applications and maintain registrations for the protection of the Intellectual Property Collateral and/or bring suit in the name of such Grantor, the Collateral Agent or any Secured Party to enforce the Intellectual Property Collateral and any

                        30

licenses thereunder and, upon the request of the Administrative Agent, such Grantor shall use all commercially reasonable efforts to assist with such filing or enforcement (including the execution of relevant documents);

CXII.        in the event that the Collateral Agent elects not to make any filing or bring any suit as set forth in clause (ii), such Grantor shall, upon the request of Collateral Agent, use all commercially reasonable efforts, whether through making appropriate filings or bringing suit or otherwise, to protect, enforce and prevent the infringement, misappropriation, dilution, unauthorized use or other violation of the Intellectual Property Collateral; and

CXIII.        for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located and the right to sue for past, present or future infringement of the Intellectual Property, to the extent that such license does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Intellectual Property Collateral, or gives such third party any right of acceleration, modification or cancelation therein.

Notwithstanding the foregoing provisions of this Section 6.1, for the purposes of this Section 6.1, “Collateral” and “Intellectual Property Collateral” shall include any “intent to use” trademark application only to the extent (i) that the business of such Grantor, or portion thereof, to which that mark pertains is also included in the Collateral and (ii) that such business is ongoing and existing.

Securities Laws. If the Collateral Agent, at the direction of the Administrative Agent, shall determine to exercise its right to sell all or any of the Collateral that are Capital Securities pursuant to Section 6.1, each Grantor agrees that, upon request of the Administrative Agent, each Grantor will, at its own expense:

CXIV.        use commercially reasonable efforts to execute and deliver, and cause (or, with respect to any issuer which is not a Subsidiary of such Grantor, use its commercially reasonable efforts to cause) each issuer of the Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Administrative Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as from time to time amended (the “Securities Act”), and use commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the

                        31

Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto;

CXV.        use its commercially reasonable efforts to exempt the Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Administrative Agent;

CXVI.        cause (or, with respect to any issuer that is not a Subsidiary of such Grantor, use its commercially reasonable efforts to cause) each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

CXVII.        do or use commercially reasonable efforts to cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Collateral Agent or the Secured Parties by reason of the failure by such Grantor to perform any of the covenants contained in this Section and consequently agrees that, if such Grantor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value (as determined by the Collateral Agent) of such Collateral on the date the Collateral Agent shall demand compliance with this Section.

Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever a Specified Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

Protection of Collateral. The Collateral Agent may from time to time, at the direction of the Administrative Agent, perform any act which any Grantor fails, within three days following the request by the Collateral Agent, to perform or agree to perform (and thereafter actually perform within seven days following notice of requested performance) (it being understood that no such request need be given after the occurrence and during the continuance of a Specified

                         32

Event of Default) and the Collateral Agent may from time to time take any other action which the Administrative Agent deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

MISCELLANEOUS PROVISIONS

Loan Document. This Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Section 10 thereof.

Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon the Grantors and their successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and permitted assigns; provided that no Grantor may (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.

Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (at the direction of the Administrative Agent) and the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.1 of the Credit Agreement) and the Grantors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice or other communication, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or other communication, if transmitted by facsimile, shall be deemed given when transmitted and electronically confirmed.

Release of Liens. Upon (a) the Disposition of Collateral in accordance with the Credit Agreement or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)). Upon any such Disposition or termination, the Collateral Agent will, at the Grantors’ sole expense, promptly deliver to the Grantors, without any representations, warranties or recourse of any kind whatsoever, all Collateral held by the Collateral Agent hereunder, and execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.

                         33

Additional Grantors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such U.S. Person shall become a “Grantor” hereunder with the same force and effect as if it were originally a party to this Security Agreement and named as a “Grantor” hereunder. The execution and delivery of such supplement shall not require the consent of any other Grantor hereunder (except to the extent already obtained), and the rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

No Waiver; Remedies. In addition to, and not in limitation of Section 2.4, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Governing Law, Entire Agreement, etc. THIS SECURITY AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR NONPERFECTION, AND PRIORITY OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This Security Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Luxembourg Pledge Agreements. Without limiting any of the rights, remedies, privileges or benefits provided hereunder to the Collateral Agent for its benefit and the ratable benefit of the other Secured Parties, each Grantor and the Collateral Agent hereby agree that the terms and provisions of this Security Agreement in respect of any Collateral subject to the pledge or other Lien of a Luxembourg Pledge Agreement are, and shall be deemed to be, supplemental and in

                        34

addition to the rights, remedies, privileges and benefits provided to the Collateral Agent and the other Secured Parties under such Luxembourg Pledge Agreement and under applicable law to the extent consistent with applicable law; provided that, in the event that the terms of this Security Agreement conflict or are inconsistent with the applicable Luxembourg Pledge Agreement or applicable law governing such Luxembourg Pledge Agreement, (i) to the extent that the provisions of such Luxembourg Pledge Agreement or applicable foreign law are, under applicable foreign law, necessary for the creation, perfection or priority of the security interests in the Collateral subject to such Luxembourg Pledge Agreement, the terms of such Luxembourg Pledge Agreement or such applicable law shall be controlling and (ii) otherwise, the terms hereof shall be controlling.

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Authorized Officer, solely in such capacity and not as an individual, as of the date first above written.

HANESBRANDS INC.

By:
Name:
Title:

ALTERNATIVE APPAREL, INC.

By:
Name:
Title:

BA INTERNATIONAL, L.L.C.

By:
Name:
Title:

CC PRODUCTS LLC

By:
Name:
Title:

CEIBENA DEL, INC.

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

EVENT 1 LLC

By:
Name:
Title:

GEARCO LLC

By:
Name:
Title:

GFSI HOLDINGS LLC

By:
Name:
Title:

GFSI LLC

By:
Name:
Title:

GTM RETAIL, INC.

By:
Name:
Title:

HANES GLOBAL HOLDINGS U.S. INC.

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

HANES JIBOA HOLDINGS, LLC

By:
Name:
Title:

HANES MENSWEAR, LLC

By:
Name:
Title:

HANESBRANDS DIRECT, LLC

By:
Name:
Title:

HANESBRANDS EXPORT CANADA LLC

By:
Name:
Title:

HBI BRANDED APPAREL ENTERPRISES, LLC

By:
Name:
Title:

HBI INTERNATIONAL HOLDINGS U.S. INC.

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

HBI SOURCING, LLC

By:
Name:
Title:

HBI WH MINORITY HOLDINGS, LLC

By:
Name:
Title:

INNER SELF LLC

By:
Name:
Title:

IT’S GREEK TO ME, INC.

By:
Name:
Title:

KNIGHTS APPAREL LLC

By:
Name:
Title:

KNIGHTS HOLDCO LLC

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

MAIDENFORM (BANGLADESH) LLC

By:
Name:
Title:

MAIDENFORM (INDONESIA) LLC

By:
Name:
Title:

MAIDENFORM BRANDS LLC

By:
Name:
Title:

MAIDENFORM INTERNATIONAL LLC

By:
Name:
Title:

MAIDENFORM LLC

By:
Name:
Title:

MF RETAIL LLC

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

PLAYTEX DORADO, LLC

By:
Name:
Title:

PLAYTEX INDUSTRIES, INC.

By:
Name:
Title:

SEAMLESS TEXTILES, LLC

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Collateral Agent

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

SCHEDULE I

to Security Agreement

Name of Grantor:

Common Stock
Issuer (corporate)		# of	Authorized	Outstanding	% of Shares
	Cert. #	Shares	Shares	Shares	Pledged

Limited Liability Company Interests
Issuer (limited liability	% of Limited Liability	Type of Limited Liability
company)	Company Interests Pledged	Company Interests Pledged

Partnership Interests
	% of Partnership	% of Partnership
Issuer (partnership)	Interests Owned	Interests Pledged

SCHEDULE II

to Security Agreement

Item A.	Location of each Grantor.

Name of Grantor:	Location for purposes of UCC:
[GRANTOR]

Item B.	Organizational identification number.

Name of Grantor:
[GRANTOR]

Item C.	Merger or other corporate reorganization.

Name of Grantor:	Merger or other corporate reorganization:
[GRANTOR]

Item D.	Taxpayer ID numbers.

Name of Grantor:	Taxpayer ID numbers:
[GRANTOR]

Item E.	Government Contracts.

Name of Grantor:	Description of Contract:
[GRANTOR]

Item F.	Deposit Accounts and Securities Accounts.

Name of Grantor:	Description of Deposit Accounts and Securities Accounts:
[GRANTOR]

Item G.	Letter of Credit Rights.

Name of Grantor:	Description of Letter of Credit Rights:
[GRANTOR]

Item H.	Commercial Tort Claims.

Name of Grantor:	Description of Commercial Tort Claims:

[GRANTOR]

SCHEDULE III

to Security Agreement

Issued Patents

Patent No.	Issue Date	Title

Pending Patent Applications

Serial No.	Filing Date	Title

SCHEDULE IV

to Security Agreement

Registered Trademarks

Trademark	Registration No.	Registration
Date

Pending Trademark Applications

Trademark	Serial No.	Filing Date

SCHEDULE V

to Security Agreement

Item A. Copyrights/Mask Works

Registered Copyrights/Mask Works

Registration No.	Registration Date	Author(s)	Title

Copyright/Mask Work Pending Registration Applications

Serial No.

Item B. Copyright/Mask Work Licenses (all exclusive inbound Copyright Licenses for U.S. registered Copyrights)

			Effective	Expiration
Copyright	Licensor	Licensee	Date	Date

EXHIBIT A

to Security Agreement

FOURTH AMENDED AND RESTATED PATENT SECURITY AGREEMENT

This FOURTH AMENDED AND RESTATED PATENT SECURITY AGREEMENT, dated as of                      , 20[ ] (this “Agreement”), is made by [NAME OF GRANTOR], a (the “Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as the collateral agent (together with its successor(s) thereto in such capacity, the “Collateral Agent”) for each of the Secured Parties.

WHEREAS, pursuant to the Fifth Amended and Restated Credit Agreement, dated as of November [    ], 2021 and (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Lux Borrower, the Australian Borrower, the Lenders, the co-documentation agents, the co- syndication agents, JPMorgan Chase Bank, N.A., as the Administrative Agent and the Collateral Agent, the joint lead arrangers and joint bookrunners, the Lenders extended the New Term Loans to the Lux Borrower and Australian Borrower on the Closing Date;

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered a Fourth Amended and Restated Pledge and Security Agreement, dated as of November [    ], 2021 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Credit Agreement and pursuant to Section 4.5 of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Collateral Agent a continuing security interest in all of the Patent Collateral (as defined below) to secure all Secured Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of each Secured Party, as follows:

I. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

II. Grant of Security Interest. The Grantor hereby grants to the Collateral Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of the Grantor’s right, title and interest, whether now or hereafter existing or acquired by the Grantor, in and to the following (the “Patent Collateral”):

(b) inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent, including all patent applications in preparation for filing, including all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, including all patents issued by, or patent applications filed with, the United States Patent and Trademark Office (“Patents”), including each Patent and Patent application referred to in Item A of Schedule I;

CXVIII.         all United States Patent licenses, and other agreements for the grant by or to the Grantor of any right to use any items of the type referred to in clause (a) above (each a “Patent License”), including each Patent License referred to in Item B of Schedule I;

CXIX. the right to sue third parties for past, present and future infringements of any Patent or Patent application, and for breach or enforcement of any Patent License; and

CXX. all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

Notwithstanding the foregoing, Patent Collateral shall not include any Excluded Collateral.

III.         Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest of the Collateral Agent in the Patent Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the ratable benefit of each other Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Collateral Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

IV.         Release of Liens. Upon (i) the Disposition of Patent Collateral in accordance with the Credit Agreement or (ii) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (A) such Patent Collateral (in the case of clause (i)) or (B) all Patent Collateral (in the case of clause (ii)). Upon any such Disposition or termination, the Collateral Agent will, at the Grantor’s sole request and expense, deliver to the Grantor, without any representations, warranties or recourse of any kind whatsoever, all Patent Collateral held by the Collateral Agent hereunder, and execute and deliver to the Grantor such Documents as the Grantor shall reasonably request to evidence such termination.

V.         Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of

A-2

any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

VI. Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Section 10 thereof.

VII. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

*    *    *    *    *

A-3

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its Authorized Officer, solely in such capacity and not as an individual, as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to Patent Security Agreement

Item A. Patents

Issued Patents

Patent No.	Issue Date	Title

Pending Patent Applications

Serial No.	Filing Date	Title

Item B. Patent Licenses

			Effective	Expiration
Patent	Licensor	Licensee	Date	Date

EXHIBIT B

to Security Agreement

FOURTH AMENDED AND RESTATED TRADEMARK SECURITY AGREEMENT

This FOURTH AMENDED AND RESTATED TRADEMARK SECURITY AGREEMENT, dated as of ________ __, 20[ ] (this “Agreement”), is made by [NAME OF GRANTOR], a ________ _______ (the “Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as the collateral agent (together with its successor(s) thereto in such capacity, the “Collateral Agent”) for each of the Secured Parties.

WHEREAS, pursuant to the Fifth Amended and Restated Credit Agreement, dated as of November [    ], 2021 and (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Lux Borrower, the Australian Borrower, the Lenders, co-documentation agents, the co-syndication agents, JPMorgan Chase Bank, N.A., as the Administrative Agent and the Collateral Agent, the joint lead arrangers and joint bookrunners, the Lenders extended the New Term Loans to the Lux Borrower and Australian Borrower on the Closing Date;

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered a Fourth Amended and Restated Pledge and Security Agreement, dated as of November [    ], 2021 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Credit Agreement and pursuant to Section 4.5 of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Collateral Agent a continuing security interest in all of the Trademark Collateral (as defined below) to secure all Secured Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of each Secured Party, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby grants to the Collateral Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of the Grantor’s right, title and interest, whether now or hereafter existing or acquired by the Grantor, in and to the following (the “Trademark Collateral”):

(a)        (i) all United States trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks,

certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications (except for any such applications filed pursuant to 15 U.S.C. § 1051(b) unless and until a “Statement of Use” has been filed in respect of such application) in the United States Patent and Trademark Office, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as “Trademarks”), including those Trademarks referred to in Item A of Schedule I;

(b)         all Trademark licenses and other agreements for the grant by or to the Grantor of any right to use any Trademark (each a “Trademark License”), including each Trademark License referred to in Item B of Schedule I;

(c)         all of the goodwill of the business connected with the use of, and symbolized by the Trademarks described in clause (a) and, to the extent applicable, clause (b);

(d)         the right to sue third parties for past, present and future infringements or dilution of the Trademarks described in clause (a) and, to the extent applicable, clause (b) or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark License; and

(e)         all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

Notwithstanding the foregoing, Trademark Collateral shall not include any Excluded Collateral.

VIII.      Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest of the Collateral Agent in the Trademark Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the ratable benefit of each other Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Collateral Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

IX.        Release of Liens. Upon (i) the Disposition of Trademark Collateral in accordance with the Credit Agreement or (ii) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (A) such Trademark Collateral (in the case of clause (i)) or (B) all Trademark Collateral (in the case of clause (ii)). Upon any such Disposition or termination, the Collateral Agent will, at the Grantor’s sole request and expense, deliver to the Grantor, without any representations, warranties or recourse of any kind whatsoever, all Trademark Collateral held by the Collateral Agent hereunder, and execute and deliver to the Grantor such Documents as the Grantor shall reasonably request to evidence such termination.

X.          Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

XI.         Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Section 10 thereof.

XII.       Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by Authorized Officer, solely in such capacity and not as an individual, as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to Trademark Security Agreement

Item A. Trademarks

Registered Trademarks

Trademark	Registration No.	Registration Date

Pending Trademark Applications

Trademark	Serial No.	Filing Date

Item B. Trademark Licenses

			Effective	Expiration
Trademark	Licensor	Licensee	Date	Date

EXHIBIT C

to Security Agreement

FOURTH AMENDED AND RESTATED COPYRIGHT SECURITY AGREEMENT

This FOURTH AMENDED AND RESTATED COPYRIGHT SECURITY AGREEMENT, dated as of ________ __, 20[ ] (this “Agreement”), is made by [NAME OF GRANTOR], a ________ _______ (the “Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as the collateral agent (together with its successor(s) thereto in such capacity, the “Collateral Agent”) for each of the Secured Parties.

WHEREAS, pursuant to the Fifth Amended and Restated Credit Agreement, dated as of November [    ], 2021 and (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Lux Borrower, the Australian Borrower, the Lenders, the co-documentation agents, the co- syndication agents, JPMorgan Chase Bank, N.A., as the Administrative Agent and the Collateral Agent, the joint lead arrangers and joint bookrunners, the Lenders extended the New Term Loans to the Lux Borrower and Australian Borrower on the Closing Date;

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered a Fourth Amended and Restated Pledge and Security Agreement, dated as of November [    ], 2021 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Credit Agreement and pursuant to Section 4.5 of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Collateral Agent a continuing security interest in all of the Copyright Collateral (as defined below) to secure all Secured Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of each Secured Party, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

XIII.     Grant of Security Interest. The Grantor hereby grants to the Collateral Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of the Grantor’s right, title and interest, whether now or hereafter existing or acquired by the Grantor, in and to the following (the “Copyright Collateral”):

(a)         all United States copyrights, registered or unregistered and whether published or unpublished, now or hereafter in force including copyrights registered or applied for in the United States Copyright Office, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation and all extensions and renewals of the foregoing (“Copyrights”), including the Copyrights which are the subject of a registration or application referred to in Item A of Schedule I;

(b)         all express or implied Copyright licenses and other agreements for the grant by or to the Grantor of any right to use any items of the type referred to in clause (a) above (each a “Copyright License”), including each Copyright License referred to in Item B of Schedule I;

(c)         the right to sue for past, present and future infringements of any of the Copyrights owned by the Grantor, and for breach or enforcement of any Copyright License and all extensions and renewals of any thereof; and

(d)         all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

Notwithstanding the foregoing, Copyright Collateral shall not include any Excluded Collateral.

XIV.     Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest of the Collateral Agent in the Copyright Collateral with the United States Copyright Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the ratable benefit of each other Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Collateral Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

XV.      Release of Liens. Upon (i) the Disposition of Copyright Collateral in accordance with the Credit Agreement or (ii) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (A) such Copyright Collateral (in the case of clause (i)) or (B) all Copyright Collateral (in the case of clause (ii)). Upon any such Disposition or termination, the Collateral Agent will, at the Grantor’s sole request and expense, deliver to the Grantor, without any representations, warranties or recourse of any kind whatsoever, all Copyright Collateral held by the Collateral Agent hereunder, and execute and deliver to the Grantor such Documents as the Grantor shall reasonably request to evidence such termination.

XVI.     Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of

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any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

XVII.  Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Section 10 thereof.

XVIII. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

*    *    *    *    *

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its Authorized Officer, solely in such capacity and not as an individual, as of the date first above written.

[NAME OF GRANTOR]

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to Copyright Security Agreement

Item A. Copyrights/Mask Works

Registered Copyrights/Mask Works

Registration No.	Registration Date	Title

Item B. Copyright/Mask Work Licenses (including an all exclusive Copyright Licenses for U.S. registered Copyrights)

			Effective	Expiration
Copyright	Licensor	Licensee	Date	Date

ANNEX I

to Security Agreement

SUPPLEMENT TO

FOURTH AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

This SUPPLEMENT, dated as of                                   ,                      (this “Supplement”), is to the Fourth Amended and Restated Pledge and Security Agreement, dated as of November [    ], 2021 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”), among the Grantors (such term, and other terms used in this Supplement, to have the meanings set forth in or incorporated by reference in Article I of the Security Agreement) from time to time party thereto, in favor of JPMORGAN CHASE BANK, N.A., as the collateral agent (together with its successor(s) thereto in such capacity, the “Collateral Agent”) for each of the Secured Parties.

WHEREAS, pursuant to the Fifth Amended and Restated Credit Agreement, dated as of November [    ], 2021 and (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Lux Borrower, the Australian Borrower, the Lenders, the co-documentation agents, the co- syndication agents, JPMorgan Chase Bank, N.A., as the Administrative Agent and the Collateral Agent, the joint lead arrangers and joint bookrunners, the Lenders extended the New Term to the Lux Borrower and Australian Borrower on the Closing Date; and

WHEREAS, pursuant to the provisions of Section 7.6 of the Security Agreement, each of the undersigned is becoming a Grantor under the Security Agreement; and

WHEREAS, each of the undersigned desires to become a “Grantor” under the Security Agreement in order to induce the Secured Parties to continue to extend Loans and issue Letters of Credit under the Credit Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the undersigned agrees, for the benefit of each Secured Party, as follows.

SECTION 1. Party to Security Agreement, etc. In accordance with the terms of the Security Agreement, by its signature below each of the undersigned hereby irrevocably agrees to become a Grantor under the Security Agreement with the same force and effect as if it were an original signatory thereto and each of the undersigned hereby (a) agrees to be bound by and comply with all of the terms and provisions of the Security Agreement applicable to it as a Grantor and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects as of the date hereof, unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date. In furtherance of the foregoing, each reference to a “Grantor” and/or “Grantors” in the Security Agreement shall be deemed to include each of the undersigned.

XIX. Representations. Each of the undersigned Grantor hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Security Agreement constitute the legal, valid and binding obligation of each of the undersigned, enforceable (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity) against it in accordance with its terms.

XX. Full Force of Security Agreement. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect in accordance with its terms.

XXI. Severability. Wherever possible each provision of this Supplement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Supplement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Supplement or the Security Agreement.

XXII. Governing Law, Entire Agreement, etc. THIS SUPPLEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Supplement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

XXIII. Counterparts. This Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplement by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart of this Supplement.

*    *    *    *    *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its Authorized Officer, solely in such capacity and not as an individual, as of the date first above written.

[NAME OF ADDITIONAL SUBSIDIARY]

By:
Name:
Title:

[NAME OF ADDITIONAL SUBSIDIARY]

By:
Name:
Title:

ACCEPTED AND AGREED FOR ITSELF AND ON BEHALF OF THE SECURED PARTIES:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

EXHIBIT C

FORM OF INTERCREDITOR AGREEMENT

See attached.

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EXHIBIT C

[Form of]

INTERCREDITOR AGREEMENT

by and between

[             ]

as [November] 2021 First Lien Agent

and

[             ]

as [             ]1 [First/Second]2 Lien Agent

Dated as of [             ], 20[         ]

-i-

SCHEDULE 1 Guarantors

EXHIBITS:

Exhibit A	Additional Indebtedness Designation

Exhibit B	Additional Indebtedness Joinder

Exhibit C	Joinder of [November] 2021 First Lien Credit Agreement or [ ]1 [First/Second]2 Lien Credit Agreement

-ii-

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [    ], 20[    ], by and between [    ], in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, and as further defined herein, the “[November] 2021 First Lien Agent”) for the [November] 2021 First Lien Lenders referred to below party from time to time to the [November] 2021 First Lien Credit Agreement referred to below, and [    ] ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacities, and as further defined herein, the “[    ]1 [First/Second]2 Lien Agent”) for the [    ]1 [First/Second]2 Lien Lenders referred to below party from time to time to the [    ]1 [First/Second]2 Lien Credit Agreement referred to below. Capitalized terms used herein without other definition are used as defined in Article I hereof.

RECITALS

A.      Pursuant to the [November] 2021 First Lien Credit Agreement, the [November] 2021 First Lien Creditors made certain loans and other financial accommodations to or for the benefit of the [November] 2021 First Lien Borrower.

B.      Pursuant to the [November] 2021 First Lien Guaranties, the [November] 2021 First Lien Guarantors agreed to unconditionally guarantee jointly and severally the payment and performance of the [November] 2021 First Lien Borrower’s obligations under the [November] 2021 First Lien Facility Documentation, as more particularly provided therein.

C.      To secure the obligations of the [November] 2021 First Lien Borrower and the [November] 2021 First Lien Guarantors and each other Subsidiary of the Borrower that is now or hereafter becomes a [November] 2021 First Lien Credit Party, the [November] 2021 First Lien Credit Parties have granted or will grant to the [November] 2021 First Lien Agent (for the benefit of the [November] 2021 First Lien Creditors) Liens on the Collateral, as more particularly provided in the [November] 2021 First Lien Facility Documentation.

D.      Pursuant to that [    ]1 [First/Second]2 Lien Credit Agreement, the [    ]1 [First/Second]2 Lien Lenders have agreed to make certain loans to or for the benefit of the [    ]3 Borrower, as more particularly provided therein.

E.      Pursuant to the [    ]1 [First/Second]2 Lien Guaranties, the [    ]1 [First/Second]2 Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the [    ]3 Borrower’s obligations under the [    ]1 [First/Second]2 Lien Facility Documentation, as more particularly provided therein.

F.      As a condition to the effectiveness of the [    ]1 [First/Second]2 Lien Credit Agreement and to secure the obligations of the [    ]3 Borrower and the [    ]1 [First/Second]2 Lien Guarantors and each other Subsidiary of the Borrower that is now or hereafter becomes a [    ]1 [First/Second]2 Lien Credit Party, the [    ]1 [First/Second]2 Lien Credit Parties have granted or will grant to the [    ]1 [First/Second]2 Lien Agent (for the benefit of the [    ]1 [First/Second]2 Lien Lenders) Liens on the Collateral, as more particularly provided in the [    ]1 [First/Second]2 Lien Facility Documentation.

G.      Pursuant to this Agreement, the [November] 2021 First Lien Borrower may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation, a form of which is attached hereto as Exhibit A, and by complying with the procedures set forth in Section 7.11, and the holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the [November] 2021 First Lien

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Borrower), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the [November] 2021 First Lien Borrower), as the case may be, for all purposes under this Agreement.

H.      Each of the [November] 2021 First Lien Agent (on behalf of the [November] 2021 First Lien Creditors) and the [    ]1 [First/Second]2 Lien Agent (on behalf of the [    ]1 [First/Second]2 Lien Lenders) and, by their acknowledgment hereof, the [November] 2021 First Lien Credit Parties and the [    ]1 [First/Second]2 Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Deposit Account, Financial Asset, Instrument, Investment Property, Money and Security.

Section 1.2 Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Additional Credit Facility Creditor or any Affiliate of any Additional Credit Facility Creditor that has entered into a Bank Products Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more Additional Collateral Documents.

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness.

“Additional Collateral Documents” shall mean all “Collateral Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which all Indebtedness that is incurred thereunder constitutes Additional Indebtedness, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, restated, modified or supplemented from time to time, together (b) if designated by the Borrower, with any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders, or the same or any other agent, trustee or representative therefor, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Initial [November] 2021 First Lien Credit Agreement whether in effect or not.

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“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities.

“Additional Credit Party” shall mean the [November] 2021 First Lien Borrower and each Affiliate of the [November] 2021 First Lien Borrower that is or becomes a party to any Additional Document.

“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Foreign Currency L/C Issuers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.

“Additional Documents” shall mean any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Product Agreements between any Credit Party and any Additional Bank Products Affiliate, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate, any Foreign Currency L/C Agreement between any Credit Party and any Additional Foreign Currency L/C Issuer, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Foreign Currency L/C Issuer” shall mean any Additional Credit Facility Creditor or any Affiliate of any Additional Credit Facility Creditor that has entered into a Foreign Currency L/C Agreement with any Additional Credit Party with the Obligations of such Credit Party thereunder being secured by one or more Additional Collateral Documents.

“Additional Guaranties” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Affiliate” shall mean any Additional Credit Facility Creditor or any Affiliate of any Additional Credit Facility Creditor that has entered into a Hedging Agreement with any Credit Party with the obligations of such Credit Party thereunder being secured by one or more Additional Collateral Documents.

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien (as defined below) on Collateral by:

(a) prior to the Discharge of [November] 2021 First Lien Obligations, Section 7.3 of the Initial [November] 2021 First Lien Credit Agreement (if the Initial [November] 2021 First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other [November] 2021 First Lien Credit Agreement then in effect if the Initial [November] 2021 First Lien Credit Agreement is not then in effect (which covenant is designated in such [November] 2021 First Lien Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of [    ]1 [First/Second]2 Lien Obligations, Section [    ]4 of the Initial [    ]1 [First/Second]2 Lien Credit Agreement (if the Initial [    ]1 [First/Second]2 Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in

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any other [    ]1 [First/Second]2 Lien Credit Agreement then in effect (which covenant is designated in such [    ]1 [First/Second]2 Lien Credit Agreement as applicable for purposes of this definition); and

(c) prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the [November] 2021 First Lien Borrower pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of First Lien Obligations, in Section 1.1 of the Initial [November] 2021 First Lien Credit Agreement (if the Initial [November] 2021 First Lien Credit Agreement is then in effect), or in any other [November] 2021 First Lien Credit Agreement then in effect (if the Initial [November] 2021 First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of [    ]1 [First/Second]2 Lien Obligations, in Section [    ]5 of the Initial [    ]1 [First/Second]2 Lien Credit Agreement (if the Initial [    ]1 [First/Second]2 Lien Credit Agreement is then in effect), or in any other [    ]1 [First/Second]2 Lien Credit Agreement then in effect (if the Initial [    ]1 [First/Second]2 Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the [November] 2021 First Lien Borrower with respect to Additional Indebtedness, substantially in the form of Exhibit A.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B.

“Additional Obligations” shall mean all obligations of every nature of each Additional Credit Party from time to time owed to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates or Additional Foreign Currency L/C Issuer, under any Additional Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a) prior to the Discharge of [November] 2021 First Lien Obligations, Section 7.2 of the Initial [November] 2021 First Lien Credit Agreement (if the Initial [November] 2021 First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other [November] 2021 First Lien Credit Agreement then in effect if the Initial

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[November] 2021 First Lien Credit Agreement is not then in effect (which covenant is designated in such [November] 2021 First Lien Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of [    ]1 [First/Second]2 Lien Obligations, Section [    ]6 of the Initial [    ]1 [First/Second]2 Lien Credit Agreement (if the Initial [    ]1 [First/Second]2 Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other [    ]1 [First/Second]2 Lien Credit Agreement then in effect (which covenant is designated in such [    ]1 [First/Second]2 Lien Credit Agreement as applicable for purposes of this definition); and

(c) prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of [November] 2021 First Lien Obligations, in Section 1.1 of the Initial [November] 2021 First Lien Credit Agreement (if the Initial [November] 2021 First Lien Credit Agreement is then in effect), or in any other [November] 2021 First Lien Credit Agreement then in effect (if the Initial [November] 2021 First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of [    ]1 [First/Second]2 Lien Obligations, in Section [    ]5 of the Initial [    ]1 [First/Second]2 Lien Credit Agreement (if the Initial [    ]1 [First/Second]2 Lien Credit Agreement is then in effect), or in any other [    ]1 [First/Second]2 Lien Credit Agreement then in effect (if the Initial [    ]1 [First/Second]2 Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means, with respect to any Person (and not with respect to any Collateral), the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided, however, that when used in connection with any Collateral, “control” shall have the meaning specified in the UCC with respect to such Collateral. “Controls” and “Controlled” have meanings correlative thereto.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Approved Domestic Bank” shall have the meaning given such term in clause (c) of the definition of “Cash Equivalents”.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bankruptcy Code” shall mean title 11 of the United States Code.

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“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally

“Borrower” shall mean any of the [November] 2021 First Lien Borrower, the [    ]1 [First/Second]2 Lien Borrower and any Additional Borrower.

“Business Day” shall mean any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that (a) in relation to the calculation or computation of LIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (c) in relation to Loans denominated in Australian Dollars and in relation to the calculation or computation of BBSY, any day (other than a Saturday or a Sunday) on which banks are open for business in Australia.

“Capital Stock” shall mean any and all shares, interests, rights, participations or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.

“Cash Equivalents” shall mean any of the following:

(a)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within 18 months from the date of acquisition thereof;

(b)        (i) debt securities with a maturity of 365 days or less issued by any member nation of the European Union, the United Kingdom, Switzerland, Canada or any of its provinces, Australia or any other country whose debt securities are rated by S&P and Moody’s A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an “Approved Jurisdiction”) or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction, (ii) debt securities in an aggregate principal amount not to exceed $1,000,000 with a maturity of 365 days or less issued by any nation in which any Subsidiary of the Borrower has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation and (iii) shares of any money market fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) or (b) above, (B) has net assets in excess of $500,000,000 and (C) has obtained from either S&P or Moody’s the highest rating obtainable for such a money market fund in the relevant country;

(c)         commercial paper having a rating, at the time of acquisition thereof, by S&P of at least A-1 or by Moody’s of at least P-1 and in either case maturing within 270 days from the date of acquisition thereof;

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(d)         certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof or any Approved Jurisdiction which has a combined capital and surplus and undivided profits of not less than $500,000,000 and which has a credit rating of A2 or higher from Moody’s or A or higher from S&P;

(e)         fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)         mutual funds investing solely in assets of the type described in clauses (a) through (d) above;

(g)         shares of money market, mutual or similar funds having net assets in excess of $500,000,000 maturing or being due or payable in full not more than 18- days after acquisition thereof and the investments of which are limited to securities rated at least Aa3 by Moody’s or at least AA- by S&P; and

(h)         variable rate demand notes rated at least Aa3 by Moody’s or at least AA- by S&P.

“Collateral” shall mean all Property, whether now existing or hereafter arising, of any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any Agent under any of the [November] 2021 First Lien Collateral Documents, the [    ]1 [First/Second]2 Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof (including any Property subject to Liens granted pursuant to Section 6.1 to secure the Senior Priority Obligations and Junior Priority Obligations).

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Credit Documents” shall mean the [November] 2021 First Lien Facility Documentation, the [    ]1 [First/Second]2 Lien Facility Documentation and any Additional Documents.

“Credit Parties” shall mean the [November] 2021 First Lien Credit Parties, the [    ]1 [First/Second]2 Lien Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor. “DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (including interest accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the applicable Additional Credit Facility) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

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“Discharge of [November] 2021 First Lien Obligations” shall mean (a) the payment in full in cash of the applicable [November] 2021 First Lien Obligations that are outstanding and unpaid (including interest accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the applicable [November] 2021 First Lien Credit Agreement) at the time all Indebtedness under the applicable [November] 2021 First Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such [November] 2021 First Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the [November] 2021 First Lien Facility Documentation.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of [the Discharge of [    ]1 Second Lien Obligations and]7 the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of [    ]1 [First/Second]2 Lien Obligations” shall mean (a) the payment in full in cash of the applicable [    ]1 [First/Second]2 Lien Obligations that are outstanding and unpaid (including interest accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the applicable [    ]1 [First/Second]2 Lien Credit Agreement) at the time all Indebtedness under the applicable [    ]1 [First/Second]2 Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such [    ]1 [First/Second]2 Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the [    ]1 [First/Second]2 Lien Facility Documentation.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of [•] 2021 First Lien Obligations [, the Discharge of [    ]1 First Lien Obligations]8 and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Event of Default” shall mean an Event of Default under any [November] 2021 First Lien Credit Agreement, any [    ]1 [First/Second]2 Lien Credit Agreement or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)      the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;

(b)      the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)      the taking of any action or the exercise of any right or remedy in respect of the collection on, set off or recoup against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)      the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

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(e)      the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)      the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)      the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)      the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, or maintaining any Collateral.

For the avoidance of doubt, filing a proof of claim in bankruptcy court or seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Foreign Currency L/C Agreement” shall mean any agreement with respect to any letter of credit issued in a currency other than the lawful currency of the United States.

“Foreign Subsidiary” shall have the meaning assigned thereto and to the definition of “Foreign Subsidiary Holding Company” in the Initial [November] 2021 First Lien Credit Agreement whether in effect or not.

“GAAP” shall have the meaning assigned thereto in the Initial [November] 2021 First Lien Credit Agreement whether in effect or not.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantor” shall mean any Grantor as defined in the [November] 2021 First Lien Facility Documentation or the [    ]1 [First/Second]2 Lien Facility Documentation, as applicable.

“Guarantor” shall have the meaning assigned thereto in the Initial [November] 2021 First Lien Credit Agreement whether in effect or not.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.

“Impairment” shall (a) with respect to the Senior Priority Obligations, have the meaning specified in Section 4.1(e), and (b) with respect to the Junior Priority Obligations, have the meaning specified in Section 4.1(f).

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“Indebtedness” shall have the meaning assigned thereto in the [November] 2021 First Lien Credit Agreement or the [    ]1 [First/Second]2 Lien Credit Agreement or any Additional Credit Facility, respectively, as applicable.

“Initial [    ]1 [First/Second]2 Lien Credit Agreement” shall have the meaning given such term in the definition of “[            ]1 [First/Second]2 Lien Credit Agreement”.

“Initial [November] 2021 First Lien Credit Agreement” shall have the meaning given such term in the definition of “[November] 2021 First Lien Credit Agreement.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Intervening Creditor” shall (a) with respect to the Senior Priority Obligations, have the meaning specified in Section 4.1(e), and (b) with respect to the Junior Priority Obligations, have the meaning specified in Section 4.1(f).

“Investments” shall have the meaning assigned thereto in the Initial [November] 2021 First Lien Credit Agreement whether in effect or not.

“Junior Priority Agent” shall mean [any of the Second Lien Agent and]9 any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean [the Second Lien Collateral Documents and]9 any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Agreement” shall mean [the Second Lien Credit Agreement and]9 any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean [the Second Lien Lenders and]9 any Additional Creditor in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean[:

(1) all Second Lien Obligations; and

(2)]9 any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the First Lien Borrower as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean [the Second Lien Facility Documentation and]9 any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted [(a) by a Second Lien Collateral Document to the Second Lien Agent or (b)]9 by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean [the Second Lien Obligations and]9 any Additional Obligations constituting Junior Priority Debt.

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“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Second Lien Agent.

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Junior Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the [November] 2021 First Lien Agent, the [November] 2021 First Lien Creditors, the [    ]1 [First/Second]2 Lien Agent, the [    ]1 [First/Second]2 Lien Lenders, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“[November] First Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under the [November] 2021 First Lien Credit Agreement.

“[November] 2021 First Lien Bank Products Affiliate” shall mean any Person that is a party to a Bank Products Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more [November] 2021 First Lien Collateral Documents.

“[November] 2021 First Lien Borrower” shall mean HANESBRANDS Inc., a Maryland corporation, together with its successors and assigns.

“[November] 2021 First Lien Collateral” shall mean all “Collateral” as defined in the [November] 2021 First Lien Credit Agreement.

“[November] 2021 First Lien Collateral Documents” shall mean all Security Documents as defined in the [November] 2021 First Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the [November] 2021 First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“[November] 2021 First Lien Credit Agreement” shall mean (a) that certain Credit Agreement, dated as of [November], 2021 among the [November] 2021 First Lien Borrower, the [November] 2021 First Lien Lenders and the [November] 2021 First Lien Agent, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time (the “Initial [November] 2021 First Lien Credit Agreement”), together with (b) if designated by the [November] 2021 First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the [November] 2021 First Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“[November] 2021 First Lien Credit Parties” shall mean the [November] 2021 First Lien Borrower, the [November] 2021 First Lien Guarantors and each other Affiliate of the Borrower that is now or hereafter becomes a party to any [November] 2021 First Lien Facility Documentation.

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“[November] 2021 First Lien Creditors” shall mean the [November] 2021 First Lien Lenders together with all [November] 2021 First Lien Bank Products Affiliates, [November] 2021 First Lien Hedging Affiliates, and [November] 2021 First Lien Foreign Currency L/C Issuers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “First Lien Creditor” under any [November] 2021 First Lien Credit Agreement.

“[November] 2021 First Lien Facility Documentation” shall mean the [November] 2021 First Lien Credit Agreement, the [November] 2021 First Lien Guaranties, the [November] 2021 First Lien Collateral Documents, any Bank Product Agreements between any [November] 2021 First Lien Credit Party and any [November] 2021 First Lien Bank Products Affiliate, any Hedging Agreements between any [November] 2021 First Lien Credit Party and any [November] 2021 First Lien Hedging Affiliate, any Foreign Currency L/C Agreement between any [November] 2021 First Lien Credit Party and any [November] 2021 First Lien Foreign Currency L/C Issuer, those other ancillary agreements as to which the [November] 2021 First Lien Agent or any [November] 2021 First Lien Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any [November] 2021 First Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the [November] 2021 First Lien Agent, in connection with any of the foregoing or any [November] 2021 First Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“[November] 2021 First Lien Foreign Currency L/C Issuers” shall mean any Person that is a party to a Foreign Currency L/C Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more [November] 2021 First Lien Collateral Documents.

“[November] 2021 First Lien Guaranties” shall mean the Guarantee and Collateral Agreement, as defined in the [November] 2021 First Lien Credit Agreement, and all other guaranties executed under or in connection with any [November] 2021 First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“[November] 2021 First Lien Guarantors” shall mean, collectively, each direct and indirect Subsidiary of the [November] 2021 First Lien Borrower that at any time is a guarantor under any of the [November] 2021 First Lien Guaranties.

“[November] 2021 First Lien Hedging Affiliate” shall mean any Person that is a party to a Hedging Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more [November] 2021 First Lien Collateral Documents.

“[November] 2021 First Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the [November] 2021 First Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“[November] 2021 First Lien Obligations” shall mean all obligations of every nature of each [November] 2021 First Lien Credit Party from time to time owed to the [November] 2021 First Lien Agent, the [November] 2021 First Lien Lenders or any of them, any [November] 2021 First Lien Bank Products Affiliates, any [November] 2021 First Lien Hedging Affiliates or any [November] 2021 First Lien Foreign Currency L/C Issuer, under any [November] 2021 First Lien Facility Documentation, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such [November] 2021 First Lien Credit Party, would have accrued on any [November] 2021 First Lien Obligation, whether or not a claim is allowed against such [November] 2021 First Lien Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the [November] 2021 First Lien Facility Documentation,

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as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“[November] 2021 First Lien Secured Parties” shall mean the [November] 2021 First Lien Agent and the [November] 2021 First Lien Creditors.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.

“Party” shall mean any of the [November] 2021 First Lien Agent, the [    ]1 [First/Second]2 Lien Agent or any Additional Agent, and “Parties” shall mean all of the First Lien Agent, the [    ]1 [First/Second]2 Lien Agent and any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Restricted Subsidiary” shall have the meaning assigned thereto in the Initial [November] 2021 First Lien Credit Agreement whether applicable or not.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc., a division of McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Priority Agent” shall mean any of the [November] 2021 First Lien Agent[, the [    ] First Lien Agent]10 or any Additional Agent under any Senior Priority Documents.

“Senior Priority Collateral Documents” shall mean the [November] 2021 First Lien Collateral Documents [, the [    ] First Lien Collateral Documents]10 and the Additional Collateral Documents relating to any Senior Priority Debt.

“Senior Priority Credit Agreement” shall mean any of the [November] 2021 First Lien Credit Agreement, [, the [    ] First Lien Credit Agreement]10 and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the [November] 2021 First Lien Creditors [, the [    ] First Lien Creditors]10 and any Additional Creditor in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1) all [November] 2021 First Lien Obligations; and

[(2) all [    ] First Lien Obligations]10

[(2/3)] any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the First Lien Borrower

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as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the [November] 2021 First Lien Facility Documentation [, the [    ] First Lien Facility Documentation ]10 and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Lien” shall mean a Lien granted (a) by a [November] 2021 First Lien Collateral Document to the [November] 2021 First Lien Agent, [, (b) a [    ]1 First Lien Collateral Document to the [    ]1 First Lien Agent ]10 or [(b/c)] by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the [November] 2021 First Lien Obligations [, the [    ] First Lien Obligations]10 and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Representative” shall mean the [November] 2021 First Lien Agent acting for the Senior Priority Secured Parties, until the Discharge of [November] 2021 First Lien Obligations, and thereafter (unless otherwise agreed in writing between [the [    ]1 First Lien Agent and]10 any Additional Agents under any Senior Priority Documents), [the [    ]1 First Lien Agent and]10 any Additional Agent under any Senior Priority Documents (or, if there are then in effect Senior Priority Documents with respect to more than one Series of Senior Priority Debt, the Senior Priority Documents under which the greatest principal amount of Senior Priority Obligations is outstanding at the time) acting for the Senior Priority Secured Parties.

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Senior Standstill Period” shall have the meaning set forth in Section 2.3(b).

“Series of Junior Priority Debt” shall mean, severally, [(a) the Indebtedness outstanding under the [    ]1 Second Lien Credit Agreement and (b)]9 the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” means, severally, (a) the Indebtedness outstanding under the Initial [November] 2021 First Lien Credit Agreement, [[(b)] the Indebtedness outstanding under the [    ] First Lien Credit Agreement,]10 [(b/c)] the Indebtedness under each other First Lien Credit Agreement and [(c/d)] the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America.

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“[    ]1 [First/Second]2 Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under any [    ]1 [First/Second]2 Lien Credit Agreement.

“[    ]1 [First/Second]2 Lien Bank Products Affiliate” shall mean any Person that is a party to a Bank Products Agreement with a Credit Party with the obligations of such Credit Party being secured by one or more [    ]1 [First/Second]2 Lien Collateral Documents.

“[    ]1 [First/Second]2 Lien Borrower” shall mean [    ], together with its successors and assigns.

“[    ]1 [First/Second]2 Lien Collateral Documents” shall mean all “Collateral Documents” as defined in the [    ]1 [First/Second]2 Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any [    ]1 [First/Second]2 Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“[    ]1 [First/Second]2 Lien Credit Agreement” shall mean (a) the [    ], dated as of [    ], among the [    ]1 [First/Second]2 Lien Borrower, [    ], the [    ]1 [First/Second]2 Lien Lenders and the [    ]1 [First/Second]2 Lien Agent, as such agreement may be amended, supplemented, restated or otherwise modified from time to time (the “Initial [    ]1 [First/Second]2 Lien Credit Agreement”), together with (b) if designated by the [November] 2021 First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the [    ]1 [First/Second]2 Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness.

“”[    ]1 [First/Second]2 Lien Credit Parties” shall mean the [    ]1 [First/Second]2 Lien Borrower, the [    ]1 [First/Second]2 Lien Guarantors and each other Affiliate of the Borrower that is now or hereafter becomes a party to any [    ]1 [First/Second]2 Lien Facility Document.

“[    ]1 [First/Second]2 Lien Creditors” shall mean the “[    ]1 [First/Second]2 Lien Lenders together with all [    ]1 [First/Second]2 Lien Bank Products Affiliates, [    ]1 [First/Second]2 Lien Hedging Affiliates and [    ]1 [First/Second]2 Foreign L/C Issuers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “First Lien Creditor” under any [    ]1 [First/Second]2 Lien Credit Agreement.

“[    ]1 [First/Second]2 Lien Facility Documentation” shall mean the [    ]1 [First/Second]2 Lien Credit Agreement, the [    ]1 [First/Second]2 Lien Guaranties, [    ]1 [First/Second]2 Lien Collateral Documents, any Bank Products Agreement between any [    ]1 [First/Second]2 Lien Credit Party and any [    ]1 [First/Second]2 Lien Bank Products Affiliate, any Hedging Agreement between any [    ]1 [First/Second]2 Lien Credit Party and any [    ]1 [First/Second]2 Lien Hedging Affiliates, any Foreign Currency L/C Agreement between any [    ]1 [First/Second]2 Lien Credit Party and any [    ]1 [First/Second]2 Lien Foreign Currency L/C Issuer, those other ancillary agreements as to which the [    ]1 [First/Second]2 Lien Agent or any [    ]1 [First/Second]2 Lien Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any [    ]1 [First/Second]2 Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the [    ]1 [First/Second]2 Lien Agent, in connection with any of the foregoing or any [    ]1 [First/Second]2 Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

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“[    ]1 [First/Second]2 Lien Foreign Currency L/C Issuer” shall mean any Person that is a party to a Foreign Currency L/C Agreement with a Credit Party with the obligations of such Credit Party being secured by one or more [    ]1 [First/Second]2 Lien Collateral Documents.

“[    ]1 [First/Second]2 Lien Guaranties” shall mean the guarantee agreement dated as of the date hereof, and all other guaranties executed under or in connection with any [            ]1 [First/Second]2 Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“[    ]1 [First/Second]2 Lien Guarantors” shall mean the collective reference to each direct and indirect Subsidiary of the Borrower that at any time is a guarantor under any of the [    ]1 [First/Second]2

Lien Guaranties.

“[    ]1 [First/Second]2 Lien Hedging Affiliate” shall mean any Person that is a party to a Hedging Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more [    ]1 [First/Second]2 Lien Collateral Documents.

“[    ]1 [First/Second]2 Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the [            ]1 [First/Second]2 Lien Credit Agreement, together with their successors, assigns, transferees and replacements thereof.

“[    ]1 [First/Second]2 Lien Obligations” shall mean all obligations of every nature of each [    ]1 [First/Second]2 Lien Credit Party from time to time owed to the [    ]1 [First/Second]2 Lien Agent, or the [            ]1 [First/Second]2 Lien Lenders or any of them, under any [            ]1 [First/Second]2 Lien Facility Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such [    ]1 [First/Second]2 Lien Credit Party, would have accrued on any [            ]1 [First/Second]2 Lien Obligation, whether or not a claim is allowed against such [    ]1 [First/Second]2 Lien Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the [    ]1 [First/Second]2 Lien Facility Documentation, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“[    ]1 [First/Second]2 Lien Secured Parties” shall mean the [    ]1 [First/Second]2 Lien Agent and the [            ]1 [First/Second]2 Lien Lenders.

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

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Section 2.1         Agreement to Subordinate.

(a)      Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)      any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii)      any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)      except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and subject to Section 4.1(e) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv)      except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, and subject to Section 4.1(f) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b)      Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any

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portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, subject to Section 4.1(e) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c)      Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the fore-going) of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Agent or any other Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Agent or any Junior Priority Creditors securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, subject to Section 4.1(f) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(d)      Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties (subject, however, to Section 4.1(e) hereof), and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority

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Secured Parties (subject, however, to Section 4.1(f) hereof) with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.

(e)       The [November] 2021 First Lien Agent, for and on behalf of itself and the [November] 2021 First Lien Creditors, acknowledges and agrees that (x) concurrently herewith, the [    ]1 [First/Second]2 Lien Agent, for the benefit of itself and the [    ]1 [First/Second]2 Lien Lenders, has been granted [Senior/Junior]11 Priority Liens upon all of the Collateral in which the [November] 2021 First Lien Agent has been granted Senior Priority Liens, and the [November] 2021 First Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the [November] 2021 First Lien Agent has been granted Senior Priority Liens, and the [November] 2021 First Lien Agent hereby consents thereto.

(f)       The [    ]1 [First/Second]2 Lien Agent, for and on behalf of itself and the [    ]1 [First/Second]2 Lien Lenders, acknowledges and agrees that (x) the [November] 2021 First Lien Agent, for the benefit of itself and the [November] 2021 First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the [    ]1 [First/Second]2 Lien Agent has been granted [Senior/Junior]12 Priority Liens, and the [    ]1 [First/Second]2 Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the [    ]1 [First/Second]2 Lien Agent has been granted [Senior/Junior]12 Priority Liens, and the [    ]1 [First/Second]2 Lien Agent hereby consents thereto.

(g)       Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the [November] 2021 First Lien Agent, for the benefit of itself and the [November] 2021 First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the [    ]1 [First/Second]2 Lien Agent, for the benefit of itself and the [    ]1 [First/Second]2 Lien Lenders, has been granted [Senior/Junior]12 Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h)       The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

Section 2.2        Waiver of Right to Contest Liens.

(a)      Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly

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or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b)       Except as may separately otherwise be agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Senior Priority Agent or any Senior Priority Creditors represented by such other Senior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that none of such Senior Priority Agent and Senior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent under any applicable Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, hereby waives any and all rights it or such Senior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Senior Priority Agent or Senior Priority Creditor is not prohibited from taking such action under this Agreement.

(c)       Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, parity, enforceability, or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Creditors represented by such other Junior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent under any applicable Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, on behalf of itself

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and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

Section 2.3        Remedies Standstill.

(a)        Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)        will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of each Senior Priority Agent; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Junior Standstill Period”), and then only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding) and, in each case, such Junior Priority Agent has notice thereof, and

(ii)        will not take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative in the same form as received with any necessary endorsements.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.

(b)        Each Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors:

(i)        will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Senior Priority Agent who is not then the Senior Priority Representative may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Section 6) after a period of 120 consecutive days has elapsed from the date of delivery of written notice by such Senior Priority Agent to each other Senior Priority Agent stating that an Event of Default (as defined under the applicable Senior

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Priority Credit Agreement) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Senior Standstill Period”), and then only so long as the Senior Priority Representative shall not have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii)        will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby and except as provided in Section 4.1 hereof), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative in the same form as received with any necessary endorsements; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.

(c)        Each Junior Priority Agent, on behalf of itself and any Junior Priority Creditors represented thereby, agrees that such Junior Priority Agent and such Junior Priority Creditors will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Junior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Junior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Junior Priority Representative; provided that nothing in this sentence shall prohibit any Junior Priority Agent from taking such actions in its capacity as Junior Priority Representative, if applicable. The Junior Priority Representative may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Junior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.

(d)        Each Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable; provided, further, that nothing in this sentence shall prohibit any Senior Priority Agent from the Exercise of Secured Creditor Remedies following the expiration of the Senior Standstill Period, if permitted pursuant to the proviso to Section 2.3(b)(i). The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or

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applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Each Senior Priority Agent hereby appoints the Senior Priority Representative as its agent and authorizes the Senior Priority Representative to undertake any Exercise of Secured Creditor Remedies under any Senior Priority Collateral Document so long as the Senior Priority Representative is contemporaneously undertaking the same Exercise of Secured Creditor Remedies under the Senior Priority Collateral Documents of each Series of Senior Priority Debt and in connection with any sale or other disposition of Collateral the Senior Priority Representative may release the security interest of any other Senior Priority Agent so long as the lien of each Senior Priority Agent is released simultaneously to the same extent and the Senior Priority Representative distributes the proceeds of any such sale or other disposition as provided in Section 4.1 hereof. Each Senior Priority Agent agrees to execute and deliver (at the sole cost of the Credit Parties) all such documents and instruments as shall be reasonably requested by the Senior Priority Representative to evidence and confirm any such release of such security interests.

Section 2.4         Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of

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such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)       Release of Liens by Junior Secured Parties. In the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of each Senior Priority Agent, (B) any sale, transfer or other disposition of all or any portion of the Collateral so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, or (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, which release under this clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties, in the case of clause (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1, such sale or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5      No New Liens. (a) Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, hereby agrees that:

(i)        no Junior Priority Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)        if any such Junior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the

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relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.

(b)      Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, on behalf of itself and any Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that:

(i)      no such Senior Priority Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)      if any such Senior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Senior Priority Agent (or the relevant First Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.

(c)      Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)      no such Junior Priority Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)      if any such Junior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such Lien.

Section 2.6       Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise

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claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1       Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, so long as such claim is not in contravention of the Lien priority set forth in Section 2.1, (b) in any Insolvency Proceeding commenced by or against the Borrower or any other Credit Party, the Junior Priority Agent or the Junior Priority Creditors may file a proof of claim or statement of interest with respect to the Junior Priority Obligations, (c) the Junior Priority Creditors shall be entitled to file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Creditors, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) the Junior Priority Creditors shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Code or applicable non-bankruptcy law (other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor, except as otherwise requested or expressly consented to in writing by the Senior Priority Agent), in each case if not otherwise in contravention of the terms of this Agreement; provided that any judgment Lien obtained by a Junior Priority Creditor as a result of such exercise of rights will be subject to this Agreement, (e) the Junior Priority Creditors shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral, (f) the Junior Priority Agent or any Junior Priority Creditor may exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 2.3 above, and (g) in any Insolvency Proceeding, the Junior Priority Creditors shall be entitled to vote on any plan of reorganization, in a manner and to the extent consistent with the provisions of this Agreement.

Section 3.2       Agent for Perfection.

(a)      Each Agent, for and on behalf of itself and the Secured Parties represented thereby, agrees to hold all Cash Collateral and Control Collateral in its possession, custody, or control (or in the possession, custody, or control of agents or bailees therefor) for the benefit of, on behalf of and as agent for the other Secured Parties solely for the purpose of perfecting the security interest granted to each other Agent or Secured Party in such Cash Collateral and Control Collateral, subject to the terms and conditions of this Section 3.2. Such Agent shall not have any obligation whatsoever to the other Secured Parties to assure that such Cash Collateral and Control Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person therein. The duties or responsibilities of such under this Section 3.2 are and shall be limited solely to holding or maintaining control of such Cash Collateral and Control Collateral as agent for the other Parties for purposes of perfecting the Lien held by the Secured Parties. Such Agent is not and shall not be deemed to be a fiduciary of any kind for any Secured Party or any other Person. Each Credit Party shall deliver all Control Collateral when required to be

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delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)       In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.

Section 3.3       Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4       Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. The Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. All proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5       No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6       Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of

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itself and each Junior Priority Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1         Application of Proceeds.

(a)       Revolving Nature of Certain First Lien Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) the [November] 2021 First Lien Credit Agreement [and the [    ]]13 includes (and future Additional Credit Facilities may include) a revolving commitment, that in the ordinary course of business the [November] 2021 First Lien Agent [and] certain [November] 2021 First Lien Lenders [, the [    ] Agent and certain [    ] Lenders]14 will (and any Additional Agent and Additional Creditors may) apply payments and make advances thereunder; (ii) the amount of the [November] 2021 First Lien Obligations [, [    ] Obligations]15 or Additional Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the [November] 2021 First Lien Obligations [, [    ] Obligations]15 or Additional Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the [November] 2021 First Lien Obligations [, [    ] Obligations]15 or Additional Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which the First Lien Agent [or] any First Lien Creditor [, the [    ] Agent or any [    ] Lenders]14 (or any Additional Agent or Additional Creditor) commences the Exercise of Secured Creditor Remedies, all amounts received by the First Lien Agent [or] any such First Lien Creditor [, the [    ] Agent or any [    ] Lenders]14 (or any such Additional Agent or Additional Creditor) shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any amendment, modification, supplement, extension, repayment, reborrowing, increase, renewal or restatement of the [November] 2021 First Lien Obligations, the [    ]1 [First/Second]2 Lien Obligations, or any Additional Obligations, or any portion thereof.

(b)       Application of Proceeds of Collateral. Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by any Agent in connection with any Exercise of Secured Creditor Remedies shall be applied subject to clause (e) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement), second, to the payment, on a pro rata basis, of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred,

third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred; and

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fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(c)       Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(d)       Turnover of Cash Collateral After Discharge. Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the [November] 2021 First Lien Borrower[, the [ ] First Lien Borrower]9 or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

(e)       Notwithstanding anything to the contrary in this Agreement, the Senior Priority Creditors hereby agree that solely as among the Senior Priority Creditors, (i) with respect to any Collateral for which a third party (other than a Senior Priority Creditor) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party an “Intervening Creditor”), the value of any Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment (as defined below) exists and (ii) the holders of each Series of Senior Priority Debt (and not any other Series of Senior Priority Debt) shall bear the risk of (A) any determination by a court of competent jurisdiction that (x) such Series of Senior Priority Debt is unenforceable under applicable law or is subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) such Series of Senior Priority Debt does not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (B) the existence at any time of any Collateral for any other Series of Senior Priority Debt with respect to which the holders of such Series of Senior Priority Debt do not hold a valid and perfected security interest or Lien at such time (any such condition referred to in the foregoing clause (A) or (B) with respect to any Series of Senior Priority Debt, an “Impairment” of such Series of Senior Priority Debt); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Senior Priority Obligations shall not be deemed to be an Impairment of any Series of Senior Priority Debt. In the event of any Impairment with respect to any Series of Senior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including, without limitation, the right to receive

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distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1(b) on a pari passu basis with the other Series of Senior Priority Debt) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Senior Priority Debt subject to such Impairment.

(f)       Notwithstanding anything to the contrary in this Agreement, the Junior Priority Creditors hereby agree that solely as among the Junior Priority Creditors, (i) with respect to any Collateral for which a third party (other than a Junior Priority Creditor) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party an “Intervening Creditor”), the value of any Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment (as defined below) exists and (ii) the holders of each Series of Junior Priority Debt (and not any other Series of Junior Priority Debt) shall bear the risk of (A) any determination by a court of competent jurisdiction that (x) such Series of Junior Priority Debt is unenforceable under applicable law or is subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) such Series of Junior Priority Debt does not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (B) the existence at any time of any Collateral for any other Series of Junior Priority Debt with respect to which the holders of such Series of Junior Priority Debt do not hold a valid and perfected security interest or Lien at such time (any such condition referred to in the foregoing clause (A) or (B) with respect to any Series of Junior Priority Debt, an “Impairment” of such Series of Junior Priority Debt); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Junior Priority Obligations shall not be deemed to be an Impairment of any Series of Junior Priority Debt. In the event of any Impairment with respect to any Series of Junior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1(b) on a pari passu basis with the other Series of Junior Priority Debt) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Junior Priority Debt subject to such Impairment.

Section 4.2         Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1         Notice of Acceptance and Other Waivers.

(a)      All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this

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Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.

(b)       None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2         Modifications to Senior Priority Documents and Junior Priority Documents.

(a)       Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)       change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)       subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

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(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)       exercise or refrain from exercising any rights against any Credit Party or any other Person;

(v)       retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vi)       otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b)       Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)       change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)       subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)       release its Lien on any Collateral or other Property;

(v)       exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)       subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)       otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c)       Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement,

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dated as of [        ], 20[ ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among [], in its capacities as administrative agent and collateral agent for the [November] 2021 First Lien Lenders to the [November] 2021 First Lien Credit Agreement, [ ], in its capacities as [administrative agent and collateral agent] for the [ ]1 [First/Second]2 Lien Lenders to the Second Lien Credit Agreement, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d)      Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)      change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)      subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)      amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)      release its Lien on any Collateral or other Property;

(v)      exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)      subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)      otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)        Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured

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Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)       change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)       retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)       release its Lien on any Collateral or other Property;

(v)       exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)       retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)       otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f)         The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the [November] 2021 First Lien Borrower[or the [ ] First Lien Borrower]9), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11.

(g)         Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise

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pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1         DIP Financing.

(a)       If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent or Senior Priority Creditors shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that (subject to the provisions of Section 6.9 hereof) it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and, to the extent the Liens securing the Senior Priority Obligations are subordinated to or pari passu with the Liens securing such DIP Financing, will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (x) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Agents and the Senior Priority Creditors on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Junior Priority Obligations (which Lien shall be subject to the provisions of Section 6.1(c)), provided that the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent or Junior Priority Creditor from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

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(b)         If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of [November] 2021 First Lien Obligations, and the [November] 2021 First Lien Agent or [November] 2021 First Lien Creditors shall seek to provide any Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each other Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that (subject to the provisions of Section 6.9 hereof) it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Senior Priority Agent securing the applicable Senior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and, to the extent the Liens securing the [November] 2021 First Lien Obligations are (1) subordinated to the Liens securing such DIP Financing, will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), and (ii) any “carve-out” for professional or United States Trustee fees agreed to by the [November] 2021 First Lien Agent, so long as (x) such Senior Priority Agent retains its Lien on the Collateral to secure the applicable Senior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to the Liens of the [November] 2021 First Lien Agent and the [November] 2021 First Lien Creditors on the Collateral securing the [November] 2021 First Lien Obligations and (z) if the [November] 2021 First Lien Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the [November] 2021 First Lien Obligations, each other Senior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Senior Priority Obligations (which Lien shall be subject to the provisions of Section 6.1(c)) or (2) pari passu to the Liens securing such DIP Financing, will confirm that such DIP Financing (and obligations related thereto) and any “carve-out” for professional or United States Trustee fees agreed to by the [November] 2021 First Lien Agent shall be treated as if they constituted “Senior Priority Obligations” hereunder with the Liens securing the foregoing obligations subject to the Lien priority set forth herein (including pursuant to Section 2.1), so long as (x) such Senior Priority Agent retains its Lien on the Collateral to secure the applicable Senior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are pari passu to the Liens of the [November] 2021 First Lien Agent and the [November] 2021 First Lien Creditors on the Collateral securing the [November] 2021 First Lien Obligations and (z) if the [November] 2021 First Lien Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the [November] 2021 First Lien Obligations, each other Senior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Senior Priority Obligations (which Lien shall be subject to the provisions of Section 6.1(c)); provided that the foregoing provisions of this Section 6.1(b) shall not prevent any Senior Priority Agent or Senior Priority Creditor from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(c)         All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1.

Section 6.2         Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to (i) seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent, or (ii) raise any objection or directly or indirectly support any objection to any motion for relief from the automatic stay or

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from any injunction against foreclosure or enforcement in respect of claims made by any Senior Priority Agent or any holder of Senior Priority Obligations.

Section 6.3         No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4         Asset Sales. Except as otherwise set forth in this Section 6.4, each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to or not otherwise opposed by the Senior Priority Agents of any Collateral pursuant to Section 363 of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as (i) the Senior Priority Agent or the Senior Priority Creditors do not request in the applicable motion to approve such sale a waiver of the rights of the Junior Priority Creditors under Section 363(k) of the Bankruptcy Code with respect to the Collateral and (ii) the proceeds of such sale are applied in accordance with this Agreement, or if not so applied, the Liens of the Junior Priority Agent in such Collateral shall attach to the proceeds of such disposition relative to the Liens of the Senior Priority Creditors as its Liens in such Collateral.

Section 6.5         Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are

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fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses, that are available from the Collateral for each of the Senior Priority Secured Parties (irrespective of whether a claim for such amounts is allowed or allowable in such Insolvency Proceeding), before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Credit Facility Creditors represented thereby, and any other Agent, on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Credit Facility Creditors.

Section 6.6         Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7         Senior Priority Obligations Unconditional. All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)         any lack of validity or enforceability of any Senior Priority Document;

(b)         any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c)         any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee or guaranty thereof;

(d)         the commencement of any Insolvency Proceeding in respect of the Borrower or any other Credit Party; or

(e)         any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8         Junior Priority Obligations Unconditional. All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents

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and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)         any lack of validity or enforceability of any Junior Priority Document;

(b)         any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)         any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(d)         the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e)         any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9         Adequate Protection. Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, fees, or expenses, or additional or replacement collateral, claims, or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of additional or replacement collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations; (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of additional or replacement collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations; and (c) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of a superpriority administrative expense claim, including a claim arising under Section 507(b) of the Bankruptcy Code, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that that each Senior Priority Agent shall also be granted a superpriority administrative expense claim, which shall be senior in all respects to any such superpriority administrative expense claim granted to the Junior Priority Agent with respect to the Collateral. Each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, agrees that it will not raise

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or directly or indirectly support any objection to the granting of any adequate protection to any Junior Priority Agent in the form of a junior Lien or superpriority administrative expense claim that is consistent with the terms of this Section 6.9.

Section 6.10         Reorganization Securities and Other Plan-Related Issues.

(a)         If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)         Each Junior Priority Agent and the other Junior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agent or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126(d) of the Bankruptcy Code.

(c)         Each Senior Priority Agent and the other Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.

Section 6.11         Certain Waivers.

(a)         The Junior Priority Agent, for itself and on behalf of the other Junior Priority Creditors, waives any claim any Junior Priority Creditor may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.

(b)         The Junior Priority Agent, on behalf of itself and the other Junior Priority Creditors, agrees that none of them shall (i) object, contest, or directly or indirectly support any other Person objecting to or contesting, any request by the Senior Priority Agent or any of the other Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to the Senior Priority Agent or any other Senior Priority Creditor under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(c)         So long as the Senior Priority Agent and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition Interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither the Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose, or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of postpetition interest, default interest, premiums, fees, or expenses.

ARTICLE VII

MISCELLANEOUS

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Section 7.1         Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2         Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3         Representations. The [November] 2021 First Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the [November] 2021 First Lien Facility Documentation to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the [•] 2021 First Lien Creditors. The [ ]1 [First/Second]2 Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the [ ]1 [First/Second]2 Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the [ ]1 [First/Second]2 Lien Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

Section 7.4         Amendments.

(a)         No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent. Notwithstanding the foregoing, (1) the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “[November] 2021 First Lien Credit Agreement” or “[ ]1 [First/Second]2 Lien Credit Agreement”, as applicable. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Borrower (regardless of whether any such Additional Agent or Additional

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Creditor ever becomes a Party or beneficiary hereof), and (2) the Company and the [November] 2021 First Lien Agent may, without the consent of any other Party hereto, amend this Agreement to delete Section 6.1(b). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, in each case in a manner adverse to such Credit Party, shall not be given such effect except pursuant to a written instrument executed by each affected Credit Party. Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “[November] 2021 First Lien Credit Agreement” and “[    ]1 [First/Second]2 Lien Credit Agreement” shall not be given effect except pursuant to a written instrument executed by the Borrower.

(b)         In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of the Senior Priority Agent, the Senior Priority Creditors, or any Credit Party with respect to the Collateral (including, subject to Section 2.4(b), the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors. The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5         Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

[November] 2021 First Lien Agent:

[                                          ]

[                                         ]

Attention: [                         ]

Facsimile: [                         ]

Telephone: [                         ]

with a copy (which copy shall not constitute notice) to:

[                                          ]

[                                         ]

Attention: [                         ]

Facsimile: [                         ]

Telephone: [                         ]

[        ]1 [First/Second]2 Lien Agent:

[                                         ]

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[                        ]

Attention: [      ]

Facsimile: [     ]

Telephone: [     ]

with a copy (which copy shall not constitute notice) to:

[                        ]

[                        ]

Attention: [      ]

Facsimile: [      ]

Telephone: [     ]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6         No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7         Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8         Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9         Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10         No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents and the Junior Priority Creditors, except as provided in the following sentence. No other Person shall be deemed to be a third-

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party beneficiary of this Agreement, except that each Credit Party shall be a third-party beneficiary of this Agreement solely for the purposes of Sections 7.4 and 7.11.

Section 7.11         Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)         The Borrower may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)         one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the [November] 2021 First Lien Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the [November] 2021 First Lien Agent, the [     ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement;

(ii)         at least five Business Days (unless a shorter period is agreed in writing by the Parties and the [November] 2021 First Lien Borrower) prior to delivery of the Additional Indebtedness Joinder, the [November] 2021 First Lien Borrower shall have delivered to the [November] 2021 First Lien Agent, the [     ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii)         the [November] 2021 First Lien Borrower shall have executed and delivered to the [November] 2021 First Lien Agent, the [     ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness;

(iv)         all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the [November] 2021 First Lien Agent, the [     ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement; and

(v)         no Event of Default shall have occurred and be continuing.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)         Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the [November] 2021 First Lien Agent, the [    ]1 [First/Second]2 Lien Agent and each other Additional Agent

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then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the [November] 2021 First Lien Agent, the [     ]1 [First/Second]2 Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)         In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the [November] 2021 First Lien Agent, the [     ]1 [First/Second]2 Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any [November] 2021 First Lien Collateral Documents, [     ]1 [First/Second]2 Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral, Cash Collateral, Senior Priority Common Mortgaged Collateral and Junior Priority Common Mortgaged Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12         Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act from time to time. Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13         Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party to pay any [November] 2021 First Lien Obligations, any [    ]1 [First/Second]2 Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14         Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15         Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

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Section 7.16         Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17         VENUE; JURY TRIAL WAIVER.

(a)         EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT AND (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION.

(b)         EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(c)         EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.18         Intercreditor Agreement. This Agreement is the Intercreditor Agreement referred to in the [November] 2021 First Lien Credit Agreement, the [    ]1 [First/Second]2 Lien Credit Agreement and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party

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(whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19         No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other [November] 2021 First Lien Facility Document, any other [     ]1 [First/Second]2 Lien Facility Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20         Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any [November] 2021 First Lien Facility Document, any [     ]1 [First/Second]2 Lien Facility Document or any Additional Document, the provisions of this Agreement shall govern.

Section 7.21         Information Concerning Financial Condition of the Credit Parties. Each Party hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the [November] 2021 First Lien Obligations, the [    ]1 [First/Second]2 Lien Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.22         Excluded Assets. For the avoidance of doubt, except as otherwise expressly set forth herein (including in Section 2.5), nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

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IN WITNESS WHEREOF, the [November] 2021 First Lien Agent, for and on behalf of itself and the [November] 2021 First Lien Creditors, and the [ ]1 [First/Second]2 Lien Agent, for and on behalf of itself and the [ ]1 [First/Second]2 Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ], in its capacity as [November] 2021 First Lien
Agent

By:
Name:
Title:

[ ], in its capacity as [ ]1 [First/Second]2 Lien
Agent

By:
Name:
Title:

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ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the [November] 2021 First Lien Agent, the [November] 2021 First Lien Creditors, the [ ]1 [First/Second]2 Lien Agent, the [ ]1 [First/Second]2 Lien Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided in Section 7.4 or Section 7.10.

CREDIT PARTIES:

HANESBRANDS INC.

By:
Name:
Title:

MFB INTERNATIONAL HOLDINGS S.À.R.L.

By:
Name:
Title:

HBI HOLDINGS AUSTRALASIA PTY LTD.

By:
Name:
Title:

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ALTERNATIVE APPAREL, INC.

By:
Name:
Title:

BA INTERNATIONAL, L.L.C.

By:
Name:
Title:

CC PRODUCTS LLC

By:
Name:
Title:

CEIBENA DEL, INC.

By:
Name:
Title:

EVENT 1 LLC

By:
Name:
Title:

GEARCO LLC

By:
Name:
Title:

GFSI HOLDINGS LLC

By:
Name:
Title:

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GFSI LLC

By:
Name:
Title:

GTM RETAIL, INC.

By:
Name:
Title:

HANES GLOBAL HOLDINGS U.S. INC.

By:
Name:
Title:

HANES JIBOA HOLDINGS, LLC

By:
Name:
Title:

HANES MENSWEAR, LLC

By:
Name:
Title:

HANESBRANDS DIRECT, LLC

By:
Name:
Title:

HANESBRANDS EXPORT CANADA LLC

By:
Name:
Title:

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HBI BRANDED APPAREL ENTERPRISES, LLC

By:
Name:
Title:

HBI INTERNATIONAL HOLDINGS U.S. INC.

By:
Name:
Title:

HBI SOURCING, LLC

By:
Name:
Title:

HBI WH MINORITY HOLDINGS, LLC

By:
Name:
Title:

INNER SELF LLC

By:
Name:
Title:

IT’S GREEK TO ME, INC.

By:
Name:
Title:

KNIGHTS APPAREL LLC

By:
Name:
Title:

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KNIGHTS HOLDCO LLC

By:
Name:
Title:

MAIDENFORM (BANGLADESH) LLC

By:
Name:
Title:

MAIDENFORM (INDONESIA) LLC

By:
Name:
Title:

MAIDENFORM BRANDS LLC

By:
Name:
Title:

MAIDENFORM INTERNATIONAL LLC

By:
Name:
Title:

MAIDENFORM LLC

By:
Name:
Title:

MF RETAIL LLC

By:
Name:
Title:

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PLAYTEX DORADO, LLC

By:
Name:
Title:

PLAYTEX INDUSTRIES, INC.

By:
Name:
Title:

SEAMLESS TEXTILES, LLC

By:
Name:
Title:

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EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of , 20 , among Hanesbrands Inc., a Maryland corporation (the “Parent Borrower”), MFB International Holdings S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 33-39, rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B 182.082 and a share capital of USD 1,082,489,958, HBI Holdings Australasia PTY LTD (formerly HBI Australia Acquisition Co. PTY LTD) (ACN 612 185 476) an Australian proprietary limited company, the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other banks and financial institutions party theretoby. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [            ], 20[            ], between [            ], in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “[November] 2021 First Lien Agent”) for the [November] 2021 First Lien Creditors, and [            ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacity, the “[            ]1 [First/Second]2 Lien Agent”) for the [            ]1 [First/Second]2 Lien Lenders.16 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of , 20 (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].17

Section 7.11         of the Intercreditor Agreement permits the Parent Borrower to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1         Representations and Warranties. The Parent Borrower hereby represents and warrants to the [November] 2021 First Lien Agent, the [            ]1 [First/Second]2 Lien Agent, and any Additional Agent that:

(1)         the Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement;

(2)         all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied; and

(3)         on the date hereof there does not exist, and after giving effect to the designation of such Additional Indebtedness there will not exist, any Event of Default.

Section 2         Designation of Additional Indebtedness. The Parent Borrower hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt].

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IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

HANESBRANDS INC.

By:
Name:
Title:

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EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                     , 20    , among Hanesbrands Inc., a Maryland corporation (the “Parent Borrower”), MFB International Holdings S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 33-39, rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B 182.082 and a share capital of USD 1,082,489,958, HBI Holdings Australasia PTY LTD (formerly HBI Australia Acquisition Co. PTY LTD) (ACN 612 185 476) an Australian proprietary limited company, the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other banks and financial institutions party theretoby, those certain Domestic Subsidiaries of the Parent Borrower from time to time party to the Intercreditor Agreement described below, [            ], in its capacities as administrative agent (together with its successors and assigns in such capacities, the “[November] 2021 First Lien Agent”)18 for the [November] 2021 First Lien Creditors, [            ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacities, the “[ ]1 [First/Second]2 Lien Agent”)19 for the [            ]1 [First/Second]2 Lien Lenders, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [            ], 20[ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among the [November] 2021 First Lien Agent, [and] the [            ]1 [First/Second]2 Lien Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of , 20[ ] (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].20

Section 7.11 of the Intercreditor Agreement permits the Parent Borrower to designate Additional Indebtedness under the Intercreditor Agreement. The Parent Borrower has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]21 hereby agrees with [November] 2021 the First Lien Agent, the [ ]1 [First/Second]2 Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1         Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]22 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

Section 2         Recognition of Claims. The [November] 2021 First Lien Agent (for itself and on behalf of the [•] 2021 First Lien Lenders), the [ ]1 [First/Second]2 Lien Agent (for itself and on behalf of the [ ]1 [First/Second]2 Lien Lenders) and [each of] the Additional Agent[s] (for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the [November] 2021 First Lien Agent, the [ ]1 [First/Second]2 Lien Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at

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all times be allocated among the Creditors as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the [November] 2021 First Lien Agent, the [ ]1 [First/Second]2 Lien Agent, any Additional Agent or any Creditor may be entitled or subject. The [November] 2021 First Lien Agent (for itself and on behalf of the [November] 2021 First Lien Creditors), the [ ]1 [First/Second]2 Lien Agent (for itself and on behalf of the [ ]1 [First/Second]2 Lien Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the [November] 2021 First Lien Obligations represented by the [November] 2021 First Lien Credit Agreement and the existence and validity of the [ ]1 [First/Second]2 Lien Obligations represented by the [ ]1 [First/Second]2 Lien Credit Agreement23 and (b) agree[s] to refrain from making or asserting any claim that the [November] 2021 First Lien Credit Agreement, the [ ]1 [First/Second]2 Lien Credit Agreement or other [November] 2021 First Lien Facility Documentation or [ ]1 [First/Second]2 Lien Facility Documentation,23 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3        Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4        Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

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EXHIBIT C

[[•] 2021 FIRST LIEN CREDIT AGREEMENT[            ]1 [FIRST/SECOND LIEN]2 CREDIT AGREEMENT] JOINDER

JOINDER, dated as of , 20 , among [ ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[November] 2021 First Lien Agent”)24 for the [November] 2021 First Lien Secured Parties, [ ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[            ]1 [First/Second]2 Lien Agent”)25 for the [ ]1 [First/Second]2 Lien Secured Parties, [list any previously added Additional Agent] [and insert name of additional [November] 2021 First Lien Secured Parties, [November] 2021 First Lien Agent, [ ]1 [First/Second]2 Lien Secured Parties or [ ]1 [First/Second]2 Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [            ], 20[ ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the [November] 2021 First Lien Agent26, [and] the [            ]1[First/Second]2 Lien Agent27 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of , 20[__] (the “Joining [[November] 2021 First Lien Credit Agreement][ [ ]1 [First/Second]2Lien Credit Agreement]”), among [list any applicable Credit Party], [list any applicable new [November] 2021 First Lien Secured Parties or new [            ]1 [First/Second]2 Lien Secured Parties, as applicable (the “Joining [[November] 2021 First][ [            ]1 [First/Second]2] Lien Secured Parties”)] [and insert name of each applicable Agent (the “Joining [[November] 2021 First][ [            ]1 [First/Second]2] Lien Agent”)].28

The Joining [[November] 2021 First][ [            ]1 [First/Second]2] Lien Agent, for itself and on behalf of the Joining [[November] 2021 First][ [ ]1 [First/Second]2]29 Lien Secured Parties, hereby agrees with the Company and the other Grantors, the [[November] 2021 First][ [ ]1 [First/Second]2] Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1        Agreement to be Bound. The [Joining [[November] 2021 First][ [ ]1 [First/Second]2] Lien Agent, for itself and on behalf of the Joining [[November] 2021 First][ [ ]1 [First/Second]2] Lien Secured Parties,]30 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [[November] 2021 First][ [ ]1 [First/Second]2] Lien Agent. As of the date hereof, the Joining [[November] 2021 First Lien Credit Agreement][ [ ]1 [First/Second]2] Lien Credit Agreement] shall be deemed [the][a] [[November] 2021 First Lien Credit Agreement][ [ ]1 [First/Second]2] Lien Credit Agreement] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2        Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [[November] 2021 First][ [            ]1 [First/Second]2] Lien Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3        Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

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[ADD SIGNATURES]

[1]	Insert month and year when this agreement is initially entered into (i.e., [•]).
[2]

Insert (i) “First,” if this Agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the [•] 2021 First Lien Credit Agreement or (ii) “Second,” if this agreement is initially entered into in connection with the incurrence of debt with Junior Lien Priority to the [•] 2021 First Lien Credit Agreement.

[3]	Describe the applicable Borrower.
[4]	Insert the section number of the negative covenant restricting Liens in the Initial [ ]1 [First/Second]2 Lien Credit Agreement.
[5]	Insert the section number of the definitions section in the Initial [ ]1 [First/Second]2 Lien Credit Agreement.
[6]	Insert the section number of the negative covenant restricting Indebtedness in the Initial [ ]1 [First/Second]2 Lien Credit Agreement
[7]	[Reserved].
[8]	[Reserved]
[9]	Include if this agreement is initially entered into in connection with the incurrence of Junior Priority Debt.
[10]	Include if this agreement is initially entered into in connection with the incurrence of Senior Priority Debt.
[11]	[Reserved].
[12]

Insert (i) “Senior,” if this agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the July 20l2 First Lien Credit Agreement or (ii) “Junior,” if this agreement is initially entered into in connection with the Junior Lien Priority to the [•] 2021 First Lien Credit Agreement.

[13]	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined term for such facility here.
[14]	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined terms for the parties to such agreement.
[15]	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined term for the Obligations with respect to such facility.
[16]	Revise as appropriate to refer to any successor [•] 2021 First Lien Agent or [ ]1 [First/Second]2 Lien Agent and to add reference to any previously added Additional Agent.
[17]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and my Additional Agent.
[18]	Revise as appropriate to refer to any successor [•] 2021 First Lien Agent.
[19]	Revise as appropriate to refer to any successor [ ]1 [First/Second]2 Lien Agent.
[20]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.
[21]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.
[22]	Revise references throughout as appropriate to refer to the party or parties being added.
[23]	Add references to any previously added Additional Credit Facility and related Additional Obligations as appropriate.
[24]	Revise as appropriate to refer to any successor [•] 2021 First Lien Agent.
[25]	Revise as appropriate to refer to any successor [ ]1 [First/Second]2] Lien Agent.
[26]	Revise as appropriate to describe predecessor [•] 2021 First Lien Agent or [•] 2021 First Lien Secured Parties, if joinder is for a new [•] 2021 First Lien Credit Agreement.
[27]	Revise as appropriate to describe predecessor [ ]1 [First/Second]2] Lien Agent or [ ] [First/Second]] Lien Secured Parties, if joinder is for a new [ ]1 [First/Second]2] Lien Credit Agreement.
[28]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
[29]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.
[30]	Revise references throughout as appropriate to refer to the party or parties being added.

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